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As filed with the Securities and Exchange Commission on September 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MQ ASSOCIATES, INC.
(Exact name of registrant as specified in charter)

Delaware	8071	52-2148018
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	4300 North Point Parkway Alpharetta, Georgia 30022 (770) 300-0101

        (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Gene Venesky
Chief Executive Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101

        (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:
Rosa A. Testani, Esq.
O'Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
(212) 326-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

12 1/4% Senior Discount Notes, Series B, due 2012	$136,000,000	62.676%	$85,239,785	$10,800(3)

(1)
The registration fee has been calculated pursuant to Rule 457 of the General Rules and Regulations under the Securities Act of 1933. Estimated solely for the purpose of calculating the registration fee.

(2)
The Proposed Maximum Aggregate Offering Price is based on the book value of the notes as of September 14, 2004, in the absence of a public market for them, in accordance with Rule 457(f)(2) of the General Rules and Regulations under the Securities Act.

(3)
The second prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which is an affiliate of MQ Associates, Inc. in connection with offers and sales related to market-making transactions of an indeterminate amount of MQ Associates, Inc., 12 1/4% Senior Discount Notes, Series B, due 2012. Pursuant to Rule 457(q) of the General Rules and Regulations under the Securities Act, no additional filing fee is required.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Registration Statement covers the registration of $136,000,000 aggregate principal amount at maturity of our 12 1/4% Senior Discount Notes, Series B, due 2012. These registered notes will be called the exchange notes. The exchange notes may be exchanged in the exchange offer for an equal aggregate principal amount at maturity of our outstanding 12 1/4% Senior Discount Notes, Series A, due 2012. The outstanding notes will be called the old notes. The old notes, together with the exchange notes, will be called the "notes." This Registration Statement also covers the registration of exchange notes for resale by J.P. Morgan Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer follows this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market-making transactions that may be made by J.P. Morgan Securities Inc., including an alternate front cover page, a section entitled "Risk factors—You cannot be sure that an active trading market will develop for the exchange notes" to be used in lieu of the section entitled "Risk factors—Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes" and alternate sections entitled "Use of proceeds," "Legal matters" and "Plan of distribution." In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) contained in the exchange offer prospectus: "Prospectus summary—Summary of the terms of the exchange offer," "Risk factors—If you do not participate in the exchange offer, you will continue to hold unregistered old notes that are subject to transfer restrictions," "Risk factors—If you plan to participate in a distribution of the exchange notes or if you are a broker-dealer, you will be required to comply with registration and/or prospectus delivery requirements in connection with any resale of the exchange notes," "The exchange offer," "Exchange and registration rights agreement" and "Certain federal income tax considerations—General" and "Certain federal income tax considerations—Exchange of an old note for an exchange note pursuant to this exchange offer." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 15, 2004

Prospectus

MQ Associates, Inc.

Offer to exchange all outstanding $136,000,000 principal amount at maturity of 12 1/4% Senior Discount Notes, Series A, due 2012 for 12 1/4% Senior Discount Notes, Series B, due 2012 which have been registered under the Securities Act of 1933

The exchange offer

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                         , 2004, unless we extend the offer.

The exchange notes

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us.

  •
  No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

  •
  The exchange notes will rank equally in right of payment to all of our existing and future senior debt and senior to all of our existing and future subordinated debt. The exchange notes will be effectively subordinated in right of payment to all of our existing and future secured debt, including our guarantee of debt under the senior credit facility, to the extent of the value of the assets securing such debt. In addition, the exchange notes will be structurally subordinated to all existing and future debt of our existing and future subsidiaries, including MedQuest, Inc.

  •
  Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

  •
  If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

        See "Risk factors" beginning on page 13 for a discussion of certain risks that you should consider before participating in this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                , 2004

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        MQ Associates, Inc. is a Delaware corporation. Our principal executive offices are located at 4300 North Point Parkway, Alpharetta, Georgia 30022, and our telephone number at that address is (770) 300-0101.

        In this prospectus, "we", "us", "our" and "MedQuest" refer to MQ Associates, Inc. and its subsidiaries, unless the context otherwise requires, and "MedQuest, Inc." refers to MedQuest, Inc., a wholly-owned subsidiary of MQ Associates, Inc.

        Until                        , 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

i

Disclosure regarding forward-looking statements

This prospectus includes "forward-looking statements" that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

  •
  general economic and business conditions, particularly an economic downturn;

  •
  healthcare industry trends;

  •
  increases in our leverage;

  •
  availability and terms of additional capital to fund our capital expenditure requirements;

  •
  restrictions imposed by our debt agreements;

  •
  our status as a holding company;

  •
  changes in, or the failure or inability to comply with, governmental regulations;

  •
  increases in the cost of compliance with laws and regulations, including regulations imposed by federal and state governments;

  •
  limitations and delays in reimbursement by third-party payors;

  •
  competition;

  •
  introduction of new technologies;

  •
  availability and retention of qualified personnel; and

  •
  costs of integrating future acquisitions.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

        All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ii

Summary

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under "Risk factors" and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making your investment decision.

The business

        We are a leading operator of independent, fixed-site, outpatient diagnostic imaging centers (each a "FIC") in the United States. Our centers provide diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology (fluoroscopy and x-ray), ultrasound, and mammography. We currently operate a network of 93 centers in 13 states primarily throughout the southeastern and southwestern United States. Of our centers, 26 are multi-modality (MRI, CT and other technologies), 34 are dual modality (MRI and CT) and 33 are MRI only.

        We believe that a key driver of our success is providing high quality service to referring physicians, patients and payors.

  •
  We serve our referring physicians' interests by providing them with (i) convenient scheduling for their patients, (ii) fast turnaround times for procedure results, (iii) high quality images and (iv) skilled and accessible radiologists.

  •
  We focus on providing excellent service to our patients by offering (i) flexible scheduling with extended operating hours, (ii) convenient center locations, (iii) short waiting times and (iv) a patient-friendly, non-clinical environment.

  •
  We provide a high level of service to our payors with (i) geographic coverage in local markets and (ii) high quality images and radiologist reports.

        Our organization is structured to provide high quality service tailored to each of our local markets. We empower our center managers to run our centers to meet the demands of local market conditions, while our corporate structure provides economies of scale, corporate training programs, standardized policies and procedures and sharing of best practices across our network. Each of our center managers is responsible for meeting our standards of patient service, managing relationships with local physicians and payors and maintaining profitability.

        Since 1997, we have grown our operations through a combination of same center growth, new center ("de novo") openings (49) and acquisitions (34). For the twelve months ended June 30, 2004, on a pro forma basis after giving effect to the issuance of the old notes, we had total net revenue of $265.6 million, operating costs and expenses of $229.4 million, income from operations of $36.2 million, net income of $6.5 million and EBITDA of $65.1 million.

Diagnostic imaging services industry

        We believe that the overall diagnostic imaging services market for both outpatient and inpatient services will continue to increase due to the following factors:

  •
  a broader acceptance by the physician and payor communities of diagnostic imaging procedures as a valuable, cost-effective and non-invasive diagnostic tool;

  •
  an expansion of applications for MRI, CT and other diagnostic imaging technologies;

  •
  the escalating demand for healthcare services from an aging population; and

  •
  an increasing emphasis on the role of preventative medicine.

        We also believe that the rate of growth in the FIC market will continue to outpace the growth of the overall diagnostic imaging market. We believe this growth will result primarily from referring physicians preferring FICs due to their convenient scheduling, fast turnaround of high quality images and reports and patients preferring FICs due to their greater convenience and less institutional settings.

Investment strengths

        Leading local market positions.    We strive to create strong networks of centers in all of our geographic markets which, when combined with our service-driven business model, enables us to build strong relationships with referring physicians and payors, attract and retain top radiologists and technicians and achieve economies of scale.

        Successful track record.    Since our inception in 1993, we have grown through a combination of same center growth, de novo development and acquisitions. We grow our existing centers by expanding referral sources, improving operating efficiencies and adding modalities. From January 1, 1998 through June 30, 2004, we have successfully added and integrated 80 centers to our network and have demonstrated our ability to improve their operational performance. We typically achieve positive cash flow, including corporate overhead, at our de novo centers within 12 months of opening.

        Diversified payor mix.    For the twelve months ended June 30, 2004, approximately 59.7% of our net revenue came from commercial payors, 23.8% from government payors, 6.1% from workers compensation and 10.4% from other sources, including co-payments and direct payments by patients. We have over 170 different contracts with commercial payors.

        Modern equipment base.    The average age of our MRI machines is 3.4 years as compared with the estimated useful life of seven years (excluding any upgrades which may extend the useful life), and the average age of our CT machines is 3.1 years as compared with the estimated useful life of seven years. Additionally, our rapid growth allows us to improve the effectiveness of our equipment fleet by placing existing machines in de novo centers (where appropriate) and then focusing our capital expenditures for new equipment with faster scan times on established, high volume facilities.

        Experienced and committed management team.    Gene Venesky and John K. Luke founded us in 1993. Mr. Venesky and Mr. Luke together have over 51 years of healthcare and financial experience. The other members of our executive management team have an average of over 14 years of healthcare and financial experience. Our executive management team has a comprehensive understanding of the diagnostic imaging industry, the dynamics of our local markets and the value of our differentiated approach. Our management owns approximately 30.0% of MQ Associates, Inc.'s capital stock (on a fully diluted basis). Both of our co-founders continue to be members of our executive management team and play an active role in our management.

Business strategy

        Our objective is to be the leading provider of outpatient diagnostic imaging services in the geographic markets we serve by:

        Providing high quality service to our customers.    Our business model is geared towards serving the needs of our three customers: (i) referring physicians; (ii) patients; and (iii) payors. Our staff is evaluated on customer service measures which include speed of procedure, accuracy and quality of images, customer experience "exit" surveys and financial performance.

  •
  Referring physicians:    We recognize that by providing convenient scheduling for patients, fast turnaround times for procedure results, high quality images and skilled and accessible radiologists, we enable our referring physicians to improve the quality and efficiency of their individual medical practices. We focus on developing relationships with referring physicians to increase patient volume and enable us to identify and respond quickly to local market needs. We also provide extended hours and extended days of operation to meet patient volume without significant delay. Our policy is to provide image turnaround and supporting radiologist reports within one business day after a procedure is performed.

  •
  Patients:    We strive to make the process of undergoing a diagnostic imaging procedure convenient and comfortable for our patients. Our customer service approach includes features that address our patients' needs, such as flexible scheduling with extended operating hours, convenient center locations, short waiting times and a patient-friendly, non-clinical environment.

  •
  Payors:    We believe that payors value our high-quality services, efficient operations, cost-effectiveness and scale. Our scale is particularly important to payors as it enables us to satisfy a significant number of their patients' needs. We seek to improve and expand our relationships with every significant payor group within the local markets we serve.

        Enhancing our local market presence.    We build concentrated groups of centers in the local markets we serve in order to build local market share. These groupings enable us to: (i) build a strong referral base, (ii) establish stronger relationships with commercial payors, (iii) attract and retain highly qualified radiologists and (iv) provide our patients with convenient locations that offer a range of imaging services. We look to deepen and expand our network by adding centers in our existing or neighboring geographic markets through de novo development and/or acquisitions until we become a leading provider of outpatient diagnostic imaging services in these markets.

        Growing our existing centers.    We generate attractive same center growth within our existing centers. We do so by extending hours and days of operation, adding modalities (progressing from MRI only to MRI and CT to multi-modality centers) and increasing imaging capacity through equipment upgrades and additional machines to meet the needs of our local markets. We also increase the performance of our centers through our focus on improving customer service and by implementing local sales and marketing programs to expand our referral sources.

        Expanding our network.    We expand our network of centers through de novo development and acquisitions, using a disciplined approach for evaluating and entering new geographic markets. We perform extensive due diligence before developing a de novo center or acquiring an existing center, including surveying local referral sources and radiologists, as well as, examining the demographics, reimbursement environment, competitive landscape and intrinsic demand of the geographic market. We only enter markets where: (i) there is sufficient patient demand for outpatient diagnostic imaging services, (ii) we believe we can gain sufficient market share, (iii) we can build key local referral relationships, and (iv) payors are receptive to our entry into the market.

The sponsor

        JPMorgan Partners, LLC ("JPMP") is a global partnership with approximately $15 billion in capital under management (as of June 30, 2004). It is a leading provider of private equity and has closed over 1,300 individual transactions since its inception in 1984. JPMP has approximately 120 investment professionals in nine principal offices throughout the world. JPMP is the private equity arm of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States.

Summary of the terms of the exchange offer

On August 24, 2004, in connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the agreement, we agreed to deliver to you this prospectus and to complete this exchange offer within 225 days after the date of original issuance of the old notes. You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

  •
  the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

  •
  the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreement; and

  •
  our obligation to pay additional interest on the old notes if this exchange offer is not consummated by April 6, 2005 at a rate of 1.0% per annum does not apply to the exchange notes.

The Exchange Offer
We are offering to exchange up to $136,000,000 aggregate principal amount at maturity of our 12 1/4% Senior Discount Notes, Series B, due 2012, which have been registered under the Securities Act, for up to $136,000,000 aggregate principal amount at maturity of our 12 1/4% Senior Discount Notes, Series A, due 2012, which were issued on August 24, 2004.
Resales
Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you
	•	are acquiring the exchange notes in the ordinary course of business, and
	•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of distribution."
Any holder of old notes who
	•	is our affiliate,
	•	does not acquire the exchange notes in the ordinary course of its business, or

•
tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tenders
This exchange offer will expire at 5:00 p.m., New York City time, on , 2004, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.
Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive. See "The exchange offer—Conditions to exchange offer."
Procedures for Tendering Old Notes
If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company ("DTC") and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
	•	any exchange notes that you receive will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not our "affiliate" as defined in Rule 405 under the Securities Act.
Guaranteed Delivery Procedures
If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The exchange offer—Guaranteed delivery procedures."
Effect on Holders of Old Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.
Consequences of Failure to Exchange
All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.
Certain United States Federal Income Tax Considerations
The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for United States federal income tax purposes. See "Certain United States federal income tax consequences."
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.
Exchange Agent
Wachovia Bank, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The exchange offer—Exchange agent."

Summary of the terms of the exchange notes

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled "Description of notes" in this prospectus.

Issuer	MQ Associates, Inc.
Exchange notes	$136,000,000 aggregate principal amount at maturity of 12 1/4% Senior Discount Notes, Series B, due 2012.
Maturity	August 15, 2012.
Issue price	62.337%
Interest
Prior to August 15, 2008, interest will accrue on the exchange notes in the form of an increase in the accreted value of such exchange notes at a rate of 12 1/4% per annum, calculated on a semi-annual basis. Thereafter, cash interest will accrue on the exchange notes at the rate of 12 1/4% per annum from August 15, 2008 and accrued cash interest will be payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2009.

Holders of old notes whose old notes are accepted for exchange in this exchange offer will not receive any payment in respect of interest on the old notes. Instead, holders of the old notes will receive exchange notes on the date of exchange equal in value to the accreted value of such old notes on the date of exchange.
Original issue discount
The old notes were, and the exchange notes will be, issued with original issue discount for United States federal income tax purposes. Thus, although cash interest will not be payable on the exchange notes prior to February 15, 2009, original issue discount will accrue from the issue date based on the yield to maturity of the notes and will generally be included in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States federal income tax consequences" in this prospectus.
Ranking	The exchange notes will be our unsecured, senior obligations and will:
• rank equally in right of payment to all our existing and future unsecured senior indebtedness;
• rank senior in right of payment to all our existing and future subordinated indebtedness;
•
be effectively subordinated in right of payment to all of our existing and future secured debt (including MQ Associates, Inc.'s guarantee of obligations under the senior credit facility) to the extent of the value of the assets securing such debt; and

	•	be structurally subordinated to all obligations, including trade payables, of our existing and future subsidiaries, including MedQuest, Inc.
At June 30, 2004, on a pro forma basis after giving effect to the issuance of the old notes:
•
we would have had approximately $157.2 million of senior indebtedness, of which $72.4 million would have been secured debt under MQ Associates, Inc.'s guarantee of the senior credit facility, and approximately $84.8 million would have consisted of the notes (which notes will accrete to $136.0 million principal amount at maturity);
	•	we would have had approximately $180.0 million of subordinated indebtedness consisting of our guarantee of the 11 7/8% senior subordinated notes issued by MedQuest, Inc.; and
•
our subsidiaries would have had total indebtedness and other liabilities of $291.7 million, of which $72.4 million would have been debt under the senior credit facility, and $180.0 million would have consisted of the 11 7/8% senior subordinated notes issued by MedQuest, Inc.
Optional Redemption
We may redeem up to 35% of the notes prior to August 15, 2007 using the proceeds of one or more equity offerings of our common stock at a redemption price of 112.25% of the accreted value of the notes. We may also at any time on or after August 15, 2005 and prior to August 15, 2008, redeem the notes if we experience specific kinds of changes of control at the redemption prices described under "Description of notes—Optional redemption—Optional redemption upon change of control" in this prospectus. Otherwise, we will not have the right to redeem the notes until August 15, 2008, on or after which we may redeem some or all of the notes at the redemption prices described under "Description of notes—Optional redemption—Optional redemption" in this prospectus.
Payment of Accrued Interest
We are required to make payments of accrued interest (whether in the form of an increase in the accreted value of the notes or otherwise) in amounts and at a time such that the notes will not be issued with "significant original issue discount" within the meaning of Section 163(i)(2) of the Internal Revenue Code of 1986, as amended. As such, we will pay by the end of the first accrual period ending after the fifth anniversary of the notes' issuance, an amount such that at no time during the continued term of the notes will there be accrued but unpaid interest on the notes exceeding an amount equal to the product of (i) the issue price of the notes (within the meaning of Sections 1273(b) and 1274(a) of the Internal Revenue Code of 1986, as amended) and (ii) the notes' yield to maturity. Moreover, we may make payments of accrued but unpaid interest to the holders of notes as of August 15, 2008, in addition to making the payment by the time described in the preceding sentence. Any payments made pursuant to this paragraph will reduce the accreted value and principal amount at maturity of the notes; however, the amount of such reduction of accreted value and principal amount at maturity of the notes will be the accreted value and principal amount at maturity of notes that we could have redeemed if we had instead applied such payments of accrued interest to make a partial redemption of the notes at the applicable redemption price described under "Description of notes—Optional redemption." In addition, all such payments will be made in accordance with the notice and other applicable provisions set forth in the indenture.

Mandatory Offer to Repurchase
If we sell certain assets or we experience specific kinds of changes of control, you will have the right to require us to repurchase all or any part of your notes at a purchase price in cash equal to 101.0% of the accreted value thereof, plus any accrued but unpaid interest to the date of the repurchase. See "Description of notes—Change of control." The senior credit facility restricts our ability to purchase any of the notes, which would include any purchase we may be required to make as a result of a change of control. We cannot assure you that we will be able to amend or obtain a waiver under the senior credit facility to permit the purchase of the notes or refinance the senior credit facility with lenders who will allow us to make the required purchases. Also, if a change of control were to occur, there can be no assurance that we will have sufficient funds to purchase any of the notes or be permitted under the terms of other agreements to purchase the notes. See "Risk factors" for a description of the possible effects if we are unable to purchase the notes upon a change of control.
Certain Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:
	•	incur additional indebtedness;
	•	pay dividends and repurchase our capital stock;
	•	make investments;
	•	incur liens;
	•	enter into transactions with our affiliates;
	•	dispose of assets;
	•	engage in mergers or consolidations;
	•	guarantee other indebtedness;
	•	enter into agreements that restrict dividends from subsidiaries;

•	enter into new lines of business; and
•	sell capital stock of our subsidiaries.
These covenants are subject to a number of important qualifications and limitations. See "Description of notes—Certain covenants" in this prospectus.

Risk factors

        You should carefully consider the information under the heading "Risk factors" and all other information in this prospectus before making an investment decision to participate in the exchange offer.

Summary consolidated financial information

The following table sets forth our summary consolidated historical financial data. The summary consolidated historical data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements, the unaudited consolidated financial statements and the related notes included elsewhere in this prospectus.

        The summary consolidated financial data for the fiscal years ended December 31, 2001, 2002 and 2003 have been derived from our financial statements, which have been audited by PricewaterhouseCoopers LLP. The summary consolidated financial data as of and for the six months ended June 30, 2003 and June 30, 2004 and the as adjusted twelve months ended June 30, 2004 have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year.

	Fiscal year ended December 31,						Six months ended June 30,				As adjusted twelve months ended June 30,
	2001		2002		2003		2003		2004		2004(1)
	(dollars in millions)
Statement of operations data:
Net revenues from services	$142.3		$203.4		$242.9		$115.4		$138.0		$265.6
Costs and expenses
Operating expenses, excluding depreciation	61.0		89.4		105.1		50.4		57.6		112.3
Marketing, general and administrative expenses	55.6		61.5		76.4		36.6		47.5		88.3
Depreciation and amortization(2)	17.5		23.9		28.3		14.2		15.6		29.7

Income from operations	8.2		28.6		33.1		14.2		17.3		35.3
Interest expense, net(3)	8.2		26.6		24.3		11.9		12.9		36.5
Equity in earnings of unconsolidated joint venture	—		—		—		—		(0.1)		(0.1)

Income before provision for income taxes	—		2.0		8.8		2.3		4.5		(1.1)
Provision (benefit) for income taxes	4.0		0.8		3.6		0.9		1.8		(0.4)
Minority interest in net income of consolidated subsidiaries	0.1		—		—		—		—		—

Net income (loss)	$(4.1)		$1.2		$5.2		$1.4		$2.7		$(0.7)

Other financial data:
Net cash and cash equivalents provided by operating activities	$20.3		$16.2		$30.7		$13.5		$12.8		$30.0
Net cash and cash equivalents used for investing activities	(60.1)		(50.6)		(34.5)		(12.9)		(21.2)		(42.8)
Net cash and cash equivalents provided by financing activities	42.9		32.3		7.3		(1.0)		4.1		10.4
EBITDA(4)	37.1		53.1		61.4		28.3		33.0		65.1
Capital expenditures:
Replacement	1.3		2.5		6.5		3.7		8.1		10.9
Expansion and acquisition of centers and de novo centers	58.8		50.3		26.1		13.1		16.0		29.0
Ratio of earnings to fixed charges(5)	1.0	x	1.1	x	1.3	x	1.2	x	1.3	x	1.0	x
Operating data:
Number of centers:
Total at beginning of period	43		66		77		77		85		81
Additional de novo	10		4		7		4		3		6
Additional acquired	13		7		1		—		2		3

Total at end of period	66		77		85		81		90		90

	June 30, 2004
	Actual	As Adjusted
Balance sheet data at June 30, 2004:
Cash and cash equivalents	$2.4	$2.4
Working capital(6)	48.2	48.2
Total assets	232.6	236.2
Total debt	253.7	338.5
Series A and B preferred stock	50.0	50.0
Total stockholders' deficit	(109.1)	(190.3)
(1)
Represents the financial data for the twelve months ended June 30, 2004, as adjusted for the issuance of the old notes and the application of the net proceeds therefrom as discussed under "Use of proceeds."

(2)
In adopting Statement of Financial Accounting Standards ("SFAS") 142, effective January 1, 2002, we no longer amortize goodwill and certificates of need. There was no impairment to goodwill and certificates of need as a result of the impairment test performed. Amortization expense for goodwill and certificates of need for the year ended December 31, 2001 was $0.9 million.

(3)
The as adjusted twelve months ended June 30, 2004 interest expense, net includes $11.1 million of non-cash charges consisting of accrued interest and amortization of debt issuance costs.

(4)
EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, other non-cash charges, success fees paid in connection with the Transactions and $2.1 million incurred in connection with certain legal proceedings related to the InMed litigation paid in December 2001 as described in "Certain relationships and related transactions." EBITDA has not been adjusted for $0.5 million, $2.7 million and $3.2 million of non-recurring legal expenses incurred during the fiscal year ended December 31, 2003, the six months ended June 30, 2004 and for the twelve months ended June 30, 2004, as adjusted. Management uses EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain covenants under the senior credit facility and indenture governing the notes and the indenture governing the 11 7/8% senior subordinated notes. Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of results of operations. Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor compliance with certain covenants under the senior credit facility and indenture governing the notes and the indenture governing the 11 7/8% senior subordinated notes. EBITDA does not represent and should not be considered as an alternative to net income, income from operations or cash flows from operating activities as determined by United States generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies.

The following table reconciles the difference between net income, as determined under United States of America generally accepted accounting principles, and EBITDA:

	Fiscal year ended December 31,			Six months ended June 30,		As adjusted twelve months ended June 30,
	2001	2002	2003	2003	2004	2004
	(dollars in millions)
Net income	$(4.1)	$1.2	$5.2	$1.4	$2.7	$(0.7)
Interest expense, net	8.2	26.6	24.3	11.9	12.9	36.5
Provision for income taxes	4.0	0.8	3.6	0.9	1.8	(0.4)
Depreciation and amortization	17.5	23.9	28.3	14.1	15.6	29.7
Success fees	—	0.6	—	—	—	—
Non-cash compensation	9.4	—	—	—	—	—
InMed litigation	2.1	—	—	—	—	—

EBITDA	$37.1	$53.1	$61.4	$28.3	$33.0	$65.1
(5)
Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and discount on the notes and (iii) an allocation of one-third of the rental expense from operating leases, which management considers to be a reasonable approximation of the interest factor of operating lease payments.

(6)
Working capital is defined as current assets minus current liabilities.

Risk factors

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this exchange offer.

Risks related to the notes

As a holding company, we will depend on our subsidiaries to service our obligations under the notes and our other indebtedness and our ability to repay the notes depends upon the performance of our subsidiaries and their ability to make distributions.

        MQ Associates, Inc. is a holding company with no significant assets other than ownership of 100% of the stock of MedQuest, Inc. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Because we conduct our operations through subsidiaries, we depend on those entities to pay dividends and make other payments in order to generate the funds necessary to meet our financial obligations, including payments of principal and interest on these notes. Legal and contractual restrictions in agreements governing current and future indebtedness, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The senior credit facility and the indenture governing the 11 7/8% senior subordinated notes significantly restrict MedQuest, Inc. and its subsidiaries from paying cash dividends or making other distributions or loans to us. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to make payments in respect of the notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit them to provide us with sufficient dividends, distributions, or loans to fund interest and principal payments on the notes offered hereby when due.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our existing and future subsidiaries.

        The old notes are not, and the exchange notes will not, be guaranteed by any of our subsidiaries. Any right that we have to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be structurally subordinated to the claims of that subsidiaries' creditors, including trade creditors and holders of debt of those subsidiaries.

        Our substantial level of indebtedness and limitations on our ability to incur additional debt could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        We are highly leveraged and our total indebtedness at June 30, 2004 was $253.6 million and our total indebtedness at August 24, 2004 was approximately $338.4 million based on the amount of debt we incurred with respect to the old notes. The following chart shows our level of indebtedness and certain other information on a pro forma basis at June 30, 2004 after giving effect to the issuance of the old notes and the application of net proceeds therefrom (assuming that all net proceeds are used to pay a dividend to our stockholders).

As adjusted June 30, 2004
(dollars in millions)
Old notes (net of discount)	$ 84.8
11 7/8 senior subordinated notes (net of discount)	176.6
Senior revolving credit facility	13.0
Tranche B term facility	59.4
Other	4.6

Total debt	338.4
Convertible preferred stock	50.0
Stockholders' deficit	(190.3)

			As adjusted
	Year ended December 31, 2003		Twelve months ended June 30, 2004
Ratio of earnings to fixed charges	1.3	x	1.0	x

        Our high degree of leverage, and covenants contained in the indenture governing the notes, the indenture governing the 11 7/8% senior subordinated notes and the senior credit facility that limit our ability to incur additional debt, could have important consequences for you, including the following:

  •
  They may limit our ability to obtain additional financing for working capital, capital expenditures, de novo center development, acquisitions of new centers, debt service requirements and general corporate or other purposes;

  •
  A substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

  •
  The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

  •
  Certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

  •
  They may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  We may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

  •
  fluctuations in interest rates;

  •
  increased operating costs;

  •
  changes in reimbursement rates;

  •
  trends in diagnostic imaging; and

  •
  regulatory developments.

        We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities or that future borrowings will be available under the senior credit facility in amounts sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. On a pro forma basis after giving effect to the issuance of the old notes, our required annual debt service in 2004 is expected to be approximately $0.6 million. See "Disclosure regarding forward-looking statements" and "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources."

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior credit facility and the indentures governing the notes and the 11 7/8% senior subordinated notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See "Description of other indebtedness" and "Description of notes."

Restrictive covenants in the indentures governing the notes and the 11 7/8% senior subordinated notes and the senior credit facility may adversely affect our ability to operate our business, and if we breach the covenants in our senior credit facility, the lenders may foreclose on their collateral.

        The indentures governing the notes and the 11 7/8% senior subordinated notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

  •
  incur additional debt or issue redeemable preferred stock;

  •
  incur liens;

  •
  redeem or repurchase capital stock or subordinated debt;

  •
  sell capital stock of our subsidiaries;

  •
  engage in transactions with affiliates;

  •
  make some types of investments or sell assets; or

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person.

        In addition, the senior credit facility contains restrictive covenants and requires MedQuest, Inc. and its subsidiaries to maintain specified financial ratios and satisfy other financial condition tests. Our subsidiaries' ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that they will continue to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility, the 11 7/8% senior subordinated notes and/or the notes. Upon the occurrence and continuation of an event of default under the senior credit facility, the lenders could elect to declare all amounts outstanding under the senior credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior credit facility. If the lenders under the senior credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior credit facility and our other indebtedness, including the notes. See "Description of other indebtedness."

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Certain of our borrowings, primarily borrowings under the senior credit facility, are at variable rates of interest and expose us to interest rate risk. At June 30, 2004, approximately $119.9 million of our total outstanding indebtedness of $253.7 million, or approximately 47%, was subject to variable rates of interest. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indenture governing the notes, the indenture governing the 11 7/8 senior subordinated notes and the senior credit facility), we could be in default under the terms of the agreements governing such indebtedness, including the senior credit facility and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed there under to be due and payable, together with accrued and unpaid interest, the lenders under the senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines we may in the future need to obtain waivers from the required lenders under the senior credit facility to avoid being in default. If we breach our covenants under the senior credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the senior credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of other indebtedness" and "Description of notes."

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101.0% of their accreted value. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds or because we may be contractually restricted under the terms of our other indebtedness from repurchasing all of the notes tendered by holders upon a change of control. In addition, the occurrence of a change of control also gives the holders of MedQuest, Inc.'s 11 7/8% senior subordinated notes, which are guaranteed by MQ Associates, Inc., the right to require MedQuest, Inc. to repurchase these notes. However, the senior credit facility would restrict our and MedQuest, Inc.'s ability to repurchase the notes and the 11 7/8% senior subordinated notes in the event of a change of control unless the senior credit facility is repaid in full. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the senior credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facility. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. Therefore, if an event occurs that does not constitute a "Change of Control," we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See "Description of other indebtedness" and "Description of notes—Change of control."

A change of control will constitute an event of default under the senior credit facility, which would permit the lenders to accelerate the maturity of the borrowings thereunder.

        The senior credit facility provides that a change of control will be an event of default that permits the lenders to declare all amounts outstanding under the senior credit facility to be immediately due and payable. If upon a change of control the lenders choose to accelerate the maturity of our borrowings under the senior credit facility and we are unable to repay the amounts due, the lenders under the senior credit facility could proceed against the collateral granted to them to the exclusion of holders of the notes, even if the change of control results in an event of default under the indenture. As stated above, we have pledged a significant portion of our assets as collateral under the senior credit facility. If the lenders under the senior credit facility accelerate the repayment of borrowings, we can not assure you that we will have sufficient assets remaining after we repay the indebtedness under the senior credit facility to pay all or any portion of the notes. See "Description of other indebtedness."

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

        We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. As of June 30, 2004, on a pro forma basis after giving effect to the issuance of the old notes, MedQuest, Inc. would have had borrowing availability under the senior credit facility, net of $0.6 million letters of credit, of approximately $66.4 million. All of those borrowings and our guarantee of such borrowings would be secured and effectively rank senior to the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

You will be required to pay United States federal income tax on accrual of original issue discount on the notes even if we do not pay cash interest.

        The old notes were, and the new notes will be, issued at a discount from their principal amount at maturity. Although there will be no periodic payments of cash interest on the notes prior to February 15, 2009, original issue discount (the difference between the stated redemption price at maturity, which for this purpose will include all stated interest on the notes, and the issue price of the old notes) will accrue from the issue date of the notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable, while noteholders will not be required to recognize any income upon receipt of stated interest payments on the notes. The amounts required to be included in income over the term of the notes in the aggregate will be equal to the difference between the stated redemption price at maturity and the issue price of the notes. See "Certain United States federal income tax consequences."

Federal and state fraudulent transfer laws permit a court to void the notes, and, if that occurs, you may not receive any payments on the notes.

        The issuance of the notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the notes, and, in the case of (2) only, one of the following is also true:

  •
  we were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

  •
  payment of the consideration left us with an unreasonably small amount of capital to carry on the business; or

  •
  we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

        If a court were to find that the issuance of the notes was a fraudulent conveyance, the court could void the payment obligations under the notes or further subordinate the notes to our presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to the notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

        Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets; or

  •
  the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes would not be subordinated to our other debt.

Your ability to receive payments on these notes is junior to those lenders who have a security interest in our assets.

        Our obligations under the notes are unsecured, but our obligations under our guarantee of borrowings under the senior credit facility are secured by a security interest in substantially all of our assets, which consist solely of 100% of the capital stock of MedQuest, Inc. If we are declared bankrupt or insolvent, or if we default under the senior credit facility, the lenders thereunder could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See "Description of other indebtedness."

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

        The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange, although we expect that they are eligible for trading in the PORTAL market. J.P. Morgan Securities, Inc. and Wachovia Capital Markets, LLC have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in the exchanges notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes.

        We are controlled by J.P. Morgan Partners, LLC which is an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers. As a result of this affiliate relationship, if J.P. Morgan Securities Inc. conducts any market making activities with respect to the exchange notes, J.P. Morgan Securities Inc. will be required to deliver a market making prospectus when effecting offers and sales of the exchange notes. For as long as a market making prospectus is required to be delivered, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, be dependent on our ability to maintain a current market making prospectus for its use. If we are unable to maintain a current market making prospectus, J.P. Morgan Securities Inc. may be required to discontinue its market making activities without notice.

If you do not participate in the exchange offer, you will continue to hold unregistered old notes that are subject to transfer restrictions.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and you will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

If you plan to participate in a distribution of the exchange notes or if you are a broker-dealer, you will be required to comply with registration and/or prospectus delivery requirements in connection with any resale of the exchange notes.

        If you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Similarly, if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

        We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

Risks related to government regulation of our business

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

        We are subject to extensive regulation at both the federal and state levels for those states in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

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  the federal Medicare and Medicaid Anti-Kickback Law;

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  federal and state billing and claims submission laws and regulations;

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  the federal Health Insurance Portability and Accountability Act of 1996;

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  the federal physician self-referral prohibition commonly known as the Stark Law and state equivalents of the Stark Law;

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  state laws that prohibit the practice of medicine by non-physicians and prohibit fee-splitting arrangements involving physicians; and

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  federal and state laws governing the diagnostic imaging equipment we use in our business concerning patient safety, equipment operating specifications and radiation exposure levels.

        If our operations are found to be in violation of any of the laws and regulations described in this risk factor or the other governmental regulations which govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any material penalties, damages, fines or curtailment of our operations, individually or in the aggregate, would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

        In addition, healthcare laws and regulations may change significantly in the future. We continuously monitor these developments and modify our operations from time to time as necessary and in response to the regulatory environmental changes. We cannot assure you, however, that any new heathcare laws or regulations will not adversely affect our business. We cannot assure you that a review of our business by judicial or regulatory authorities will not result in a determination that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

Providers in the healthcare industry have been the subject of federal and state investigations, and we have recently become subject to an investigation.

        Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, as well as their executives and managers. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring "qui tam" whistleblower lawsuits against companies. The Federal False Claims Act provides, in part, that an action can be brought against any person or entity who has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The government has taken the position that claims presented in violation of the federal anti-kickback law or Stark Law may be considered a violation of the Federal False Claims Act. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages sustained by the federal government. In addition, some states have adopted similar state whistleblower and false claims provisions.

        In February 2003, we received a request for documents from the United States Department of Justice regarding our billing and other practices. While we believe that we are in material compliance with applicable governmental laws and regulations, in the event that the United States government believes that any wrongdoing has occurred, we could be subject to fines and penalties and could be excluded from government reimbursement programs. However, substantive negotiations have progressed towards conclusion on this matter and management believes that this matter will not have a material adverse effect on our financial position and results of operations. Nevertheless, if we become the subject of similar investigations in the future by any federal or state government agency regarding our billing practices or any other aspect of our business, it could have a material adverse effect on our business, financial position and results of operations.

If we fail to comply with various licensure, certification and accreditation standards we may be subject to loss of licensure, certification or accreditation which would adversely affect our operations.

        Ownership, construction, operation, expansion and acquisition of diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning licensing of centers, personnel, other required certificates for certain types of healthcare centers and major medical equipment. In addition, free-standing diagnostic imaging centers that provide services independent of a physician's office must be enrolled by Medicare as an independent diagnostic testing facility to bill the Medicare program. Medicare carriers have discretion in applying the independent diagnostic testing facility requirements and therefore the application of these requirements may vary from jurisdiction to jurisdiction. We may not be able to receive the required regulatory approvals for any future acquisitions, expansions or replacements, and the failure to obtain these approvals could limit the opportunity to expand our services.

        Our facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensure and certification. If any facility loses its certification under the Medicare program, then the facility will be ineligible to receive reimbursement from the Medicare and Medicaid programs. For the year ended December 31, 2003 and the twelve months ended June 30, 2004, approximately 24.3% and 23.2%, respectively, of our net revenue generated at our diagnostic imaging centers was derived from government sponsored healthcare programs (principally Medicare and Medicaid). A change in the applicable license or enrollment status of one of our facilities could adversely affect our other facilities and in turn us as a whole. We intend to conduct our operations in compliance with current applicable federal, state, and local law and we monitor developments in healthcare law so that we can modify our operations from time to time as the business and regulatory environment changes.

Our inability to obtain certificates of need as well as the application of state certificate of need regulations could harm our business and financial results.

        Some states require a certificate of need ("CON") or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services. Five of the 13 states in which we operate require a CON and more states may adopt similar licensure frameworks in the future. Accordingly, in states where CONs are required without any de minimus exceptions, we must obtain a new CON before we can acquire an additional MRI or CT diagnostic imaging system to expand the services that we provide at an existing center. In many cases, a limited number of these certificates are available in a given state. For the year ended December 31, 2003 and the twelve months ended June 30, 2004, $164.5 million, or approximately 67.7%, and $190.9 million, or approximately 69.1%, respectively, of our net revenue was generated in states in which a CON is required. If we are unable to obtain the applicable CON or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

        From time to time, challenges have been made, and may continue to arise, with respect to the application of a state's CON laws to our facilities. If we are unable to succeed against challenges to our CONs (or exemptions therefrom), we may be limited or precluded from continuing our operations in the relevant jurisdictions.

        Conversely, states in which we have obtained a CON may repeal existing certificate of need regulations or liberalize exemptions from the regulations. The repeal of CON regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

If we fail to successfully implement and integrate our information systems at our facilities, we could suffer penalties, be required to make significant changes to our operations and have our cash flows negatively affected.

        The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") required the Department of Health and Human Services to adopt standards to protect the security and privacy of health related information. Although the Department of Health and Human Services issued proposed rules in 1998 concerning the security standards, final rules were not adopted until February 20, 2003. The security standards contained in the final rules do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require health plans, healthcare clearinghouses and healthcare providers to comply with certain minimum security procedures in order to protect data integrity, confidentiality, and availability.

        With respect to the privacy standards, the Department of Health and Human Services published final rules in December of 2000. However, on August 14, 2002, the Department of Health and Human Services published final modifications to the privacy standards. The final modifications eliminated the need for patient consent when the protected health information is disclosed for treatment payment issues or health care operations. In addition, the final modifications clarified the requirements related to authorizations, marketing and minimum necessary disclosures of information. All healthcare providers were required to be compliant with the new federal privacy requirements no later than April 14, 2003. We believe we are in material compliance with existing state and federal law relating to patient privacy.

        The HIPAA privacy standards contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by the HIPAA privacy regulations can result in the following fines and/or imprisonment: (i) civil money penalties for HIPAA privacy violations are $100 per incident, up to $25,000, per person, per year, per standard violated; (ii) a person who knowingly and in violation of the HIPAA privacy regulations obtains individually identifiable health information or discloses individually identifiable health information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (iii) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (iv) if the offense is done with the intent to sell, transfer, or use individually identifiable health information for commercial advantage, personal gain, or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.

        HIPAA also required the Department of Health and Human Services to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Although these standards were to become effective October 2002, Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. We believe we are in material compliance with the HIPAA electronic transaction standards.

Risks related to our business

Changes in the rates or methods of third-party reimbursements for diagnostic imaging and therapeutic services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenue and harm to our financial position.

        We derive a majority of our revenue from direct billings to patients and third-party payors such as Medicare, Medicaid and private health insurance companies. As a result, any changes in the rates or methods of reimbursement for the services we provide would have a significant adverse impact on our net revenue and financial results.

        In 2001, the Medicare program announced a reduction in virtually all services reimbursed under the Medicare physician fee schedule (including diagnostic imaging services we provide), resulting in an approximately 11.0% reduction in 2002 for the services that we render. Fee reimbursements were increased by 1.6% in February 2003 for procedures performed on or after March 1, 2003 and were subsequently increased by 4.5% effective January 1, 2004. Medicare reimbursement represented 18.8% of our net revenue for the year ended December 31, 2003 and 17.7% of our net revenue for the six months ended June 30, 2004. To the extent that commercial payors with which we contract base their payments for diagnostic imaging services on the Medicare reimbursement levels, any reduction in

Medicare reimbursement rates will result in a corresponding reduction in reimbursement from our commercial payors. Similarly, any change in commercial payor reimbursement rates may result in a corresponding change in reimbursement rates with other commercial payors. Future Medicare physician fee schedules may further reduce the payments we receive for our services. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which we can obtain reimbursement or the amounts reimbursed to us or our clients for services provided by us.

Our revenue may fluctuate or be unpredictable and this may harm our financial results.

        The amount and timing of revenue that we may derive from our business will fluctuate based on:

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  variations in the number of days our accounts receivable are outstanding; and

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  changes in the number of days of service we can offer with respect to a given diagnostic imaging or therapeutic system due to equipment malfunctions or the seasonal factors discussed below.

        In addition, we experience seasonality in the sale of our services. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. Fourth quarter revenue is typically lower than that from the first, second and third quarters. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the fourth quarter. As a result, our revenue may significantly vary from quarter to quarter, and our quarterly results may be below market expectations. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results.

Our centers depend on physician referrals and contractual arrangements with insurance carriers for their business.

        Our centers are principally dependent on our ability to attract referrals from physicians and other healthcare providers representing a variety of specialties. Our eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient's health plan. We currently have over 170 different contracts with commercial payors for diagnostic imaging services provided at our centers, primarily on a discounted fee-for-service basis. Consistent with industry standards, a substantial number of our payor contracts permit payors to unilaterally change their fee schedules that are used to determine the amounts we are reimbursed. A significant decline in referrals through the loss of contracts with commercial payors or otherwise would have a material adverse effect on our business, financial condition and results of operations.

A failure to meet our capital expenditure requirements can adversely affect our ability to build and maintain our business.

        We operate in a capital intensive, high fixed-cost industry that requires significant amounts of capital to fund operations, particularly the initial start-up and development expenses of de novo centers, or new operations, and the acquisition of additional businesses and new imaging equipment. As the technology used in diagnostic imaging continues to advance, and as we continue to open or acquire new centers, our capital expenditures will continue to increase. We incur capital expenditures to, among other things:

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  open de novo centers and acquire centers;

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  upgrade our imaging equipment and software;

The exchange offer

Purpose and effect of this exchange offer

        We have entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to have this exchange offer consummated by April 6, 2005. The old notes were issued on August 24, 2004.

        Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until the earlier of (a) the date on which, in the written opinion of our counsel, all outstanding old notes held by persons that are not our affiliates may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision thereto and (b) such time as all of the old notes have been sold thereunder. These circumstances include:

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  because of any change in current law or prevailing interpretations of the staff of the SEC, we are not permitted to effect this exchange offer;

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  this exchange offer is not completed by April 6, 2005; or

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  any of the initial purchasers of old notes who is not able to participate in this exchange offer so requests in writing.

        If we fail to comply with our obligations under the registration rights agreement to have this exchange offer completed by April 6, 2005, we will be required to pay additional interest to holders of the old notes.

        Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

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  that any exchange notes to be received by it will be acquired in the ordinary course of its business;

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  that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

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  that it is not an "affiliate," as defined in Rule 405 under the Securities Act, of ours;

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  if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

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  if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of exchange notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

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  such exchange notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in the distribution of such exchange notes.

        Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

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  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of distribution" for more details regarding these procedures for the transfer of exchange notes.

Terms of this exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to consummate the exchange offer of, if required, cause to become effective a shelf registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

        This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

        As of the date of this prospectus, $136,000,000 aggregate principal amount at maturity of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

        We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

        We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Certain conditions to this exchange offer."

        Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled "—Fees and expenses" below for more details regarding fees and expenses incurred in this exchange offer.

Expiration date; extensions; amendments

        This exchange offer will expire at 5:00 p.m., New York City time on            , 2004, unless in our sole discretion, we extend it.

        In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any old notes;

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  to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "—Certain conditions to this exchange offer" have not been satisfied, by giving oral or written notice of such deal, extension or termination to the exchange agent; or

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  subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain conditions to this exchange offer

        Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  •
  the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934, as amended, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

        In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

  •
  the representations described under "—Purpose and effect of this exchange offer", "—Procedures for tendering" and "Plan of distribution", and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

        We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

        In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for tendering

        Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

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  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

        In addition, either:

  •
  the exchange agent must receive old notes along with the letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "—Exchange agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

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  make appropriate arrangements to register ownership of the old notes in such owner's name; or

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  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, unless the old notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

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  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

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  such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

  •
  old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

  •
  the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of ours.

Book-entry transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

        Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

    —setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

    —stating that the tender is being made thereby; and

    —guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

        Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "—Exchange agent", or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  •
  where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validity tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for tendering" above at any time on or prior to the expiration date.

Exchange agent

        Wachovia Bank, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Overnight Delivery, Registered or Certified Mail:
Wachovia Bank, National Association
Corporate Trust Group, NC1153
1525 W. W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28262-8522
Attn: Marsha Rice	By Facsimile Transmission (for eligible institutions only): (704) 590-7628 Attn: Marcia Rice To Confirm by Telephone or for Information Call: (704) 590-7413 Corporate Trust Department
For Delivery by Hand: Wachovia Bank, National Association Corporate Trust Group, NC1153 1525 W. W.T. Harris Blvd., 3C3 Charlotte, North Carolina 28262-8522 Attn: Marsha Rice

        Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        Our expenses in connection with this exchange offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer taxes

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  •
  tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

        Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

        Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the issuance of the old notes.

        In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  could not rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting treatment

        We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the direct incremental expenses of this exchange offer as debt issuance costs. The exchange offer is being completed as a result of a requirement in the indenture and the registration rights agreement entered into at the time of the original issuance of the old notes and, as such, is a continuation of the debt issuance costs of the original notes issuance. Incremental costs will consist of attorney and accounting fees incurred as a result of completing this exchange offer and will be capitalized as debt issuance costs and amortized over the life of the notes.

Other

        Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

Use of proceeds

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount at maturity, which will be cancelled and as such will not result in any increase in our indebtedness. The estimated net proceeds from the issuance of old notes, were used to pay a dividend to our stockholders, pro rata based on the number, series and class of shares of our capital stock held by them and to make distributions to those employees of ours that hold options to purchase our capital stock. We expect to record additional compensation expense of approximately $1.0 million in the third quarter of 2004 as a result of such distributions to our employees that hold options.

Capitalization

The following table sets forth our capitalization as of June 30, 2004 on an actual basis and on an as adjusted basis after giving effect to the issuance of the old notes and the application of the net proceeds therefrom. This table should be read in conjunction with our historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	June 30, 2004
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$2.4	$2.4

Long-term debt (including current portion thereof):
Obligations under capital leases	$4.6	$4.6
Senior revolving credit facility	13.0	13.0
Tranche B term facility	59.4	59.4
11 7/8% senior subordinated notes, series B, due 2012 (net of discount)	176.6	176.6
12 1/4% senior discount notes due 2012 (net of discount)	—	84.8

Total debt	253.6	338.4
Redeemable preferred stock:
Series A Convertible(1)	35.0	35.0
Series B Convertible(1)	15.0	15.0
Stockholders' deficit:
Common stock	0.1	0.1
Other stockholders' deficit(2)	(109.2)	(190.4)

Total stockholders' deficit(2)	(109.1)	(190.3)

Total capitalization	$194.5	$198.1

(1)
The Series A preferred stock and the Series B preferred stock are redeemable at the option of the holders with the proceeds from the completion of a public offering resulting in proceeds of at least $50.0 million.

(2)
The as adjusted stockholders' deficit reflects application of the estimated net proceeds of the issuance of the old notes as discussed under "Use of proceeds."

Selected historical financial data

The following table sets forth our selected historical consolidated financial data and other data. The selected consolidated historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to "Management's discussion and analysis of financial condition and results of operations" and the audited consolidated financial statements, unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1999, 2000 and 2001 and for the fiscal years ended December 31, 1999 and 2000 have been derived from the audited financial statements of MQ Associates, Inc., which are not included herein. The selected consolidated financial data as of December 31, 2002 and 2003 and for the fiscal years ended December 31, 2001, 2002 and 2003 have been derived from the financial statements of MQ Associates, Inc., which have been audited by PricewaterhouseCoopers LLP. The selected consolidated financial data as of and for the six months ended June 30, 2003 and June 30, 2004 have been derived from the unaudited consolidated financial statements of MQ Associates, Inc. In the opinion of our management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year.

	Fiscal year ended December 31,					Six months ended June 30,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in millions)
Statement of operations data:
Net revenues from services	$56.7	$85.9	$142.3	$203.4	$242.9	$115.4	$138.0
Costs and expenses:
Operating expenses, excluding depreciation and amortization	25.0	35.6	61.0	89.4	105.1	50.4	57.6
Marketing, general and administrative expenses	17.3	25.6	55.6	61.5	76.4	36.6	47.5
Depreciation and amortization(1)	9.2	11.2	17.5	23.9	28.3	14.2	15.6

Income from operations	5.2	13.5	8.2	28.6	33.1	14.2	17.3
Interest expense, net	4.1	4.8	8.2	26.6	24.3	11.9	12.9
Equity in earnings of unconsolidated joint venture	—	—	—	—	—	—	(0.1)

Income before provision for income taxes	1.1	8.7	—	2.0	8.8	2.3	4.5
Provision (benefit) for income taxes(2)	(0.3)	3.4	4.0	0.8	3.6	0.9	1.8
Minority interest in net income of consolidated subsidiaries	—	0.1	0.1	—	—	—	—

Net income (loss)	$1.4	$5.2	$(4.1)	$1.2	$5.2	$1.4	$2.7

Other financial data:
Net cash and cash equivalents provided by operating activities	$7.1	$12.0	$20.3	$16.2	$30.7	$13.5	$12.8
Net cash and cash equivalents used in investing activities	(11.6)	(15.0)	(60.1)	(50.6)	(34.5)	(12.9)	(21.2)
Net cash and cash equivalents provided by (used in) financing activities	3.6	3.0	42.9	32.3	7.3	(1.0)	4.1
Capital expenditures:
Replacement	0.6	0.8	1.3	2.5	6.5	3.7	8.1
Expansion and acquisition of centers and de novo centers	11.0	14.2	58.8	50.3	26.1	13.1	16.0
Ratio of earnings to fixed charges(3)	1.2x	2.6x	1.0x	1.1x	1.3x	1.2x	1.3x
Balance sheet data (at period end):
Cash and cash equivalents	$2.3	$2.3	$5.4	$3.2	$6.7	$2.8	$2.4
Working capital(4)	(2.0)	0.8	(4.6)	35.0	45.2	36.6	48.2
Total assets	51.4	72.9	137.3	198.4	223.5	205.3	232.6
Total debt	46.1	58.1	115.6	238.9	249.7	241.6	253.7
Redeemable preferred stock	18.8	79.3	105.3	50.0	50.0	50.0	50.0
Total stockholders' deficit(5)	(20.6)	(75.9)	(105.4)	(118.2)	(111.8)	(116.8)	(109.1)
Operating data:
Number of centers:
Balance, beginning of period	20	33	43	66	77	77	85
Additional de novo	12	5	10	4	7	4	3
Additional acquired	1	5	13	7	1	—	2

Balance, end of period	33	43	66	77	85	81	90

(1)
In adopting SFAS 142, effective January 1, 2002, we no longer amortize goodwill and certificates of need. There was no impairment to goodwill and certificates of need as a result of the impairment test performed. Amortization expense for goodwill and certificates of need for the years ended December 31, 1999, 2000 and 2001 was $0.3 million, $0.6 million and $0.9 million, respectively.

(2)
During 1999 we were an S-corporation from January 1st through October 7th. Therefore, no federal income taxes were provided for during this period.

(3)
Earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and discount on the notes and (iii) an allocation of one-third of the rental expense from operating leases, which management considers to be a reasonable approximation of the interest factor of operating lease payments.

(4)
Working capital is defined as current assets minus current liabilities.

(5)
On March 30, 2001, TA Associates, Inc. made its second equity purchase and first subordinated debt loan to us. As of March 31, 2001, none of these funds had been used to repurchase a portion of the shares from the two founders. The repurchase took place in April, 2001 and a portion of the shares held by our co-founders were repurchased for $18.8 million. Such repurchase was accounted for as a $19.9 million reduction to stockholders' equity. The increase in 1999 and 2000 reflects accretion to the redemption value of the redeemable preferred stock of MQ Associates.

Management's discussion and analysis of
financial condition and results of operations

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes which appear elsewhere in this prospectus. This section contains certain "forward-looking statements" within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under "Disclosure regarding forward-looking statements" and "Risk factors" and elsewhere in this prospectus.

Overview

        We are a leading operator of FICs in the United States. We currently operate a network of 93 centers in 13 states primarily throughout the southeastern and southwestern United States of America. From 2001 to 2003, on average, 72.2% of our net revenue was derived from MRI services and 14.2% of our net revenue was derived from CT services. For the six months ended June 30, 2004, approximately 70.2% of our net revenue was derived from MRI services and approximately 16.3% was derived from CT services. The remainder of our revenue was derived from nuclear medicine, general radiology (fluoroscopy and x-ray), ultrasound and mammography services.

        Our revenue is generated by providing patient services. Generally, we directly bill patients or third-party payors (e.g. Medicare, Medicaid, commercial payors and workers compensation funds) on a fee-for-service basis. For the year ended December 31, 2003, approximately 56.0% of our net revenue came from commercial payors, 24.3% from government payors, 6.5% from workers compensation and 13.2% from other sources, including payments made directly by patients. For the six months ended June 30, 2004, approximately 61.4% of our net revenue came from commercial payors, 23.2% from government payors, 7.0% from workers compensation and 8.4% from other sources, including payments made directly by patients. Additionally, we have entered into purchase service agreements with physicians through which we provide diagnostic imaging services to a physician's patients for a set fee which is paid by the physician, who then directly bills payors. These purchase service agreements represented approximately 8.8% of our net revenue for the year ended December 31, 2003, and approximately 7.0% of our net revenue for the six months ended June 30, 2004, and were reflected as revenue from commercial payors, workers compensation and other sources. We have over 170 different contracts with commercial payors. Each of these contracts is renegotiated every two years. These contracts describe the negotiated fees to be paid by each payor for the diagnostic imaging services we provide to their members (our patients).

        The principal components of our operating costs, excluding depreciation and amortization, are compensation paid to radiologists, technologists and transcriptionists, annual equipment maintenance costs, medical supplies, real estate rental expenses and equipment rental costs (which include rental costs for mobile units and operating expenses for certain equipment). Operating costs excluding depreciation and amortization, as a percentage of net revenue, have increased from 42.9% for the year ended December 31, 2001 to 43.3% for the year ended December 31, 2003. This increase was primarily the result of a increase in our radiologists, technologists and repairs and maintenance costs. Operating costs excluding depreciation, as a percentage of net revenue, decreased from 43.7% for the six months ended June 30, 2003 to 41.7% for the six months ended June 30, 2004. The decrease was primarily the result of a decrease, as a percentage of net revenues, in radiologist, technologists and repairs and maintenance costs.

        The principal components of our marketing, general and administrative ("MG&A") expenses are compensation paid to center managers, marketing managers, billers, collectors and other administrative personnel, marketing costs, business development expenses, corporate overhead costs and bad debt expense. MG&A costs, as a percentage of net revenue, have decreased from 39.0% for the year ended December 31, 2001 to 34.4% for the six months ended June 30, 2004.

        MG&A costs included certain one-time charges incurred in fiscal 2001 related to non-cash compensation and the InMed litigation. The InMed litigation relates to a judgment returned against us in the amount of $2.1 million during the year ended December 31, 2001. This judgment is currently under appeal; however, we were indemnified in this matter by the management stockholders as part of the recapitalization transaction.

        After considering the effects of these one-time charges, MG&A costs increased by 0.4% between the comparison periods. This increase was primarily the result of an addition of certain middle management and other support level employees in the areas of finance, compliance, operations and information technology to support future anticipated revenue growth.

        From 2001 to 2003, for our centers that were in operation for 24 months or longer preceding the end of the period, we have increased average daily scan volumes across all of our modalities by 40.8%. Our average daily scan volume per machine for our MRI machines and CT machines increased at compound annual growth rates of 5.0% and 15.3%, respectively.

        The average fee per scan for MRI and CT increased by 5.0% and 1.7%, respectively, from fiscal 2002 to 2003 and declined 3.8% and 1.8%, respectively, from fiscal 2001 to fiscal 2002, in each case due to pricing variations among the geographic markets we serve and competition. Medicare payments for most diagnostic imaging services covered by Medicare were increased by 4.5% for fiscal 2004, increased by 1.6% for services performed after March 1, 2003 and decreased by approximately 11.0% for fiscal 2002. To the extent that commercial payors with which we contract base their payments for diagnostic imaging services on current Medicare reimbursement levels, any change in Medicare reimbursement rates will result in a corresponding change in reimbursement from our commercial payors.

        Our growth has come from same center revenue, de novo development and strategic acquisitions. We increase our same center revenue by attracting new referring physicians, extending hours of operations, managing our scan and payor mix and adding capacity and modalities to meet local market needs. De novo development generally comes through expansion within our local markets. Strategic acquisitions allow us to quickly enter new markets as well as round out our regional networks of existing centers.

Significant acquisition

        On September 1, 2001, one of our subsidiaries purchased the centers owned and operated by AMI Outpatient Services, Ltd. for a total purchase price of $18.6 million. In addition, this subsidiary agreed to pay an earn-out to the extent that the net revenue at six of the centers acquired from AMI, less the amount of any contractual adjustments, refunds and bad debt expense, exceeds certain thresholds. Net revenue is calculated for the twelve month periods ending August 31, 2002, 2003 and 2004, respectively. The maximum earn-out payable for each applicable twelve month period is $0.7 million. The earn-out paid was $0.2 million and $0.5 million for the periods ended August 31, 2002 and 2003, respectively. The business acquired by us from AMI constitutes a "significant subsidiary" as that term is used in Regulation S-X based on the amount of our investment compared to our total assets.

        Net revenues for AMI amounted to $26.1 million, $21.8 million and $6.5 million for the years ended December 31, 2003, 2002 and the four months ended December 31, 2001, respectively. These net revenue amounts represented 10.7%, 10.7% and 11.7% of our consolidated net revenues for the respective periods.

        Operating income for AMI amounted to $7.3 million, $3.6 million and $1.0 million for the years ended December 31, 2003, 2002 and the four months ended December 31, 2001, respectively. These operating income amounts represented 11.0%, 12.5% and 20.6% of our consolidated operating income for the respective periods.

        Net income (loss) for AMI amounted to $4.0 million, $(0.1) million and $0.3 million for the years ended December 31, 2003, 2002 and the four months ended December 31, 2001, respectively. These net income (loss) amounts represented 54.6%, (11.7)% and 58.0% of our consolidated net income for the respective periods. AMI's net loss during the year ended December 31, 2002 was primarily a result of pre-payment penalties of $2.2 million that were incurred in connection with the recapitalization transaction.

Results of operations

        The following table sets forth operating expenses, MG&A expenses, depreciation and amortization, net interest expense and other expenses, and these amounts as a percentage of net revenue for the periods indicated:

	Year ended December 31,						Six months ended June 30,
	2001		2002		2003		2003			2004
	(dollars in millions)
Net revenues from service	$142.3	100.0%	$203.4	100.0%	$242.9	100.0%	$115.4	100.0%	$138.0	100.0%
Operating expenses	61.0	42.9	89.4	44.0	105.1	43.3	50.4	43.7	57.6	41.7
MG&A expenses	55.6	39.0	61.5	30.2	76.4	31.4	36.6	31.7	47.5	34.4
Depreciation and amortization	17.5	12.3	23.9	11.7	28.3	11.7	14.2	12.3	15.6	11.3

Income from operations	8.2	5.8	28.6	14.1	33.1	13.6	14.2	12.3	17.3	12.6
Interest expense, net	8.2	5.8	26.6	13.1	24.3	10.0	11.9	10.3	12.9	9.4
Equity in earnings of unconsolidated joint venture	—	—	—	—	—	—	—	—	(0.1)	(0.1)
Minority interest in net income of consolidated subsidiaries	0.1	0.1	—	—	—	—	—	—	—	—
Provision for income taxes	4.0	2.8	0.8	0.4	3.6	1.5	0.9	0.8	1.8	1.3

Net income (loss)	$(4.1)	(2.9)%	$1.2	0.6%	$5.2	2.1%	$1.4	1.2%	$2.7	2.0%

Six months ended June 30, 2004 compared to six months ended June 30, 2003

        Net revenue was $138.0 million for the six months ended June 30, 2004, representing an increase of $22.6 million, or 19.6%, from revenue of $115.4 million for the six months ended June 30, 2003. The increase was the result of an increase in the number of scans performed at existing centers and an increase in the number of centers from 81 at June 30, 2003 to 90 at June 30, 2004.

        Operating expenses, excluding depreciation, were $57.6 million for the six months ended June 30, 2004, representing an increase of $7.2 million, or 14.3%, as compared to $50.4 million for the six months ended June 30, 2003. Operating expenses, excluding depreciation, as a percentage of net revenues decreased to 41.7% for the six months ended June 30, 2004, as compared to 43.7% for the six months ended June 30, 2003. The decrease, as a percentage of net revenue, was due primarily to the effects of the semi-fixed portion of radiologist and technologist costs given the increase in net revenue for the comparison periods. There was also a decrease, as a percentage of net revenue, in repair and maintenance expenses, due to a decrease in the level of repair and maintenance costs not covered by the repair and maintenance agreement entered into with Philips Medical Systems North America in January 2003, which linked the level of repair and maintenance expenses to an operating factor.

        MG&A expenses were $47.5 million for the six months ended June 30, 2004, representing an increase of $10.9 million, or 29.8%, as compared to MG&A expenses of $36.6 million for the six months ended June 30, 2003. MG&A expenses, as a percentage of net revenue were 34.4% for the six months ended June 30, 2004, as compared to 31.7% for the six months ended June 30, 2003. Wages and related expenses increased primarily due to the addition of certain middle management and support level personnel in areas of operations and information technology. Wages and related expenses also increased as a result of the transfer of certain billing center costs from an external provider to an internal provider. General and administrative expenses increased as a result of $2.7 million of legal expenses related to 1) attorney fees, expenses and associated costs incurred in connection with the legal matters subsequently discussed; 2) management's estimate of the final costs related to the anticipated settlement of the United States Department of Justice investigation; and 3) dismissal without prejudice in May 2004, in conjunction with a settlement, of the class action lawsuit which was initially filed against us in February 2003. General and administrative also increased as a result of expenses related to the ongoing implementation of the Radiology Information System.

        Depreciation and amortization was $15.6 million, or 11.3% of net revenue, for the six months ended June 30, 2004, as compared to $14.2 million, or 12.3% of net revenue, for the six months ended June 30, 2003. This decrease, as a percentage of net revenue, was primarily the result of the increase in revenue for the period.

        Interest expense, net, increased to $12.9 million for the six months ended June 30, 2004 from $11.9 million for the six months ended June 30, 2003. Interest expense, net, increased primarily due to an increased level of indebtedness as a result of an amendment to the senior credit facility in September 2003, allowing us to borrow an additional $60.0 million under a Tranche B term facility. Total debt at June 30, 2004 amounted to $253.7 million as compared to $241.6 million at June 30, 2003.

        Income taxes were $1.8 million for the six months ended June 30, 2004, as compared to $0.9 million for the six months ended June 30, 2003. The effective tax rate was 40.0% for the six months ended June 30, 2004 and for the six months ended June 30, 2003. Income taxes are provided for on an interim basis using an approximate tax rate of 40.0%, which represents our effective tax rate. There were federal and state net operating loss carryforwards amounting to approximately $15.7 million and $40.3 million at December 31, 2003.

        As a result of the foregoing factors, we had net income of $2.7 million for the six months ended June 30, 2004, as compared to net income of $1.4 million for the six months ended June 30, 2003.

Year ended December 31, 2003 compared to year ended December 31, 2002

        Net revenue was $242.9 million for the year ended December 31, 2003, representing an increase of $39.5 million, or 19.4%, from revenue of $203.4 million for the year ended December 31, 2002. This increase was primarily the result of an increase in the number of scans performed and an increase of 1.4% in average price per scan for year ended December 31, 2003, as compared to the year ended December 31, 2002. The increase in number of scans performed reflects an increase in the number of centers from 77 centers at December 31, 2002 to 85 centers at December 31, 2003. Scan volume also increased by 15.8% for those centers in existence at December 31, 2002 as a result of a continued maturing of these centers in fiscal 2003. The percentage increase in average price per scan primarily reflects an increase in the Medicare reimbursement rate of 1.6% which was effective in March 2003.

        Operating expenses were $105.1 million for the year ended December 31, 2003, representing an increase of $15.7 million, or 17.6%, as compared to $89.4 million for the year ended December 31, 2002. Operating expenses, as a percentage of net revenue decreased to 43.3% for the year ended December 31, 2003, as compared to 44.0% for the year ended December 31, 2002. The decrease from the year ended December 31, 2002 to the year ended December 31, 2003 was primarily the result of decreases, as a percentage of net revenues, in repairs and maintenance costs and equipment rental costs which were partially offset by an increase, as a percentage of net revenues, in other operating costs.

        Repair and maintenance expenses decreased, as a percentage of net revenues, as a result of the Phillips repair and maintenance contract. Equipment rental expenses decreased as a result of a reduction in the number of mobile units under lease in fiscal 2003 as compared to fiscal 2002. There were also slight increases, as a percentage of net revenues, in radiologist, technologist and transcriptionist costs which were substantially offset by decreases, as a percentage of net revenues, in operating supplies and building costs.

        MG&A expenses were $76.4 million for the year ended December 31, 2003, representing an increase of $14.9 million, or 24.2%, as compared to MG&A expenses of $61.5 million for the year ended December 31, 2002. MG&A expenses as a percentage of net revenue were 31.4% for the year ended December 31, 2003, as compared to 30.2% for the year ended December 31, 2002. The increase was primarily the result of an increase in wages and related expenses. Wages and related expenses increased as a result of the addition of certain middle management and other support level employees in the areas of finance, compliance, operations and information technology. These employees were added to address a need for an increased level of MG&A support as a result of future anticipated revenue growth. There were also slight increases in bad debt expenses and other general and administrative expenses that were substantially offset by decreases in marketing expenses and other income/expense.

        Depreciation and amortization was $28.3 million, or 11.7% of net revenue, for the year ended December 31, 2003, as compared to $23.9 million, or 11.7% of net revenue, for the year ended December 31, 2002.

        Interest expense, net, decreased to $24.3 million for the year ended December 31, 2003 from $26.6 million for the year ended December 31, 2002. The decrease in interest expense, net was comprised of several components including the payment in August 2002 of prepayment penalties of approximately $10.6 million, a slight decrease in interest rates during fiscal 2003 and an overall increase in the level of debt in fiscal 2003 as compared to the full year of fiscal 2002.

        Income taxes were $3.6 million for the year ended December 31, 2003, as compared to $0.8 million for the year ended December 31, 2002. The effective tax rate was 41.1% for the year ended December 31, 2003 as compared to 39.2% for the year ended December 31, 2002. The effective tax rate was higher for the year ended December 31, 2003 as a result of a permanent financial reporting difference recognized in fiscal 2003 related to transaction costs incurred in connection with the recapitalization. There were Federal and state net operating loss carryforwards amounting to approximately $15.7 million and $40.3 million at December 31, 2003.

        As a result of the foregoing factors, we had net income of $5.2 million for the year ended December 31, 2003, as compared to a net income of $1.2 million for the year ended December 31, 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001

        Net revenue was $203.4 million for the year ended December 31, 2002, representing an increase of $61.1 million, or 42.9%, from revenue of $142.3 million for the year ended December 31, 2001. This increase was primarily the result of an increase in the number of scans performed in the year ended December 31, 2002, as compared to the year ended December 31, 2001, which was partially offset by a decrease of 15.1% in average price per scan for the year ended December 31, 2002, as compared to the year ended December 31, 2001. This percentage decrease in average price per scan primarily reflects an increase in the number of multi-modality centers in operation at December 31, 2002 and a decrease in the average price per scan for MRI and CT. Multi-modality centers provide technologies in addition to MRI and CT for which the fee per scan is generally lower than the fee per scan for MRI and CT services, however, the lower fee per scan is substantially offset by higher scan volumes.

        Operating expenses were $89.4 million for the year ended December 31, 2002, representing an increase of $28.4 million, or 46.6%, as compared to $61.0 million for the year ended December 31, 2001. Operating expenses, as a percentage of net revenue, increased to 44.0% for the year ended

December 31, 2002, as compared to 42.9% for the year ended December 31, 2001. This increase was primarily the result of an increase in compensation costs for radiologists, technologists and transcriptionists in the amount of $16.7 million. We have experienced a general increase in relative compensation costs due to an increased level of demand in the industry for these types of professionals. There were also slight increases in repairs and maintenance and other operating expenses for the year ended December 31, 2002, as compared to the year ended December 31, 2001, however, these increases were substantially offset by slight decreases in other wages and related costs, operating supplies and equipment rentals for the same comparison periods.

        MG&A expenses were $61.5 million for the year ended December 31, 2002, representing an increase of $5.9 million, or 10.6%, as compared to MG&A expenses of $55.6 million for the year ended December 31, 2001. MG&A expenses as a percentage of net revenue were 30.2% for the year ended December 31, 2002, as compared to 39.0% for the year ended December 31, 2001. MG&A expenses included certain one-time charges incurred in fiscal 2001 related to non-cash compensation and the InMed litigation.

        The non-cash compensation charge related to variable plan accounting treatment of the purchase of restricted stock by certain executives from our co-founders. The InMed litigation related to a judgment returned against us in the amount of $2.1 million during the year ended December 31, 2001. This judgment is currently under appeal; however, we were indemnified in this matter by the management stockholders as part of the recapitalization transaction.

        After considering the effects of the aforementioned one-time charges, MG&A expenses decreased as a percentage of revenue, by 1.0% during the comparison periods. MG&A expenses are relatively fixed in nature, therefore, as net revenue increases, MG&A as a percentage of net revenue decreases. The decrease from the year ended December 31, 2001 was primarily the result of this effect, as well as our continued cost containment efforts. There were slight increases in other general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002, however, these increases were substantially offset by decreases in wages and related costs and marketing expenses for the same comparison periods.

        Depreciation and amortization was $23.9 million, or 11.7% of net revenue, for the year ended December 31, 2002, as compared to $17.5 million, or 12.3% of net revenue, for the year ended December 31, 2001. This decrease, as a percentage of net revenue, was primarily the result of significant increases in net revenue for the comparison periods and of discontinuing the amortization of goodwill as a result of adopting SFAS 142 in January 2002. The increase in depreciation and amortization during the year ended December 31, 2002, as compared to the year ended December 31, 2001 was principally due to the higher amount of depreciable assets associated with the addition of 11 new centers between December 31, 2001 and December 31, 2002. Depreciable assets at December 31, 2002 amounted to $151.7 million as compared to $110.3 million at December 31, 2001.

        Interest expense, net, increased to $26.6 million for the year ended December 31, 2002 from $8.2 million for the year ended December 31, 2001. Interest expense, net, increased primarily due to the payment in August 2002 of prepayment penalties of approximately $10.6 million and an increased level of indebtedness as a result of the leveraged recapitalization transaction which was completed in August 2002. Indebtedness increased from $115.6 million at December 31, 2001 to $238.9 million at December 31, 2002.

        Income taxes were $0.8 million for the year ended December 31, 2002, as compared to $4.0 million for the year ended December 31, 2001. The effective tax rate was 39.2% for the year ended December 31, 2002 as compared to 111.7% for the year ended December 31, 2001. The effective tax rate was substantially higher for the year ended December 31, 2001 as a result of the one-time non-cash compensation charge incurred in 2001, which was not deductible for income tax purposes. There were Federal and state net operating loss carryforwards amounting to approximately $0.4 million and $29.5 million at December 31, 2002.

        As a result of the foregoing factors, we had net income of $1.2 million for the year ended December 31, 2002, as compared to a net loss of $4.1 million for the year ended December 31, 2001.

Liquidity and capital resources

        The principal uses of our liquidity are to finance our capital expenditures and make acquisitions, as well as to fund our operations. We operate in a capital-intensive, high fixed cost industry that requires significant amounts of working capital to fund operations, particularly the initial start-up and development expenses of our de novo centers and the acquisition of additional centers.

        Our primary sources of liquidity to fund our operations and capital expenditures and satisfy our debt service obligations are cash flow from operating activities and borrowings under our revolving credit facility.

        Net cash provided by operating activities was $12.8 million for the six months ended June 30, 2004, representing a decrease of $0.7 million from $13.5 million for the six months ended June 30, 2003.

        Net cash provided by operating activities was $30.7 million for the year ended December 31, 2003, representing an increase of $14.5 million from $16.2 million for the year ended December 31, 2002. The increase resulted primarily from an absence of prepayment penalties incurred in fiscal 2002 in relation to the recapitalization transaction in August 2002 and an increase in net income.

        Net cash used in investing activities was $21.2 million for the six months ended June 30, 2004, representing an increase of $8.3 million from $12.9 million for the six months ended June 30, 2003. This increase was primarily the result of an increase in capital expenditures during the six months ended June 30, 2004.

        Net cash used in investing activities was $34.5 million for the year ended December 31, 2003, representing a decrease of $16.1 million from $50.6 million for the year ended December 31, 2002. This decrease resulted primarily from the completion of fewer acquisitions and openings of de novo centers during the year ended December 31, 2003 compared with the year ended December 31, 2002. There were an aggregate of 8 acquisitions and de novo center openings for the year ended December 31, 2003 as compared to an aggregate of 11 acquisitions and de novo center openings for the year ended December 31, 2002.

        Net cash provided by financing activities was $4.1 million for the six months ended June 30, 2004, representing an increase of $5.1 million from $1.0 million used in financing activities for the six months ended June 30, 2003. This increase resulted primarily from an increase in level of borrowings under the senior credit facility during the six months ended June 30, 2004.

        Net cash provided by financing activities was $7.3 million for the year ended December 31, 2003, representing a decrease of $25.0 million from $32.3 million for the year ended December 31, 2002. This decrease resulted primarily from a decrease in the amount of financing used for acquisitions during the year ended December 31, 2003, as compared to the year ended December 31, 2002.

        Net cash provided by operating activities was $16.2 million for the year ended December 31, 2002, representing a decrease of $4.1 million from $20.3 million for the year ended December 31, 2001. This decrease resulted primarily from the increase in interest expense as a result of the recapitalization that occurred during the year ended December 31, 2002.

        Net cash used in investing activities was $50.6 million for the year ended December 31, 2002, representing a decrease of $9.5 million from $60.1 million for the year ended December 31, 2001. This decrease resulted primarily from the completion of fewer acquisitions and openings of de novo centers during the year ended December 31, 2002 compared with the year ended December 31, 2001. There were a total of 11 acquisitions and de novo center openings for the year ended December 31, 2002 as compared to a total of 13 acquisitions and de novo center openings for the year ended December 31, 2001.

        Net cash provided by financing activities was $32.3 million for the year ended December 31, 2002, representing a decrease of $10.6 million from $42.9 million for the year ended December 31, 2001. This decrease resulted primarily from a decrease in the amount of financing used for acquisitions during the year ended December 31, 2002, as compared to the year ended December 31, 2001.

        At June 30, 2004, we had $253.7 million of indebtedness outstanding, as compared to $241.6 million at June 30, 2003. In addition, at June 30, 2004, we had a stockholders' deficit of $109.1 million, as compared to our stockholders' deficit of $116.8 million at June 30, 2003. Our indebtedness at June 30, 2004 primarily consisted of $180.0 million due under the 11 7/8% senior subordinated notes, $59.4 million under a Tranche B term facility and $13.0 million under our revolving credit facility. Further, at June 30, 2004, we would have been able to borrow an additional $66.4 million (after giving effect to $0.6 million of outstanding letters of credit) under the revolving credit facility to fund our working capital requirements and future acquisitions.

        In September 2003, we amended our senior credit facility to allow for additional borrowings of $60.0 million under a Tranche B term facility. Concurrent with the amendment of the senior credit facility, we also borrowed $60.0 million under the Tranche B term facility and applied the net proceeds against the borrowings outstanding under the revolving credit facility.

        The senior credit facility provides for a revolving credit facility of $80.0 million and a Tranche B term facility of $60.0 million. The senior credit facility is guaranteed by us and each of our and MedQuest, Inc.'s existing and future subsidiaries, with limited exceptions for foreign subsidiaries. MedQuest Inc.'s obligations under the senior credit facility and the guarantors' obligations under the guarantees are collateralized by substantially all of the assets of MedQuest, Inc. and the guarantors.

        Borrowings under the revolving credit facility accrue interest, at MedQuest, Inc.'s option, at either: (a) in the case of loans where the rate of interest is based on the ABR rate, an applicable margin of 1.50% per annum plus the higher of (i) Wachovia Bank's prime rate and (ii) the Federal funds effective rate plus 1/2 of 1.0%, or (b) in the case of loans where the rate of interest is based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.50% per annum. Borrowings under the revolving credit facility at June 30, 2004 were based upon the Eurodollar rate (1.9% at June 30, 2004) and amounted to $13.0 million at June 30, 2004. The revolving credit facility also provides for a commitment fee, payable quarterly in arrears on any unused commitments thereunder, equal to 1/2 of 1% per annum. The margins related to the prime rate and Eurodollar rate borrowings under the revolving credit facility and the commitment fee are subject to adjustment based upon MedQuest, Inc.'s consolidated leverage ratio, as defined in the senior credit facility.

        Borrowings under the Tranche B term facility accrue interest at MedQuest, Inc.'s option at either: (a) in the case of loans where the rate of interest is based on the ABR rate, an applicable margin of 2.75% per annum plus the higher of (i) Wachovia Bank's prime rate and (ii) the Federal funds effective rate plus 1/2 of 1.0% or (b) in the case of loans where the rate of interest is based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 3.75% per annum. Borrowings under the Tranche B term facility were based upon the Eurodollar rate (1.9% at June 30, 2004) and amounted to $59.4 million at June 30, 2004.

        In addition, beginning with the fiscal year ending December 31, 2004 and annually thereafter, MedQuest, Inc. is required to prepay outstanding term loans (or if all outstanding term loans are paid in full, to reduce commitments under the revolving credit facility) with 75% (or if MedQuest, Inc. meets a certain consolidated total leverage ratio, 50%) of MedQuest, Inc.'s "Excess Cash Flow," as defined in the senior credit facility, for such fiscal year. Notwithstanding the foregoing, MedQuest, Inc. may use up to $20.0 million of net cash proceeds from certain asset dispositions and up to $20.0 million of Excess Cash Flow, in each case that MedQuest, Inc. would otherwise have to use to prepay term loans, to prepay outstanding loans under the revolving credit facility (without a corresponding reduction in commitments).

        In August 2002, MedQuest, Inc. issued $180.0 million of 11 7/8% senior subordinated notes to fund, in part, our recapitalization. Interest on the 11 7/8% senior subordinated notes is payable semi-annually in cash on each February 15 and August 15. The 11 7/8% senior subordinated notes mature on August 15, 2012. In February 2003, MedQuest, Inc. registered an identical series of 11 7/8% senior subordinated notes with the SEC and subsequently completed an exchange of all the unregistered $180.0 million aggregate principal amount 11 7/8% senior subordinated notes for the registered 11 7/8% senior subordinated notes. The 11 7/8% senior subordinated notes are senior subordinated unsecured obligations of MedQuest, Inc., ranking junior in right of payment to all of its existing and future senior debt, and are guaranteed by MQ Associates, Inc. and each of MedQuest, Inc.'s subsidiaries.

        The senior credit facility and the indentures governing the notes and the 11 7/8% senior subordinated notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the senior credit facility requires MedQuest, Inc. to maintain certain consolidated financial ratios. We were in compliance with all covenants under the senior credit facility at June 30, 2004. See "Description of other indebtedness—Senior credit facility."

        The following table sets forth the contractual obligations under our long-term debt and other material contractual commitments, including capital lease obligations and non-cancelable operating leases as of December 31, 2003 (in millions):

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	5 years or longer
	(in millions)
Long-term debt obligations, excluding interest	$244.2	$0.6	$1.2	$37.4	$205.0
Capital lease obligations	4.1	1.6	1.6	0.9	—
Operating lease obligations(a)	58.6	12.6	21.7	16.7	7.6
Purchase obligations	33.6	8.4	16.8	8.4	—

Total contractual obligations	$340.5	$23.2	$41.3	$63.4	$212.6

(a)
Primarily consists of real estate leases.

        The above table is historical and does not reflect the issuance of the old notes or the exchange notes.

        The Series A Preferred Stock and Series B Preferred Stock of MQ Associates, Inc. may be redeemed at the option of the holder upon the consummation of an underwritten public offering at a redemption price of $35.0 million for all of the Series A Preferred Stock and $15.0 million for all of the Series B Preferred Stock. Additionally, in the case of such redemption, the holders of Series B Preferred Stock will receive 2,295,000 shares of Common Stock. In the event that (i) MQ Associates, Inc. and its underwriters determine that the redemption of the Series B Preferred Stock would adversely affect the planned underwritten public offering or (ii) the holders of shares of Series B Preferred Stock elect not to redeem shares of Series B Preferred Stock, MQ Associates, Inc. may convert all shares of Series B Preferred Stock into 17,295,000 shares of Common Stock. We have not accreted the fair value of the additional shares of Common Stock to be issued upon redemption of the Series B Preferred Stock because we do not believe that the redemption trigger is probable as of June 30, 2004.

        Our high level of debt may make it more difficult for us to borrow funds in the future. Based on our current level of operations and anticipated growth, we believe that our cash flows from operations, together with future borrowings under our senior credit facility, as amended, will be sufficient over the next year to meet our liquidity requirements, including our debt service obligations, working capital needs and capital expenditures. However, there can be no assurance that this will be the case.

        Our expansion and acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary funds in addition to those currently available to us through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all. Moreover, if we were to engage in one or more significant acquisition transactions, it may be necessary for us to restructure our existing credit arrangements.

        Our ability to fund our working capital needs, planned capital expenditures and scheduled debt payments, to implement our expansion plans, to refinance our indebtedness and to comply with our and MedQuest, Inc.'s financial covenants under the senior credit facility, as amended, depends on our future operating performance and cash flows from operations, which in turn are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

        MQ Associates, Inc. is a holding company with no significant assets other than ownership of 100% of the stock of MedQuest, Inc. Our subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. The senior credit facility and the indenture governing the 11 7/8% senior subordinated notes significantly restrict MedQuest, Inc. and its subsidiaries from paying cash dividends or making other distributions or loans to us. See "Risk Factors—Risks related to the notes—As a holding company, we will depend on our subsidiaries to service our obligations under the notes and our other indebtedness and our ability to repay the notes depends upon the performance of our subsidiaries and their ability to make distributions."

Capital expenditures

        We incur capital expenditures for the purposes of:

  •
  purchasing new equipment and incurring leasehold improvements for de novo centers,

  •
  acquiring the assets of existing centers,

  •
  upgrading existing equipment to increase volume and/or quality,

  •
  replacing less advanced equipment, and

  •
  upgrading information technology systems.

        Capital expenditures (excluding acquisitions) totaled $18.6 million, including deposits of $1.6 million paid in 2003, for the six months ended June 30, 2004, and $9.5 million for the six months ended June 30, 2003. Capital expenditures related to acquisitions amounted to $5.5 million for the six months ended June 30, 2004, compared to $5.4 million for the six months ended June 30, 2003 including a $2.0 million deposit paid in 2002. Capital expenditures, in the aggregate, amounted to $24.1 million for the six months ended June 30, 2004 as compared to $14.9 million for the six months ended June 30, 2003.

        Capital expenditures (excluding acquisitions) totaled $25.7 million for the year ended December 31, 2003, compared to $36.4 million for the year ended December 31, 2002. Capital expenditures related to acquisitions amounted to $6.9 million for the year ended December 31, 2003, compared to $16.4 million for the year ended December 31, 2002. Capital expenditures, in the aggregate, amounted to $32.6 million for the year ended December 31, 2003 as compared to $52.8 million for the year ended December 31, 2002.

        We believe that capital expenditures will range between $41.0 and $46.0 million for the year ending December 31, 2004, with $3.0 million to $4.0 million of these capital expenditures related to information technology. The amount of capital expenditures may vary based upon the level of unanticipated growth opportunities that present themselves during the fiscal year.

        In January 2003, we entered into a new contract for the servicing of substantially all of our diagnostic imaging equipment with Philips Medical Systems North America. This contract has an initial term of five years and is priced at a fixed annual amount of $8.4 million, which amount is subject to increase based on our achieving certain levels of annual net patient revenue.

        During fiscal 2001, 2002 and 2003, we were engaged in the development of the Radiology Information System, through the use of third-party and internal software developers, and spent $0.6 million, $1.1 million and $0.4 million, respectively, during fiscal 2001, 2002 and 2003 in relation to this development. During fiscal 2003, we successfully implemented certain phases of the RIS into a number of centers within our network.

        As part of our ongoing evaluation process, we identified in fiscal 2003 certain third-party software packages that could be used to complete our RIS project in a more cost and time effective manner. As a result, during the fourth quarter of fiscal 2003, we elected to implement certain third-party software in place of developing like systems under the RIS framework. We spent $0.5 million in fiscal 2003 for these software packages.

        We anticipate completion of a roll-out of the billing phase of our fully integrated system by the third quarter of fiscal 2004, with roll-out of the remaining phases of the system to be completed no later than the end of fiscal 2005. We have budgeted $0.9 million for the year ending December 31, 2004 related to this implementation.

        We continuously evaluate acquisition opportunities, and from time to time we may enter into non-binding letters of intent, but we are not currently subject to any definitive agreements or binding letters of intent with respect to any acquisitions.

Seasonality

        We experience seasonality in our revenue. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. Fourth quarter revenue is typically lower than revenue from the first, second and third quarters. Fourth quarter revenue is affected primarily by holidays, client and patient vacations and inclement weather, the results of which are fewer patient scans during the fourth quarter. As a result, our revenue may significantly vary from quarter to quarter, and our quarterly results may be below market expectations.

Qualitative and quantitative disclosures about market risk

        We sell our services exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

        The majority of our indebtedness bears interest at fixed rates. However, management may in its judgment determine that it is advisable to enter into interest rate swaps to convert a portion of the fixed interest rate debt to floating interest rate debt. To the extent management decides to do so, the interest expense payable or the floating rate portion of our indebtedness will be sensitive to changes in the general level of interest rates in the United States. The recorded carrying amount for $47.5 million of our long-term debt approximates fair value as these borrowings have variable rates that reflect currently available terms and conditions for similar debt. Additionally, $59.4 million of our borrowings under the Tranche B term facility bear interest at a variable rate.

        Our interest income is sensitive to changes in the general level of interest rates in the United States, particularly because the majority of our investments are in short-term instruments.

        The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities.

        The table below provides information about our financial instruments that are sensitive to changes in interest rates. For long-term debt obligations, the table presents principal cash flows and related weighted average interest rates by expected (contractual) maturity dates. All amounts are in United States dollars (in millions). Under our current policies, we use interest rate derivative instruments to manage certain exposure to interest rate changes.

	Maturity dates
Long-term debt	2005	2006	2007	2008	2009	2012	Total	Fair Value
Fixed rate	—	—	—	—	—	$132.5	$132.5	$134.0
Average interest rate	—	—	—	—	—	11.875%	11.875%	10.42%
Variable rate	$0.6	$0.6	$13.6	$28.8	$28.5	$47.5	$119.6	$119.6
Average interest rate	5.70%	5.70%	3.97%	5.70%	5.70%	8.47%	6.42%	6.42%

        In August 2002, we entered into an interest rate swap agreement related to the fixed interest rate obligations on the notes. The agreement requires us to pay interest at a variable rate based on six-month LIBOR plus 6.525% on a notional amount of $47.5 million for a term of ten years. This derivative instrument has been accounted for as a fair value hedge of the fair market value of the notes and was 100% effective for the six months ended June 30, 2004 and the year ended December 31, 2003. As a result, the change in fair market value related to this derivative instrument has been entirely offset by the change in fair market value of the notes. The fair market values of this derivative instrument were $0.2 million and $1.4 million at June 30, 2004 and December 31, 2003, respectively, and have been presented as a component of Other Assets on the consolidated balance sheets at June 30, 2004 and December 31, 2003 appearing elsewhere in this prospectus.

Critical accounting policies and estimates

        The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingencies. We believe the critical accounting policies that most impact the consolidated financial statements can be described below. A summary of our significant accounting policies can be found in Note 2 to the consolidated audited financial statements, which are included elsewhere in this prospectus.

        Allowance for doubtful accounts.    We review our patient receivables and estimates of the allowance for doubtful accounts and contractual adjustments each period. The amount of the allowance includes management's estimate of the amounts expected to be written off on specific accounts and for write-offs on other unidentified accounts. In estimating the write-offs and adjustments on specific accounts, management relies on a combination of in-house analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare program. In estimating the allowance for unidentified write-offs and adjustments, management relies on historical experience. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The amounts we will ultimately realize could differ materially from the amounts assumed in arriving at the allowance for doubtful accounts and contractual adjustments in the consolidated financial statements.

        Contractual allowances.    Our revenues include net patient service revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors (primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated adjustments under reimbursement agreements that are subject to final review and settlement by appropriate authorities. We estimate contractual adjustments from non-governmental third-party payors based on historical experience and the terms of payor contracts.

        Long-lived Assets.    Many of our facilities came to us through acquisitions. We determine the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets and lease terms where applicable. We rely on management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of individual purchased facilities and other intangible assets, we determine on an annual basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, a history of operating losses or cash flow losses or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, our carrying value of the asset will be reduced to the estimated fair market value. Fair value is determined based on the individual facts and circumstances of the impairment event, and the available information related to it. Such information might include quoted market prices, prices for comparable assets, estimated future cash flows discounted at a rate commensurate with the risks involved and independent appraisals. For purposes of analyzing impairment, assets are generally grouped at the individual operational facility level, which is the lowest level for which there are identifiable cash flows. If we acquired the group of assets being tested as part of a purchase business combination, any goodwill that arose as part of the transaction is included as part of the asset grouping.

        Goodwill and Indefinite Lived Intangibles.    Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangibles" requires the periodic testing of goodwill for impairment and testing upon the occurrence of triggering events, as defined, rather than a monthly amortization of the balance. This testing takes place in two steps: (i) the determination of the fair value of a reporting unit and (ii) the determination of the implied fair value of the goodwill. Reporting units are generally grouped at the individual operational facility level and their fair value is determined based upon estimated fair values of similar operational facilities in the marketplace. We adopted SFAS 142 on January 1, 2002. We have evaluated goodwill and indefinite lived intangibles for impairment under SFAS 142 in the fourth quarter of 2003 and determined that no impairment write down was necessary.

Industry

Diagnostic imaging services are noninvasive procedures that generate representations of the internal anatomy and convert them to film or digital media. Diagnostic imaging systems facilitate the early diagnosis of injuries, diseases and disorders, often reducing the cost, the amount of care required and the need for costly and invasive diagnostic procedures. Diagnostic imaging procedures include MRI, CT, positron emission tomography ("PET"), nuclear medicine, ultrasound, mammography, x-ray and fluoroscopy.

Diagnostic imaging modalities

        Magnetic Resonance Imaging, or MRI.    MRI involves the use of high-strength magnetic fields to produce computer-processed cross-sectional images of the body. Due to its superior image quality, MRI is the preferred imaging technology for evaluating soft tissue and organs, including the brain, spinal cord and other internal anatomy. With advances in MRI technology, MRI is increasingly being used for new applications such as imaging of the heart, chest and abdomen. Conditions that can be detected by MRI include multiple sclerosis, tumors, strokes, infections and injuries to the spine, joints, ligaments and tendons. Unlike x-rays and CT, MRI does not expose patients to radiation.

        Computed Tomography, or CT.    In CT imaging, a computer analyzes the information received from an x-ray beam to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs. It is also used to detect the occurrence of strokes, hemorrhages and infections. CT provides higher resolution images than conventional X-rays, but generally not as well-defined as those produced by MRI.

        Nuclear Medicine or Gamma Camera.    Nuclear medicine, or gamma camera, utilizes short-lived radioactive isotopes that release small amounts of radiation that can be recorded by a gamma camera and processed by a computer to produce an image of various anatomical structures or to assess the function of various organs such as the heart, kidneys, thyroid and bones. Nuclear medicine is used primarily to study anatomic and metabolic functions.

        Positron Emission Tomography, or PET.    PET utilizes a scanner to record signals emitted by compounds with signal-emitting tracers after these compounds are injected into a patient's body. A scanner records the signals as they travel through the body and collect in the various organs targeted for examination. PET provides detection and tracking of cancers, coronary disease and neurological problems.

        Ultrasound.    Ultrasound imaging utilizes high-frequency sound waves to develop images of internal organs, fetuses and the vascular system. Ultrasound has widespread applications, particularly for procedures in obstetrics, gynecology and cardiology.

        Mammography.    Mammography is a specialized form of radiology utilizing low dosage x-rays to visualize breast tissue and is the primary screening tool for breast cancer.

        General Fluoroscopy.    Fluoroscopy utilizes ionizing radiation combined with a video viewing system for real time monitoring of organs.

        General X-ray.    X-rays utilize high-energy radiation to penetrate the body and record images of organs and structures on film. X-rays are used in low doses to treat disease or injury and in high doses to treat cancer.

Diagnostic imaging settings

        Diagnostic imaging procedures are typically performed in hospitals, freestanding centers and mobile/shared-service units.

        Hospitals and Clinics.    Hospitals provide both inpatient and outpatient diagnostic imaging services, typically on site. These inpatient and outpatient centers are owned and operated by the hospital/clinic and are primarily used by patients of the hospital or clinic. The hospital or clinic bills third-party payors, such as health insurers, Medicare or Medicaid.

        FICs.    Independent, fixed-site, outpatient, diagnostic imaging centers are not generally owned by hospitals or clinics. These centers depend upon physician referrals for their patient volume and generally do not maintain dedicated, contractual relationships with hospitals or clinics. FICs typically perform their own billing, sales and marketing functions. Freestanding diagnostic imaging centers are generally located in metropolitan areas with established demand for MRI and other imaging services.

        Mobile providers.    In contrast to FICs, mobile imaging operators operate diagnostic imaging systems in mobile trailers, providing their customers with shared-service or full-time diagnostic imaging services. Mobile providers target small to mid-size hospitals in non-urban areas in need of advanced imaging technologies but without the procedure volume or customer base to justify a fixed-site location. The mobile provider is paid directly by the hospital or the clinic.

Industry trends

        Wider acceptance by physicians, payors and patients.    Imaging modalities, in particular MRI, continue to gain widespread acceptance from both physicians and payors because of the enhanced diagnostic applications and reduced cost to the payor of early diagnosis of an ailment. We believe that favorable managed care trends, including the elimination of pre-authorization requirements, will increase utilization of imaging modalities. Patients have begun to demand faster service and improved access to imaging procedures because of the noninvasive benefits that imaging procedures provide. With physicians, payors and patients increasingly focused on high quality, easily accessible and more cost-effective care, we believe that the role that diagnostic imaging plays in the delivery of healthcare will continue to increase over the next decade.

        Increasing number of applications.    The use of imaging modalities such as MRI and CT has increased rapidly in recent years as these technologies enable physicians in a wide variety of specialties, including orthopedics, neurology, cardiology and internal medicine, to diagnose an increasing number of diseases and injuries quickly and accurately without exploratory surgery or other invasive procedures. For instance, whereas MRI has traditionally been used primarily for imaging of the spine, brain and bones, physicians are now utilizing MRI equipment to examine blockages in coronary arteries, a procedure that previously required exploratory surgery. Similarly, new CT applications include advanced chest and abdomen imaging.

        Favorable demographic trends.    According to the United States Census Bureau, the number of people in the United States over the age of 65 should more than double from its historical level of 35.1 million in 2000 to 70.3 million by 2030. Also, in the next ten years the most dramatic change in the demographic mix by age range should be in the 55 to 65 year-old age range. Utilization of diagnostic imaging services increases with age; therefore we believe the aging population and associated demographic trends should drive increased procedure volume. We believe that on average an individual in the 55 to 65 year-old range utilizes approximately 1.5 imaging procedures per year and an individual in the 65-and-older age range utilizes approximately 2.5 imaging procedures per year, compared to individuals in the 25 to 35 age range who utilize approximately 0.5 imaging procedures per year.

        Stable technology environment.    The pace of technological innovation in diagnostic imaging has stabilized, reducing the risk of equipment obsolescence and the need for large capital expenditures. As the development of new imaging technologies has slowed, the diagnostic imaging services industry has increasingly utilized less expensive software and hardware upgrades to existing equipment that improve image, reduce image acquisition time and increase the volume of scans that can be performed. We believe this trend toward equipment upgrades will continue, as we do not foresee new imaging technologies on the horizon that will displace MRI or CT.

        Increased role of preventive medicine.    In addition, diagnostic imaging is increasingly being used as a screening tool for preventive care. We believe that future technological advances will continue to enhance the ability of radiologists to diagnose and influence treatment. For example, experimental MRI techniques, such as magnetic resonance spectroscopic imaging, are used to show the functions of the brain and to investigate how epilepsy, brain tumors, Alzheimer's and other abnormalities affect the brain.

Business

General

        We are a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States. Our centers provide diagnostic imaging services using a variety of technologies including magnetic resonance imaging, computed tomography, nuclear medicine, general radiology (fluoroscopy and x-ray), ultrasound, and mammography. We currently operate a network of 93 centers in 13 states primarily throughout the southeastern and southwestern United States. Of our centers, 26 are multi-modality (MRI, CT and other technologies), 34 are dual modality (MRI and CT) and 33 are MRI only.

        We believe that a key driver of our success is providing high quality service to referring physicians, patients and payors.

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  We serve our referring physicians' interests by providing them with (i) convenient scheduling for their patients, (ii) fast turnaround times for procedure results, (iii) high quality images and (iv) skilled and accessible radiologists.

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  We focus on providing excellent service to our patients by offering (i) flexible scheduling with extended operating hours, (ii) convenient center locations, (iii) short waiting times and (iv) a patient-friendly, non-clinical environment.

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  We provide a high level of service to our payors with (i) geographic coverage in local markets and (ii) high quality images and radiologist reports.

        Our organization is structured to provide high quality service tailored to each of our local markets. We empower our center managers to run our centers to meet the demands of local market conditions, while our corporate structure provides economies of scale, corporate training programs, standardized policies and procedures and sharing of best practices across our network. Each of our center managers is responsible for meeting our standards of patient service, managing relationships with local physicians and payors and maintaining profitability.

        Since 1997, we have grown our operations through a combination of same center growth, new center ("de novo") openings (49) and acquisitions (34). For the twelve months ended June 30, 2004, on a pro forma basis ofter giving effect to the issuance of the old notes, we had total net revenue of $265.6 million, operating costs and expenses of $229.4 million, income from operations of $36.2 million, net income of $6.5 million and EBITDA of $65.1 million.

Investment strengths

        Leading local market positions.    We strive to create strong networks of centers in all of our geographic markets which, when combined with our service-driven business model, enables us to build strong relationships with referring physicians and payors, attract and retain top radiologists and technicians and achieve economies of scale.

        Successful track record.    Since our inception in 1993, we have grown through a combination of same center growth, de novo development and acquisitions. We grow our existing centers by expanding referral sources, improving operating efficiencies and adding modalities. From January 1, 1998 through June 30, 2004, we have successfully added and integrated 80 centers to our network and have demonstrated our ability to improve their operational performance. We typically achieve positive cash flow, including corporate overhead, at our de novo centers within 12 months of opening.

        Diversified payor mix.    For the twelve months ended June 30, 2004, approximately 59.7% of our net revenue came from commercial payors, 23.8% from government payors, 6.1% from workers compensation and 10.4% from other sources, including co-payments and direct payments by patients. We have over 170 different contracts with commercial payors.

        Modern equipment base.    The average age of our MRI machines is 3.4 years as compared with the estimated useful life of seven years (excluding any upgrades which may extend the useful life), and the average age of our CT machines is 3.1 years as compared with the estimated useful life of seven years. Additionally, our rapid growth allows us to improve the effectiveness of our equipment fleet by placing existing machines in de novo centers (where appropriate) and then focusing our capital expenditures for new equipment with faster scan times on established, high volume facilities.

        Experienced and committed management team.    Gene Venesky and John K. Luke founded us in 1993. Mr. Venesky and Mr. Luke together have over 51 years of healthcare and financial experience. The other members of our executive management team have an average of over 14 years of healthcare and financial experience. Our executive management team has a comprehensive understanding of the diagnostic imaging industry, the dynamics of our local markets and the value of our differentiated approach. Our management owns approximately 30.0% of MQ Associates, Inc.'s capital stock (on a fully diluted basis). Both of our co-founders continue to be members of our executive management team and play an active role in our management.

Business strategy

        Our objective is to be the leading provider of outpatient diagnostic imaging services in the geographic markets we serve by:

        Providing high quality service to our customers.    Our business model is geared towards serving the needs of our three customers: (i) referring physicians; (ii) patients; and (iii) payors. Our staff is evaluated on customer service measures which include speed of procedure, accuracy and quality of images, customer experience "exit" surveys and financial performance.

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  Referring physicians:    We recognize that by providing convenient scheduling for patients, fast turnaround times for procedure results, high quality images and skilled and accessible radiologists, we enable our referring physicians to improve the quality and efficiency of their individual medical practices. We focus on developing relationships with referring physicians to increase patient volume and enable us to identify and respond quickly to local market needs. We also provide extended hours and extended days of operation to meet patient volume without significant delay. Our policy is to provide image turnaround and supporting radiologist reports within one business day after a procedure is performed.

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  Patients:    We strive to make the process of undergoing a diagnostic imaging procedure convenient and comfortable for our patients. Our customer service approach includes features that address our patients' needs, such as flexible scheduling with extended operating hours, convenient center locations, short waiting times and a patient-friendly, non-clinical environment.

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  Payors:    We believe that payors value our high-quality services, efficient operations, cost-effectiveness and scale. Our scale is particularly important to payors as it enables us to satisfy a significant number of their patients' needs. We seek to improve and expand our relationships with every significant payor group within the local markets we serve.

        Enhancing our local market presence.    We build concentrated groups of centers in the local markets we serve in order to build local market share. These groupings enable us to: (i) build a strong referral base, (ii) establish stronger relationships with commercial payors, (iii) attract and retain highly qualified radiologists and (iv) provide our patients with convenient locations that offer a range of imaging services. We look to deepen and expand our network by adding centers in our existing or neighboring geographic markets through de novo development and/or acquisitions until we become a leading provider of outpatient diagnostic imaging services in these markets.

        Growing our existing centers.    We generate attractive same center growth within our existing centers. We do so by extending hours and days of operation, adding modalities (progressing from MRI only to MRI and CT to multi-modality centers) and increasing imaging capacity through equipment upgrades and additional machines to meet the needs of our local markets. We also increase the performance of our centers through our focus on improving customer service and by implementing local sales and marketing programs to expand our referral sources.

        Expanding our network.    We expand our network of centers through de novo development and acquisitions, using a disciplined approach for evaluating and entering new geographic markets. We perform extensive due diligence before developing a de novo center or acquiring an existing center, including surveying local referral sources and radiologists, as well as, examining the demographics, reimbursement environment, competitive landscape and intrinsic demand of the geographic market. We only enter markets where: (i) there is sufficient patient demand for outpatient diagnostic imaging services, (ii) we believe we can gain sufficient market share, (iii) we can build key local referral relationships, and (iv) payors are receptive to our entry into the market.

Company history

        We were founded in 1993 by Gene Venesky, our Chief Executive Officer, and John K. Luke, our President, to provide high quality, fixed-site outpatient single and multi-modality diagnostic imaging services through both developing de novo centers and acquiring and integrating centers. We grew to 10 centers by the end of 1997, as we implemented and refined our business model. Since that time, we have selectively expanded our business, opening 49 de novo centers and acquiring and integrating 34 centers from 1998 to date. Our acquisitions have each generally consisted of one to three centers.

Facilities and equipment

        We segregate our centers into three categories: (i) 26 centers that provide MRI, CT and other services ("multi-modality"), (ii) 34 centers that provide MRI and CT services ("dual-modality") and (iii) 33 centers that provide MRI services only ("MRI only"). We have the ability to expand service capabilities at each of our centers by increasing the capacity of our existing machines through upgrades, adding machines and adding new modalities such as nuclear medicine, ultrasound and mammography. Additionally, we have 11 full-time equivalent mobile MRI machines which we use to conduct market testing, justify demand in CON states or to supplement capacity at our centers from time to time on an as needed basis.

        Our centers operate 319 diagnostic imaging machines, of which we own 95.3%. Of these 319 machines, 97 are MRI machines, 65 are CT machines and 157 are other types of diagnostic imaging machines, including nuclear medicine, x-ray, fluoroscopy, ultrasound and mammography. In recent years, we have made a significant investment in new diagnostic imaging machines and equipment upgrades. As a result, the average age of our MRI machines is 3.4 years, as compared with the estimated useful life of seven years (excluding any upgrades which may extend the useful life), and the average age of our CT machines is 3.1 years as compared with the estimated useful life of seven years. This investment has enabled us to provide our patients with the latest imaging technology and invest a low percentage of our capital expenditures in equipment maintenance. Of the $39.9 million of our total capital expenditures for the twelve months ended June 30, 2004, we invested approximately 27.3% in equipment replacement, 53.6% in de novo centers and expansions and 19.0% in acquisitions of centers.

        We continue to evaluate the mix of our diagnostic imaging equipment in response to changes in technology and to demand in the marketplace. We upgrade our equipment on an ongoing basis as new technologies become available. The development of new imaging technologies is now more likely to involve software and hardware upgrades that improve image acquisition time and the number and types of scans a machine can perform, at a cost that is significantly less than the cost of buying new equipment. These upgrades usually extend the life of a machine for at least two to three years.

Personnel

        As of June 30, 2004, we had 1,555 employees, of which approximately 73 are employed at our headquarters and the remainder of whom are employed at our diagnostic imaging centers. None of our employees are represented by a labor organization, and we are not aware of any activity seeking such organization. We believe that our relationship with our employees is good. Approximately 205 radiologists read scans for our network of centers on either a full or part-time basis. Of these, 12 are employed by us and the remainder are independent contractors. Occasionally, in order to meet increased volume growth, vacation schedules, retirements or other unexpected events, we contract with independent radiologist physician practice groups to provide interim radiology services for our centers.

Systems

        We have invested considerable resources towards upgrading our patient administration and billing systems with an overall plan of migrating to a fully integrated system by the end of fiscal 2005. Our plan envisions an integrated system that will allow for data input at various stages (patient scheduling, contact information, insurance information, billing, collections, etc.), with reporting and management information system capabilities.

        We initiated this plan in fiscal 2001, with the implementation of a Wide Area Network ("WAN"). The WAN provides a base structure that allows for the transmission of data and images on a proprietary network and marked the beginning of a transition from a film-based environment to an image-based environment for our MRI and CT modalities.

        We also initiated development of the Radiology Information System ("RIS") in fiscal 2001. During fiscal 2001, 2002 and 2003, we were engaged in the development of the RIS, through the use of third-party and internal software developers, and spent $0.6 million, $1.1 million and $0.4 million, respectively, in relation to this development. During fiscal 2003, we successfully implemented certain phases of the RIS into a number of centers within our network.

        As part of our ongoing evaluation process, we identified in fiscal 2003 certain third-party software packages that could be used to complete our RIS project in a more cost and time effective manner. As a result, during the fourth quarter of fiscal 2003, we elected to implement certain third-party software in place of developing like systems under the RIS framework. We spent $0.5 million in fiscal 2003 for these software packages.

        We anticipate completion of a roll-out of the billing phase of our fully integrated system by October 2004, with roll-out of the remaining phases of the system to be completed no later than the end of fiscal 2005. We have budgeted $0.9 million for the year ending December 31, 2004 related to this implementation.

        Roll-out of a fully integrated patient administration and billing system is dependent on (1) our ability to successfully complete development of the RIS system, and (2) suppliers of, among other things, bandwidth and the software and hardware elements of the systems. If we are unable to successfully implement and integrate this system, we could experience substantial delays in collection of net revenues.

Customer service

        We provide high quality, diagnostic imaging services to our customers. Our philosophy of delivering high quality patient care and customer service permeates our entire organization and all levels of management. Our emphasis on customer service enables us to develop strong relationships with referral sources and to attract top radiologists. We focus on conveniently locating our centers, answering our phones in under three rings and reducing waiting times through extended and weekend hours. In addition, our policy is to provide the referring physicians with their patients' scans within one business day after a procedure is performed. Each quarter, we randomly select a group of centers and conduct randomized or blind customer service tests. Our center managers are compensated based on their respective center's performance against our best practices benchmarks.

Payors

        Our revenue is generated by providing patient services at our diagnostic imaging centers. Patient services revenue is earned from services billed directly to patients or third-party payors (generally Medicare, Medicaid, commercial payors and workers compensation funds) on a fee-for-service basis. The following table illustrates our payor mix based on net revenue for the six months ended June 30, 2004:

Payor type
Commercial		61.4%
Government:		23.2%
Medicare	17.7%
Medicaid/Other	5.6%
Workers Compensation		7.0%
Other(1)		8.4%

(1)
Includes co-payments and direct payments by patients.

        Our eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient's insurance carrier (primarily if the insurance is a managed care organization). We have over 170 different contracts with commercial payors. These contracts, which describe the negotiated fees to be paid by each payor for the diagnostic imaging services we provide, enable us to serve patients with insurance coverage through their applicable commercial payors. Each of our center managers is responsible for billing our payors in accordance with the terms of these contracts and with our corporate policies.

Marketing

        Each of our centers typically has a marketing manager who is fully dedicated to marketing activities. Each center manager also spends a significant amount of time on marketing activities. We perform marketing activities at the local level in an effort to attract new patients, expand and maintain relationships with referring physicians and payors, grow revenue at our existing centers and maintain contractual relationships. Marketing activities include participating in health fairs, organizing and presenting educational programs on new applications and uses of diagnostic imaging technology, developing and conducting customer service programs and calling managed care organizations and third-party insurance companies to solicit additional contracts. Each of our centers also has pamphlets describing the services offered at that center. Marketing activities principally focus on referring physicians and managed care entities, while general awareness programs are targeted to patients and referring physicians.

Suppliers

        Several substantial companies are presently engaged in the manufacture of MRI (including Open MRI), CT and other diagnostic imaging equipment, including Philips Medical Systems, Inc., Siemens Medical Systems, Inc., GE Medical Systems, Inc., Hitachi Medical Systems America, Inc. and Toshiba American Medical. We purchase contrast agents, which are used in some of our procedures, and film from SourceOne or other distributors. The majority of the contrast agents and film are manufactured by Berlex Laboratories, Inc., Bracco Diagnostics, Inc. and Eastman Kodak Company. Most of our equipment is serviced through equipment servicing contracts with Philips and Hitachi as described below. We believe that we have good working relationships with all of our major suppliers.

        In January 2003, we entered into a new service contract with Philips Medical Systems North America which requires them to service substantially all of our diagnostic imaging equipment on a twenty-four hour a day, seven day a week basis. This contract requires that we terminate existing contracts with other service providers where possible. The service contract has an initial term of five years and is priced at a fixed annual amount of $8.4 million, which amount is subject to increase based on our achieving certain levels of annual net patient revenue. The agreement provides that we are responsible for the cost of consumable items associated with the diagnostic imaging equipment covered by this agreement while Philips is responsible for the cost of labor and parts associated with repairs to such equipment. Our existing service contract with Hitachi Medical Systems America, Inc. requires them to provide planned preventative maintenance and remedial maintenance as needed on certain of our diagnostic imaging equipment. The service contract with Hitachi expires on December 31, 2004 and is priced at a fixed annual service cost for each MRI system covered under the service agreement. We are required to pay Hitachi an aggregate of $0.5 million per year under this service contract. The agreement provides that Hitachi is responsible for the cost of parts associated with maintenance of the equipment and for all authorized operating software enhancements. The agreement grants us discounts on parts and options not covered by the agreement.

Competition

        The overall diagnostic imaging services market is competitive, with services being provided in multiple settings and by several different types of providers. We compete principally on the basis of our reputation for delivering high quality images and reports in a timely manner, the comfort and care we provide to patients in our centers and price. We compete with other FICs, groups of radiologists, hospitals, ambulatory surgery centers and non-radiologist physician practices, including equipment manufacturers and leasing companies that own and operate imaging equipment. Our major competitors in the FIC market include: HealthSouth Corporation, Radiologix, Inc., InSight Health Services Corp. and Alliance Imaging, Inc. Our competition also includes hospitals and medical clinics that provide diagnostic imaging services by leasing mobile diagnostic imaging equipment on a full or part-time basis.

        We operate in the FIC market, which is highly fragmented and characterized by a small group of large competitors and a large number of small competitors. Many of these small competitors are either sole proprietorships or are part of radiology medical practices.

        In addition, in the past some non-radiologist physician practices have refrained from establishing their own diagnostic imaging centers because of federal physician self-referral legislation. Final regulations issued in January 2001 clarify certain exceptions to the physician self-referral legislation, which may create opportunities for and encourage some physician practices to establish their own diagnostic imaging centers within their group practices, which may compete with us.

Insurance

        We may be subject to professional liability claims including, without limitation, for improper use or malfunction of our diagnostic imaging equipment. We maintain insurance policies with coverages that we believe are appropriate in light of the risks attendant to our business and consistent with industry practice. However, adequate liability insurance may not be available to us in the future at acceptable costs or at all.

        We maintain general liability, professional liability and umbrella coverage in commercially reasonable amounts. As of December 31, 2003, our aggregate policy limits for these insurance policies were $2.0 million, $3.0 million and $20.0 million, respectively. Additionally, we maintain workers' compensation insurance on all employees. Coverage is placed on a statutory basis and responds to each state's specific requirements. We have not assumed any material liabilities, known or unknown, of any of the centers we have acquired. However, claims may be asserted against us for events that occurred prior to our acquiring these acquisitions.

        The radiologists at our centers may from time to time be subject to malpractice claims. To protect against possible professional liability, we maintain professional liability insurance. We also require all affiliated radiologists to obtain their own malpractice insurance policies at appropriate levels. Nevertheless, claims, suits or complaints relating to services provided by the radiologists at our centers may be asserted against us in the future, including malpractice.

Facilities

        We lease approximately 50,000 square feet of space in Alpharetta, Georgia for our executive and principal administrative offices. As of June 30, 2004, we operated 90 centers in 13 states as described in the following table:

State	Percentage of total revenues for the year ended December 31, 2003	Total number of centers	Number of de novo centers	Number of acquired centers
Georgia*	20.1%	23	16	7
South Carolina*	12.6%	13	8	5
North Carolina*(1)	26.9%	14	5	9
Arizona	12.7%	8	2	6
Florida	4.6%	6	4	2
Missouri	2.4%	6	4	2
Alabama	3.1%	4	3	1
Tennessee*	4.8%	4	1	3
Virginia*	4.7%	4	0	4
Texas	3.4%	4	3	1
Wisconsin	0.6%	2	1	1
New Mexico	2.9%	1	0	1
Illinois	1.2%	1	0	1

	100.0%	90	47	43

*
Indicates state where certificate of need is required.

(1)
Includes a joint venture, in which we own 50% of the outstanding membership interests.

        As of June 30, 2004, we owned one and leased 89 of the properties upon which our 90 centers were located. In July 2004, we acquired an additional center in Phoenix, Arizona, which we lease. We lease certain of our properties from related parties (See Note 15 to our audited consolidated financial statements).

Environmental matters

        We are subject to federal, state and local regulations governing the storage, use and disposal of hazardous materials and medical and radioactive waste products. Our diagnostic centers generate small amounts of medical wastes or other hazardous materials, and some of our imaging services involve the use of radioactive materials. Although we believe that our procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and adequately provide for the safety of our patients, employees and the environment, we cannot completely eliminate the risk of accidental releases, contamination or injury associated with these materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental, health and safety laws and regulations. We have not had material expenses related to environmental, health and safety laws or regulations to date.

Legal proceedings

        We are engaged from time to time in the defense of lawsuits and administrative proceedings arising in the ordinary course and conduct of our business and have insurance policies covering potential insurable losses where this coverage is cost-effective.

        In February 2003, we received a request for documents from the United States Department of Justice regarding our billing and other practices. While we believe that we are in material compliance with applicable governmental laws and regulations, in the event that the United States government believes that any wrongdoing has occurred, we could be subject to fines and penalties and could be excluded from government reimbursement programs. However, substantive negotiations have progressed towards conclusion on this matter and management believes that this matter will not have a material adverse effect on our financial position and results of operations.

        In February 2003, a purported class action lawsuit was filed in the State Court of Fulton County in the State of Georgia against us, our subsidiaries, officers and directors, as well as various physician groups that conduct business with us. This lawsuit raised questions concerning the legality of the purchase service agreements under the Georgia Patient Self-Referral Act of 1993. This lawsuit was dismissed without prejudice, in conjunction with a settlement, in May 2004.

        We believe that we have adequately reserved for those liabilities related to the aforementioned legal contingencies.

Regulation

        Licensing and certification.    Healthcare facility construction and operation is subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection laws. Diagnostic imaging centers must meet requirements under these laws in order to participate in government programs, including the Medicare and Medicaid programs.

        In addition, free-standing diagnostic imaging centers that provide services independent of a physician's office must be enrolled by Medicare as an independent diagnostic testing facility (an "IDTF") to bill the Medicare program. Medicare carriers have discretion in applying the IDTF requirements and therefore the application of these requirements may vary from jurisdiction to jurisdiction. Notwithstanding this complexity, we conduct our operations in compliance with federal, state and local laws and make every effort to satisfy the IDTF requirements or operate as a qualified physician's office.

        Certificates of need.    The laws of some of the states in which we operate limit our ability to acquire new diagnostic imaging equipment or expand or replace our existing equipment at diagnostic imaging centers because these states require a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by us or by those parties for whom we manage facilities. Five of the 13 states in which we operate require a CON and more states may adopt similar licensure frameworks in the future. In many cases, a limited number of these CONs are available in a given state. If we are unable to obtain the applicable CONs or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

        Conversely, states in which we have obtained a certificate of need may repeal existing certificate of need regulations or liberalize exemptions from the regulations. For example, Missouri has liberalized exemptions from certificate of need programs. The repeal of certificate of need regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

        Our ability to obtain a CON (or exemption there from) in a particular state is not a definitive guarantee that our operations under the applicable CON law will be unchallenged. One or more parties may challenge our CON (or exemption there from) from time to time. While such challenges could be raised on a number of issues, they generally would be based upon the application or interpretation of certain financial formulae contained within the applicable CON statute and either: (i) our adherence to that formulae in the submission of our CON (or exemption there from) application or (ii) the applicable state agency's interpretation or application of the CON statute in its review of our application. If we are unable to succeed against challenges to our CONs (or exemptions therefrom), we may be limited or precluded from continuing our operations in the relevant jurisdictions.

        Fee-splitting; corporate practice of medicine.    The laws of many states in which we maintain facilities prohibit unlicensed persons or business entities, including corporations, from employing physicians or engaging in certain financial arrangements, such as splitting professional fees between physicians and non-physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. We structure our relationships with these radiologists in a manner that we believe does not constitute the practice of medicine by us. Although we exercise care to structure our arrangements with healthcare providers to comply with the relevant state laws, and believe our current arrangements substantially comply with applicable laws, we cannot assure you that government officials charged with responsibility for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

        Medicare and Medicaid reimbursement programs.    Our revenue is derived through our ownership, operation and management of diagnostic imaging centers. During the year ended December 31, 2003 and for the six months ended June 30, 2004, approximately 24.3% and 23.2%, respectively, of our net revenue generated at our diagnostic imaging centers was derived from government sponsored healthcare programs (principally Medicare and Medicaid).

        Medicare.    The Medicare program is a social health insurance program that provides health care to Americans who either are sixty-five years of age or older or have certain qualifying conditions. There are four separate "Parts" to the Medicare program, with the services that we provide being reimbursed under Part B, which covers physician, outpatient ambulatory and ancillary services, such as diagnostic imaging services.

        Under prior Medicare policy, imaging centers generally participated in the Medicare program as either medical groups or, subject to the discretion of individual Medicare carriers, independent physiological laboratories. However, in 1997, the Centers for Medicare and Medicaid Services ("CMS") created a new Medicare enrollment category entitled "Independent Diagnostic Testing Facilities" ("IDTFs"). CMS has created one exception to IDTF enrollment, which applies to radiology group practices. While we generally have enrolled our imaging centers with the Medicare program as IDTFs, some of our centers are enrolled as radiology group practices.

        The physician fee schedule is a statutory formula pursuant to which the Department of Health and Human Services assigns relative values to covered medical procedures based on the specific procedure's ranking relative to the other procedures on the scale. The physician fee schedule is subject to annual updates which adjust the rates payable per procedure for inflation, subject to an adjustment that assures projected spending for the year meets allowed spending for that year. In 2001, the Medicare program announced a reduction in virtually all services reimbursed under the Medicare physician fee schedule (including those services we provide), whereby Medicare payment for most diagnostic imaging services covered by Medicare was reduced in 2002 by approximately 11.0% for the services that we render. Fee reimbursements were increased by 1.6% in February 2003 for procedures performed on or after March 1, 2003 and were subsequently increased by 4.5% effective January 1, 2004. Medicare reimbursement represented 18.8% and 17.7%, respectively, of our net revenue for the year ended December 31, 2003 and the six months ended June 30, 2004.

        Medicaid.    The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state although both the federal government and many states are currently considering significantly reducing Medicaid funding. In most states in which we operate, Medicaid reimbursement for diagnostic imaging services is lower than the reimbursement rates paid by other payors (including the Medicare program), and some states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements. In two states in which we operate, the state Medicaid agencies have refused to authorize entities organized as free-standing diagnostic imaging centers to enroll in the Medicaid program. Medicaid represented 5.5% and 5.6%, respectively, of our net revenue for the year ended December 31, 2003 and the six months ended June 30, 2004.

        Federal Anti-Kickback and Stark Laws.    Federal law prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchase, lease or order, or arranging or recommending purchasing, leasing or ordering, of any item or service reimbursable under Medicare, Medicaid or other governmental programs.

        The Office of Inspector General at the Department of Health and Human Services has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the anti-kickback statute provided all applicable criteria are met. The failure to meet all of the applicable safe harbor criteria does not mean, however, that the particular arrangements violate the anti-kickback statute. We have a variety of physician arrangements and, although we believe these agreements are compliant with the law, we cannot assure you that regulatory authorities will not determine otherwise or that all of our arrangements meet all of the applicable safe harbor criteria, especially as enforcement of this law historically has been a high priority for the federal government. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, any of which could have an adverse effect on our business and results of operations.

        The Social Security Act also includes a provision commonly known as the "Stark Law." This law prohibits a physician from referring Medicare (and to some extent Medicaid) patients to an entity providing "designated health services," including, without limitation, radiology services, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. The penalties for violating the Stark Law include a prohibition on payment by these governmental programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme" as well as civil penalties of twice the dollar value of each service and exclusion from future participation in the Medicare and Medicaid programs.

        On January 4, 2001, the Health Care Financing Administration, Department of Health and Human Services, now known as the Centers for Medicare and Medicaid Services ("CMS"), published final Phase I regulations to implement the Stark Law. Then, on March 26, 2004, CMS published interim final Phase II regulations. Under these final regulations, radiology and certain other imaging services are included in the designated health services subject to the self-referral prohibition. Under the final regulations, such services include the professional and technical components of any diagnostic test or procedure using X-rays, ultrasound or other imaging services, computerized axial tomography, MRI, radiation therapy and diagnostic mammography services (but not screening mammography services). The final regulations, however, exclude from designated health services: (i) X-ray, fluoroscopy or ultrasonic procedures that require the insertion of a needle, catheter, tube or probe through the skin or into a body orifice; (ii) radiology procedures that are integral to the performance of, and performed during, non-radiological medical procedures; (iii) nuclear medicine procedures; and (iv) "invasive" or "interventional" radiology, because the radiology services in these procedures are merely incidental or secondary to another procedure that the physician has ordered.

        The Stark Law provides that a request by a radiologist for diagnostic radiology services, if such services are furnished by or under the supervision of such radiologist or another radiologist in the same group practice pursuant to a consultation requested by a third party physician, does not constitute a "referral" by a "referring physician." The effect of the Stark Law on the radiology practices, therefore, will depend on the precise scope of services furnished by each such practice's radiologists and whether such services derive from consultations or are self-generated.

        Although, we believe that we have structured our acquisitions of the assets of existing practices and our service agreements for management and administrative services so as to not violate the Stark Law and regulations a determination of liability under the Stark law could have an adverse effect on our business, financial condition and results of operations.

        Federal False Claims Act.    The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring "qui tam" whistleblower lawsuits against companies. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages sustained by the federal government.

        In February 2003, we received a request for documents from the United States Department of Justice regarding our billing and other practices. While we believe that we are in material compliance with applicable governmental laws and regulations, in the event that the United States government believes that any wrongdoing has occurred we could be subject to fines and penalties and could be excluded from government reimbursement programs. However, substantive negotiations have progressed towards conclusion on this matter and management believes that this matter will not have a material adverse effect on our financial position and results of operations.

        State Fraud and Abuse Provisions.    Most of the states in which our diagnostic imaging centers are located have adopted a form of anti-kickback law, almost all of those states have also adopted a form of Stark Law, and some have adopted separate false claims provisions. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws cover all referrals by all healthcare providers for all healthcare services. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

        In February 2003, a purported class action lawsuit was filed in the State Court of Fulton County in the State of Georgia against us, our subsidiaries, officers and directors, as well as various physician groups that conduct business with us. This lawsuit raised questions concerning the legality of the purchase service agreements under the Georgia Patient Self-Referral Act of 1993. This lawsuit was dismissed without prejudice, in conjunction with a settlement, in May 2004.

        Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996.    The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") required the Department of Health and Human Services to adopt standards to protect the security and privacy of health-related information. Although the Department of Health and Human Services issued proposed rules in 1998 concerning the security standards, final rules were not adopted until February 20, 2003. The security standards contained in the final rules do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require health plans, healthcare clearinghouses and healthcare providers to comply with certain minimum security procedures in order to protect data integrity, confidentiality and availability.

        With respect to the privacy standards, the Department of Health and Human Services published final rules in December of 2000. However, on August 14, 2002, the Department of Health and Human Services published final modifications to the privacy standards. The final modifications eliminated the need for patient consent when the protected health information is disclosed for treatment payment issues or health care operations. In addition, the final modifications clarified the requirements related to authorizations, marketing and minimum necessary disclosures of information. All healthcare providers were required to be compliant with the new federal privacy requirements no later than April 14, 2003. We believe we are in material compliance with existing state and federal law relating to patient privacy.

        The HIPAA privacy standards contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by the HIPAA privacy regulations can result in the following fines and/or imprisonment: (i) civil money penalties for HIPAA privacy violations are $100 per incident, up to $25,000, per person, per year, per standard violated; (ii) a person who knowingly and in violation of the HIPAA privacy regulations obtains individually identifiable health information or discloses individually identifiable health information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (iii) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (iv) if the offense is done with the intent to sell, transfer, or use individually identifiable health information for commercial advantage, personal gain, or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.

        HIPAA also required the Department of Health and Human Services to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Although these standards were to become effective October 2002, Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. We believe we are in material compliance with the HIPAA electronic transaction standards.

        Compliance program.    We have a program to monitor compliance with federal and state laws and regulations applicable to healthcare entities. Our program also monitors compliance with our Corporate Compliance Plan, which details our standards for: (1) business ethics, (2) compliance with applicable federal, state and local laws, (3) business conduct, and (4) quality of service. An important part of our compliance program consists of conducting periodic audits of various aspects of our operations. We also conduct mandatory educational programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program. We believe that our compliance program has been structured in light of the guidance provided by the Office of Inspector General of the U.S. Department of Health and Human Services.

        Internal Audit.    We organized our internal audit function during the fourth quarter of fiscal 2003. This group has commenced the development of an internal audit function focused on monitoring compliance with our policies and procedures, including those related to billing and collections. The internal audit function is being developed within the framework dictated by the Institute of Internal Auditor's Standards for the Professional Practice of Internal Auditing and other relevant professional standards.

Management

Directors and executive officers

        The following table sets forth, as of August 1, 2004, certain information with respect to persons who are executive officers and directors of MQ Associates, Inc. Pursuant to our stockholders' agreement, our board of directors consists of seven members, three of whom are designated by MQ Investment Holdings, LLC, one of whom is designated by a member of MQ Investment Holdings, LLC, one of whom is designated by a majority (which will not include shares held by Daniel J. Schaefer, Michael A. Villa and Thomas C. Gentry) of our stockholders and two of whom are designated by our co-founders, Gene Venesky and John K. Luke (so long as Messrs. Venesky and Luke are at least 10% stockholders or are both members of our senior management).

Name	Age	Position
Gene Venesky	54	Chief Executive Officer and Director
John K. Luke	56	President and Director
Thomas C. Gentry	50	Chief Financial Officer
Daniel J. Schaefer	57	Co-Chief Operating Officer
Michael A. Villa	35	Co-Chief Operating Officer
Bruce W. Elder	34	Vice President, Development
Evan P. Bakst	37	Director
Mitchell J. Blutt, M.D.	47	Director
Nancy-Ann DeParle	47	Director
Benjamin B. Edmands	33	Director
Donald C. Tomasso	59	Director

        Gene Venesky is one of our co-founders and has served as our Chief Executive Officer since 1993 and as Chairman of our Board since 1993. Mr. Venesky has been the Chief Executive Officer, Secretary, and Treasurer and one of the directors of MedQuest, Inc. since August 2002. Prior to co-founding MedQuest, Mr. Venesky spent over six years with Price Waterhouse and over ten years with Hillman Co., a nationally known investment holding company. Mr. Venesky is a graduate of St. Francis College and University of Virginia/Colgate Darden's Executive Management Program. Pursuant to the stockholders' agreement, Mr. Venesky is one of the co-founders' designees to our board of directors.

        John K. Luke is one of our co-founders and has served as our President since 1993 and as one of our directors since 1993. Mr. Luke has been the President and one of the directors of MedQuest, Inc. since August 2002. Prior to co-founding MedQuest, Mr. Luke spent six years in commercial banking with Landmark Banking Corp. and Bankers Trust of South Carolina, two major southeast banks, and nine years in healthcare in product development, marketing and sales. Mr. Luke holds a B.A. from the University of Georgia and an M.B.A. from Clemson/Furman Universities. Pursuant to the stockholders' agreement, Mr. Luke is one of the co-founders' designees to our board of directors.

        Thomas C. Gentry has served as our Chief Financial Officer since May 1999. Mr. Gentry has been the Chief Financial Officer, Assistant Secretary and Assistant Treasurer of MedQuest, Inc. since August 2002. For the five years from 1994 to 1999, Mr. Gentry was a tax partner with Elliot & Davis Co. in Greenville, South Carolina. During those five years he was the partner in charge of the

MedQuest account relationship. From 1990 to 1994, Mr. Gentry worked with Coopers & Lybrand as a tax accountant. Mr. Gentry holds a B.A. and a Masters of Tax from Georgia State University.

        Daniel J. Schaefer has served as one of our Co-Chief Operating Officers since January 1998. Mr. Schaefer has been one of the Co-Chief Operating Officers of MedQuest, Inc. since August 2002. Mr. Schaefer has over 20 years of experience in operations and sales/marketing and was a key executive for Span America Medical Systems from 1975 to 1987 and Alpha ProTech from 1991 to 1995, both publicly traded healthcare manufacturers. His responsibilities there included product development, sales and marketing. He was instrumental in taking Span America Medical Systems public. Mr. Schaefer is a graduate of Southern Illinois University.

        Michael A. Villa has served as one of our Co-Chief Operating Officers since February 1998. Mr. Villa has been one of the Co-Chief Operating Officers of MedQuest, Inc. since August 2002. Mr. Villa's career has focused almost exclusively on the outpatient medical services industry. From 1990 to 1994, Mr. Villa syndicated limited partnerships in outpatient diagnostic imaging facilities. From 1994 to 1998, Mr. Villa served as Western Regional Manager for DVI Financial Services, Inc. and provided financial services to healthcare organizations including public and private companies with diagnostic imaging, hospital and HMO operations. Mr. Villa is a graduate of the University of Washington.

        Bruce W. Elder has served as our Vice President of Development since January 2001. Mr. Elder has been the Vice President of Development of MedQuest, Inc. since August 2002. From May 1999 to December 2000, he served as a Strategy Consultant and Healthcare Client Director for iXL, Inc., a publicly traded internet consulting firm, primarily managing client relationships with early stage venture financed healthcare firms. Prior to joining iXL, Mr. Elder was Vice President of Development for Meridian Corporate Healthcare, Inc. from 1996 to 1999 and Coordinator of Business Development for Surgical Care Affiliates, Inc. from 1993 to 1996. Mr. Elder is a graduate of Vanderbilt University.

        Evan P. Bakst has been one of our directors since August 2002. From July 2000 to the present, he has been a principal at J.P. Morgan Partners, LLC where he focuses primarily on healthcare. From August 1993 to July 2000, Mr. Bakst was a Managing Director at the Beacon Group, LLC, a boutique merchant bank. The companies for which Mr. Bakst is a director are Cadent Holdings, Inc., FundsXpress, Inc., FHC Health Systems and National Surgical Care. Mr. Bakst holds a B.A. from the University of California, Berkeley and an M.B.A. from Harvard University. Pursuant to the stockholders' agreement, Mr. Bakst is one of MQ Investment Holdings, LLC's designees to our board of directors.

        Mitchell J. Blutt, M.D.    has been one of our directors since August 2002. He has been an executive advisor of J.P. Morgan Partners, LLC, since March 1, 2004. Prior to March 2004, he was an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, Chase Capital Partners, since 1992 and was a General Partner of Chase Capital Partners from 1988 to 1992. The companies for which Dr. Blutt is a director are DJ Orthopedics, Inc., and Ryko, Inc. He also serves on the Board of the Michael J. Fox Foundation for Parkinson's Research and is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. Dr. Blutt received his B.A. and M.D. degrees from the University of Pennsylvania. He received his M.B.A. at the Wharton School of the University of Pennsylvania. He is a member of the Board of Trustees of the University of Pennsylvania, a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences, a member of the board of the Brearley School and a member of the Finance Committee and Board of Penn Medicine. He formerly served on the Board of the National Venture Capital Association. Pursuant to the stockholders' agreement, Mr. Blutt is one of MQ Investment Holdings, LLC's designees to our board of directors.

        Nancy-Ann DeParle has been one of our directors since August 2002. From January 2001 to the present, she has been an independent health care consultant in Washington, D.C. and a Senior Advisor to J.P. Morgan Partners, LLC. From July 2001 to the present, she has been an Adjunct Professor of

Health Care Systems at the Wharton School of the University of Pennsylvania. From August 2002 to the present, she has been a member of the Medicare Payment Advisory Commission (MedPAC). From October 2000 through January 2001, she was a Fellow at the Institute of Politics and the Interfaculty Health Policy Forum at Harvard University. From November 1997 until October 2000, Ms. DeParle served as Administrator of the Health Care Financing Administration (HCFA), recently renamed the Centers for Medicare and Medicaid Services (CMS). She was also a key health policy advisor to the Secretary of Health and Human Services and the President of the United States. Before joining HHS, Ms. DeParle served as Associate Director for Health and Personnel at the White House Office of Management and Budget (OMB), where she oversaw budget and policy matters relating to all Federal health programs. From 1987 to 1989, Ms. DeParle served as the Tennessee Commissioner of Human Services under Governor Ned McWherter. She administered a 6,000-employee agency that provided food stamps, welfare, rehabilitation and child protective services. The companies for which Ms. DeParle is a director are Accredo Health, Inc., Cerner Corporation, DaVita, Inc., Guidant Corporation and Triad Hospitals, Inc. Ms. DeParle received a B.A. from the University of Tennessee and a J.D. from Harvard Law School. She also received an M.A. in Politics and Economics from Balliol College of Oxford University, which she attended as a Rhodes Scholar. Pursuant to the stockholders' agreement, Ms. DeParle is the designee of a member of MQ Investment Holdings, LLC to our board of directors.

        Benjamin B. Edmands has been one of our directors since August 2002. He is currently a principal at J.P. Morgan Partners, LLC where he focuses on investments in the healthcare infrastructure sector. Mr. Edmands has been with J.P. Morgan Partners, LLC, formerly known as Chase Capital Partners, since 1993. Prior to joining J.P. Morgan Partners, LLC, Mr. Edmands held positions in Chemical Bank's Acquisition Finance Group. The companies for which Mr. Edmands is a director are Big Rock Sports, Inc., and VeriCare, Inc. Mr. Edmands holds a B.A. with Honors from Colgate University and an M.B.A. with Honors from Columbia Business School. Pursuant to the stockholders' agreement, Mr. Edmands is one of MQ Investment Holdings, LLC's designees to our board of directors.

        Donald C. Tomasso has been one of our directors since December 2002. From April 2000 to the present, he has been the Chairman of Metro Offices, Inc., a provider of workplace solutions for entrepreneurs, small to medium-sized corporations and the mobile workforce of large corporations. From 1998 to the present, Mr. Tomasso has also been the President and a co-founder of Scarlet Oak Investments, LLC, a private equity investment firm. From 1991 to 1998, Mr. Tomasso was President of Manor Care Health Services, Inc., a provider of skilled nursing care, assisted living facilities and senior support services, while also serving as Chairman and Chief Executive Officer of Vitalink Pharmacy Services, Inc. from 1991 to 1996. Prior to joining Manor Care Health Services, Inc., Mr. Tomasso had held various positions with Marriott Corporation, most recently serving as Executive Vice President and General Manager of Marriott's Roy Rogers Restaurant business unit from 1986 to 1990. Mr. Tomasso is a director of Medical Office Properties, Inc. and he is also a member of the Board of Trustees of Drexel University LeBow College of Business and the Washington College Presidents Advisory Council. Mr. Tomasso received his B.S. in Commerce and Engineering, his Masters Degree in Environmental Engineering and his M.B.A. from Drexel University. Pursuant to the stockholders' agreement, Mr. Tomasso is the designee of the majority of the stockholders of MQ Associates, Inc.

Committees of the board of directors

        Our board of directors currently has an audit committee, a compensation committee and a compliance committee. The members of the audit committee are Benjamin Edmands, Evan Bakst, Gene Venesky and Donald Tomasso. The members of the compensation committee are Messrs. Edmands and Bakst and John Luke. The members of the compliance committee are Nancy-Ann DeParle and Mr. Venesky.

        Audit committee.    The principal duties and responsibilities of our audit committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        Compensation committee.    The principal duties and responsibilities of the compensation committee are to carry out our board of directors' overall responsibility relating to executive compensation including as follows:

  •
  to review, oversee and administer our incentive compensation and other stock-based plans;

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  to review and approve the compensation of our chief executive officer, the other executive officers and non-management directors; and

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  to provide oversight concerning selection of candidates for executive positions, executive succession planning, performance of individual executives and related matters.

        Compliance committee.    The principal duties and responsibilities of the compliance committee are as follows:

  •
  to review reports received by the corporate compliance officer of possible legal/regulatory problems;

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  to review reports generated by corporate audit activities related to our corporate compliance plan; and

  •
  to develop recommendations for us as deemed appropriate.

Audit committee financial expert

        Our board of directors does not include an "audit committee financial expert" as that term is defined in SEC regulations. Our securities are not listed on any national securities exchange and we are not required to have an independent audit committee. We are presently engaged in a search for an additional independent director and we intend that one or more of the candidates for such independent director will qualify as an audit committee financial expert.

Compensation committee interlocks and insider participation

        No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Summary compensation table

        The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2003, 2002 and 2001 by the Chief Executive Officer and each of our four most highly compensated executive officers. None of the persons who became our executive officers upon consummation of the Transactions received any compensation directly from us relating to any period prior to the consummation of the Transactions.

Long-term compensation(2) Awards
Annual compensation(1)
Securities underlying options (#)
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation		All other compensation (2)
Gene Venesky Chief Executive Officer, Secretary And Treasurer	2003 2002 2001	$500,000 500,000 500,000	$125,000 250,000 290,000	$12,313 12,245 12,245		$2,000 1,700 -
John K. Luke President	2003 2002 2001	500,000 500,000 500,000	125,000 250,000 290,000	12,313 12,245 12,245		2,000 1,700 1,700
Thomas C. Gentry Chief Financial Officer, Assistant Secretary and Assistant Treasurer	2003 2002 2001	175,000 175,000 173,653	145,491 154,708 145,557	12,381 12,245 12,245		2,000 1,700 1,700
Daniel J. Schaefer Co-Chief Operating Officer	2003 2002 2001	250,000 250,000 246,923	145,338 147,375 161,830	12,313 12,245 12,245		2,000 1,700 1,700
Michael A. Villa Co-Chief Operating Officer	2003 2002 2001	225,000 225,000 221,885	145,338 147,375 161,830	12,313 12,245 12,245		2,000 1,700 1,700
Bruce W. Elder Vice President, Development	2003 2002 2001	148,077 129,231 104,923	29,000 39,000 15,000	6,293 12,245 12,245	200,000	2,000 251,700 1,700	(1)

(1)
In connection with the Transactions, Mr. Elder received success fees of $250,000.

(2)
All other compensation consists of contributions by MQ Associates, on behalf of each respective executive officer, to the defined contribution retirement plan.

        MQ Associates, Inc. granted the following stock options to named executive officers during the year ended December 31, 2003:

Individual Grants					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number Of Securities Underlying Option/SARs Granted (#)	Percent Of Total Options/ SARs Granted To Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Bruce W. Elder	200,000	6.6%	$1.00	December 2012	$126,000	$319,000

        In connection with the Transactions, we paid "success fees" to certain of our executive officers, in the aggregate amount of $2.3 million. Gene Venesky, our Chief Executive Officer, and John K. Luke, our President, each received success fees of approximately $1.0 million. These amounts were treated as a reduction of additional paid-in capital. The total amount of the success fees and the specific amounts paid to Messrs. Venesky and Luke were determined through negotiations among TA Associates, Inc. and Messrs. Venesky and Luke, as the principal selling stockholders in the recapitalization. All other success fees paid by us were made solely at the discretion of Messrs. Venesky and Luke.

Stock options and restricted stock

        On October 8, 1999, we adopted a stock option and grant plan authorizing the issuance of options exercisable for up to 870,000 shares of Class B non-voting common stock. As of March 30, 2001, the number of shares of Class B non-voting common stock authorized for issuance pursuant to the option and grant plan was lowered to 750,000 in the aggregate. The option and grant plan provided that qualified and non-qualified options could be issued. The 1999 stock option and grant plan was terminated as of the closing of the Transactions.

        In addition, on December 31, 1999, we and certain of our executive officers executed a restricted stock agreement and issued promissory notes payable to us totaling approximately $1.4 million for the purchase of 750,000 shares of Class B non-voting common stock. Under the restricted stock agreements, the shares began vesting December 15, 2000, and vested ratably over a 60 month period. The shares of restricted Class B non-voting common stock vested immediately prior to the consummation of the Transactions. There were no authorized, issued or outstanding shares of Class B Common Stock after the effective date of the Transactions.

        In April 2003, we adopted an employee stock option plan ("2003 Stock Option Plan"), which provides for the issuance of incentive stock options and non-qualified stock options for the purchase of 16,999,999 shares of the common stock of MQ Associates, Inc. The 2003 Stock Option Plan was adopted with an effective date of January 1, 2003 and terminates ten years from the effective date, unless terminated sooner. Options vest ratably over four and five year periods on successive grant date anniversaries and may be issued at a grant price at no less than fair market value on the date of grant. Options were initially issued under the 2003 Stock Option Plan in July 2003. There were 1,793,171 vested options at June 30, 2004.

        Certain of the named executive officers were granted incentive stock options under the 2003 Stock Option Plan in January 2004. These executive officers were granted 4,863,884 stock options with exercise prices ranging from $1.50 to $3.00 and a four year vesting period. These stock options were issued with a vesting date beginning on January 1, 2003.

Employment agreements

        MedQuest, Inc. has entered into employment agreements with each of Messrs. Venesky, Luke, Gentry, Schaefer, Villa and Elder, which agreements expire on August 15, 2007. The employment agreements provide for the payment of a base salary plus a bonus, and include a non-compete provision for up to two years following the executive officer's termination of employment with us. The annual base salaries during the entire term of the employment agreements for each of Messrs. Venesky, Luke, Gentry, Schaefer, Villa and Elder are $500,000, $500,000, $175,000, $250,000, $225,000 and $130,000, respectively. Each employment agreement provides for bonus eligibility or other performance-based compensation arrangements to be determined by the Board of Directors of MedQuest, Inc., in its discretion, reasonably based in substantive part on the successful completion and profitability of center acquisitions or new center development projects. In addition, the Board's determination of bonus awards will be based on the achievement of financing and performance targets calculated consistently with historical practices. Based upon the foregoing, effective January 1, 2004, the Board of Directors of MedQuest, Inc. awarded each of Messrs. Villa, Schaefer, Elder and Gentry a performance-based bonus in the amount of $43,000, $40,000, $11,923 and $5,000, respectively, with such bonuses being paid in accordance with the normal payroll practices of MedQuest, Inc. The employment agreements provide that if the executive officer is terminated without cause, such executive officer will be entitled to receive payments of his base salary for a specified period of time, which could be up to 24 months, depending on the executive officer.

Compensation of directors

        Our directors who are not employees of MQ Associates, Inc., MedQuest, Inc. or J.P. Morgan Partners, LLC receive annual compensation for their services in the form of cash fees and stock options. The level of compensation is dependent upon level of experience and degree of risk associated with the various board positions. We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors.

        We paid director fees to Donald Tomasso and Nancy-Ann Deparle in the amount of $35,000 each for the year ended December 31, 2003. We also awarded Donald Tomasso 10,000 non-qualified stock options and Nancy-Ann Deparle 100,000 non-qualified stock options during the year ended December 31, 2003. These options were granted under the 2003 Stock Option Plan, with an exercise price of $1.00, representing fair market value at the grant date, and a five year vesting schedule.

The Transactions

The recapitalization

        On August 15, 2002, we consummated a recapitalization transaction pursuant to an agreement dated July 16, 2002, as amended on August 8, 2002, among us, our then-existing stockholders and MQ Investment Holdings, LLC, which was a newly formed Delaware limited liability company managed by a board of directors comprised of certain principals of J.P. Morgan Partners, LLC. The total consideration paid in the recapitalization was valued at $365.1 million, including transaction costs. As a result of the recapitalization, approximately 70.0% of the total capital stock of MQ Associates, Inc. is owned by MQ Investment Holdings, LLC and approximately 30.0% of the total capital stock of MQ Associates, Inc. is owned by the management stockholders, in each case, on a fully diluted basis. In connection with the recapitalization agreement, the following transactions (which, collectively, are referred to in this prospectus as the "Transactions") occurred:

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  MQ Investment Holdings, LLC made an equity investment of $107.1 million in MQ Associates, Inc. and as a result of such investment received 72,100,000 shares of newly issued Class A Common Stock, par value $0.001 per share, and 35,000,000 shares of a new series of Series A Redeemable Preferred Stock, par value $0.001 per share, of MQ Associates, Inc.;

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  Immediately prior to the consummation of the recapitalization, the then-outstanding shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock of MQ Associates, Inc. (all of which were owned by TA Associates, Inc. and other private investors) were converted in a series of transactions into 4,105,532 shares of Common Stock, 1,276,000 shares of the old series of Series A Redeemable Preferred Stock and 680,000 shares of the old series of Series B Redeemable Preferred Stock. As part of the recapitalization, MQ Associates, Inc. (i) redeemed approximately 76.4% of the total outstanding shares of Common Stock and Class B Common Stock, including approximately 58.9% of the stock holdings of the management stockholders, for an aggregate redemption price of approximately $148.4 million (with $82.5 million received by TA Associates, Inc. and other private investors and $65.9 million received by the management stockholders) and (ii) redeemed 100% of the old series of Series A Redeemable Preferred Stock and 100% of the old series of Series B Redeemable Preferred Stock (all of which were held by TA Associates, Inc. and other private investors) for an aggregate redemption price of $19.6 million. In the management rollover equity transaction, management rolled over 100% of their remaining stock holdings, representing the remaining 23.6% of the total outstanding shares of Common Stock and Class B Common Stock. These management rollover shares were reclassified as (i) 28,605,000 shares of Common Stock, par value $0.001 per share (30,900,000 shares on a fully diluted basis), and (ii) 15,000,000 shares of a new series of Series B Redeemable Preferred Stock, par value $0.001 per share, which in the aggregate equals approximately 30.0% of the ownership of MQ Associates, Inc. on a fully diluted basis after the consummation of the recapitalization; and

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  MedQuest, Inc., as borrower, entered into the senior credit facility and issued the 11 7/8% senior subordinated notes to fund a portion of the Transactions.

        The senior credit facility was amended in September 2003 to allow for borrowings of $60.0 million under a Tranche B term loan facility.

        Pursuant to the recapitalization agreement, the former stockholders of MQ Associates, Inc. agreed to indemnify MQ Investment Holdings, LLC, us and our affiliates for breaches of representations, warranties and covenants made by MQ Associates, Inc. and such stockholders, as well as for other specified matters. Generally, subject to certain limited exceptions, these indemnification obligations with respect to breaches of representations and warranties are not effective until the aggregate amount of losses suffered by any indemnified party exceeds $2.0 million. Additionally, certain of the aforementioned indemnification obligations are limited to $20.0 million of recovery by the indemnified party from the indemnifying party. Generally, subject to several exceptions of greater duration, indemnification obligations with respect to representations and warranties survived until November 15, 2003.

The 11 7/8% senior subordinated notes offering

        In connection with the recapitalization, MedQuest, Inc. issued $180.0 million aggregate principal amount of 11 7/8% senior subordinated notes due 2012. Pursuant to the terms of a purchase agreement, these 11 7/8% senior subordinated notes were issued and sold by MedQuest, Inc. to J.P. Morgan Securities Inc., UBS Warburg LLC and Wachovia Securities, Inc., which were the initial purchasers, in a transaction exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereunder. Under the terms of the purchase agreement, the initial purchasers of these 11 7/8% senior subordinated notes agreed that during the initial distribution of the 11 7/8% senior subordinated notes they would offer or sell such notes only to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S under the Securities Act. The $180.0 million aggregate principal amount of 11 7/8% senior subordinated notes were initially resold by the initial purchasers at a discount of approximately $3.8 million. On March 24, 2003, MedQuest, Inc. consummated the exchange of all of the then-outstanding 11 7/8% senior subordinated notes for a like principal amount of new 11 7/8% senior subordinated notes, which have been registered under the Securities Act. The terms of the old 11 7/8% senior subordinated notes were substantially identical to the terms of the new 11 7/8% senior subordinated notes, except that the new 11 7/8% senior subordinated notes are freely tradable by persons who are not affiliated with us. For a description of the terms of the 11 7/8% senior subordinated notes, see "Description of other indebtedness—11 7/8% senior subordinated notes."

The senior credit facility

        On August 15, 2002, MedQuest, Inc. refinanced substantially all of its existing loan agreements, and we, as guarantor, and MedQuest, Inc., as borrower, entered into a senior credit facility in which Wachovia Bank, National Association and JPMorgan Chase Bank, each affiliates of the initial purchasers of the old notes and the 11 7/8% senior subordinated notes, were among the lenders. See "Plan of distribution." At the time the senior credit facility consisted of an $80.0 million revolving credit facility. The senior credit facility was amended in September 2003 to allow for additional borrowings of $60.0 million under a Tranche B term loan facility and was amended on August 16, 2004 to allow, among other things, us to issue the old notes. For a description of the terms of the senior credit facility, see "Description of other indebtedness—Senior credit facility."

Security ownership of certain beneficial
owners and management

The following table sets forth information with respect to the ownership of the Class A Common Stock and Common Stock of MQ Associates, Inc. as of August 1, 2004 by

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  each person known to own beneficially more than 5% of our Common Stock and Class A Common Stock,

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  each of our directors,

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  each of the executive officers named in the summary compensation table above, and

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  all of our executive officers and directors as a group.

        The Class A Common Stock and Common Stock vote together as a single class. Notwithstanding the beneficial ownership of Class A Common Stock and Common Stock presented below, the stockholders' agreement governs the stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders' agreement have agreed to vote their shares to elect the board of directors as set forth therein. See "Certain relationships and related transactions."

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of beneficial owner	Number of shares of common stock beneficially owned	Percent of class
MQ Investment Holdings, LLC(1)(2)	72,100,000	71.6%
Gene Venesky(3)	10,083,278	10.2%
John K. Luke(4)	10,083,278	10.2%
Thomas C. Gentry(5)	2,914,146	3.0%
Daniel J. Schaefer(6)	2,914,146	3.0%
Michael A. Villa(7)	2,914,146	3.0%
Bruce W. Elder(8)	40,000	*
Evan P. Bakst(2)	72,100,000	71.6%
Mitchell J. Blutt, M.D	—	—
Nancy-Ann DeParle(9)	20,000	*
Donald Tomasso(10)	2,000	*
Benjamin B. Edmands(2)	72,100,000	71.6%
All directors and executive officers as a group (11 persons)(2)(11)	102,027,971	100.0%

        *      Less than 1.0%

        (1)   The address of MQ Investment Holdings, LLC is 1221 Avenue of the Americas, New York, New York 10020.

        (2)   Reflects shares held of record by MQ Investment Holdings, LLC. Each of Messrs. Bakst and Edmands may be deemed the beneficial owner of the shares of Class A Common Stock owned by MQ Investment Holdings, LLC due to their status as principals of J.P. Morgan Partners, LLC, which controls MQ Investment Holdings, LLC; however, the foregoing shall not be construed as an admission that such holders are the beneficial owners of such shares.

        (3)   Reflects beneficial ownership of 286,111 exercisable stock options at December 31, 2003, representing vested portion of total grant of 1,144,444 stock options.

        (4)   Reflects beneficial ownership of 286,111 exercisable stock options at December 31, 2003, representing vested portion of total grant of 1,144,444 stock options.

        (5)   Reflects beneficial ownership of 214,583 exercisable stock options at December 31, 2003, representing vested portion of total grant of 858,332 stock options.

        (6)   Reflects beneficial ownership of 214,583 exercisable stock options at December 31, 2003, representing vested portion of total grant of 858,332 stock options.

        (7)   Reflects beneficial ownership of 214,583 exercisable stock options at December 31, 2003, representing vested portion of total grant of 858,332 stock options.

        (8)   Reflects beneficial ownership of 40,000 exercisable stock options at December 31, 2003, representing vested portion of total grant of 200,000 stock options.

        (9)   Reflects beneficial ownership of 20,000 exercisable stock options at December 31, 2003, representing vested portion of total grant of 100,000 stock options.

        (10) Reflects beneficial ownership of 2,000 exercisable stock options at December 31, 2003, representing vested portion of total grant of 10,000 stock options.

        (11) Reflects beneficial ownership of 1,277,971 exercisable stock options at December 31, 2003, representing vested portion of total grant of 5,173,884 stock options to directors and executive officers as a group.

Certain relationships and related transactions

Transactions with management stockholders

        We currently rent office space for 19 of our 93 centers and our headquarters through rental agreements with Image Properties, LLC, a company affiliated with us through common ownership. Gene Venesky, our Chief Executive Officer and co-founder, and John K. Luke, our President and co-founder, are the owners of Image Properties, LLC. The rental agreements with Image Properties, LLC provide for rental payments in amounts ranging from $6,000 to $77,000 monthly. The rental agreements are typically for ten years with five year renewal options and expire at various dates through 2012. We made total rental payments under these agreements of $2.7 million, $3.7 million, $3.7 million and $1.9 million in 2001, 2002, 2003 and the six months ended June 30, 2004, respectively. MQ Associates, Inc. guarantees all real estate leases between its subsidiaries and Image Properties, LLC. See Note 14 to the audited consolidated financial statements of MQ Associates, Inc. included elsewhere in this prospectus for the future minimum payments to be made to Image Properties, LLC under these leases.

        MQ Associates, Inc. had a related party receivable balance of $1.7 million, $1.0 million, $0.8 million and $1.3 million at December 31, 2001, 2002, 2003 and June 30, 2004, respectively. These related party receivables represent our advances to Image Properties, LLC for building and leasehold improvements made on our behalf. We earn interest income on the receivable balance at a rate of approximately 6% per annum of the outstanding receivable balance.

        We incurred expenses related to certain aviation services of $0.5 million and $0.3 million during the year ended December 31, 2003 and the six months ended June 30, 2004, respectively, including expenses of $0.5 million, related to services provided by Image Aviation, LLC, a company owned by Gene Venesky, our Chief Executive Officer and co-founder, and John K. Luke, our President and co-founder.

        On March 30, 2001, MedQuest, Inc. issued $8.8 million aggregate principal amount senior subordinated convertible notes due 2004 to TA Associates, Inc. and its affiliate partners. At that time, TA Associates, Inc. owned approximately 33.4% of our common stock. The senior subordinated convertible notes had a fixed 12% per annum interest rate with interest paid quarterly in arrears. The principal balance with any outstanding accrued and unpaid interest was due on October 8, 2004. As part of the Transactions, we repurchased the senior subordinated convertible notes at a purchase price of approximately $8.9 million.

        On July 16, 2002, MQ Associates, Inc. entered into a consulting agreement with William T. Carlson, Jr., then a director of MQ Associates, Inc. The initial term of the consulting agreement is four years, and automatically renews on the anniversary date of each subsequent year thereafter for a one year term. Pursuant to the consulting agreement, Mr. Carlson has agreed to provide legal services to us in areas such as corporate law matters, government regulatory and compliance matters and mergers and acquisitions. Mr. Carlson is being paid a fee of $30,000 per month, and is also eligible for bonus compensation at the sole discretion of our board of directors. If Mr. Carlson is terminated without cause, such termination will be effective twelve months after we give notice to Mr. Carlson of his termination. During such twelve month period, Mr. Carlson will continue to receive the fee of $30,000 per month so long as he continues to fulfill his duties under such consulting agreement. In January 2004, the fee paid to Mr. Carlson was reduced to $21,667 per month by mutual agreement. Prior to the closing of the Transactions, Mr. Carlson resigned as a director of MQ Associates, Inc.

        On July 1, 2001, MQ Associates, Inc. entered into a retainer agreement with one of its then directors, Mr. Carlson. Pursuant to this retainer agreement, Mr. Carlson was paid $30,000 per month, and also received an acquisition fee calculated as a percentage of the acquisition cost each time Mr. Carlson represented MQ Associates, Inc. in connection with an acquisition. MQ Associates, Inc.

paid Mr. Carlson $391,900 and $345,091 under this agreement in 2001 and during the period from January 1, 2002 through July 16, 2002, respectively. Effective July 16, 2002, this retainer agreement was terminated.

        On December 15, 1999, MQ Associates, Inc. loaned $455,000 to each of Thomas C. Gentry, Michael A. Villa and Daniel J. Schaefer for the purchase of restricted stock of MQ Associates, Inc. Such loans were each secured by the pledge of the newly purchased shares of restricted stock. Each of Messrs. Gentry, Villa and Schaefer entered into restricted stock purchase agreements under the MQ Associates, Inc. 1999 stock option and grant plan pursuant to which each purchased 250,000 shares of Class B common stock of MQ Associates, Inc. Each also executed a promissory note for the benefit of MQ Associates, Inc. Interest payable on each loan accrued at an annual rate of 6.08%. Immediately prior to the consummation of the Transactions, the aggregate principal amount of the loans outstanding, including accrued but unpaid interest, was $1.6 million. These loans were repaid in connection with the Transactions.

        In connection with the Transactions, we paid "success fees" to certain of our executive officers, other employees and a consultant in the aggregate amount of $2.9 million. Gene Venesky, our Chief Executive Officer, Secretary and Treasurer, and John K. Luke, our President, each received success fees of approximately $1.0 million. Bruce W. Elder, our Vice President of Development, and William T. Carlson, our former director and a current consultant, received success fees of approximately $0.3 million. The total amount of the success fees and the specific amounts paid to Messrs. Venesky and Luke were determined through negotiations among TA Associates, Inc. and Messrs. Venesky and Luke, as the principal selling stockholders in the recapitalization. All other success fees paid by us were made solely at the discretion of Messrs. Venesky and Luke.

        In connection with the consummation of the Transactions, we entered into an indemnification agreement with our then non-management stockholders, including TA/Advent VIII, L.P., TA/Advent II Atlantic and Pacific IV, L.P., TA Investors LLC and TA Executives Fund LLC, each an affiliate of TA Associates, Inc. and agreed to indemnify them against liabilities arising under the purchase agreement with the initial purchasers of the old 11 7/8% senior subordinated notes or otherwise in connection with the sale of those notes.

        Pursuant to the recapitalization agreement, our management stockholders entered into a stockholders' agreement with MQ Investment Holdings, LLC. Under the stockholders' agreement, we agreed to assume and direct the appeal of the InMed litigation matter. In connection with this litigation, we have placed approximately $2.1 million in escrow. If the appeal is resolved adversely to us, the management stockholders will indemnify us for all of our liabilities or obligations in excess of the escrowed funds. However, if the appeal is resolved in our favor, the management stockholders will be entitled to receive from us the amount of the escrowed funds in excess of any liabilities or obligations we incurred in connection with the litigation, as well as any additional amounts awarded to us.

Transactions with former stockholders

        Pursuant to the recapitalization agreement, our former stockholders agreed to indemnify MQ Investment Holdings, LLC, us and their affiliates for breaches of representations, warranties and covenants made by MQ Associates and such stockholders, as well as for other specified matters. Generally, subject to certain limited exceptions, these indemnification obligations with respect to breaches of representations and warranties are not effective until the aggregate amount of losses suffered by any indemnified party exceeds $2.0 million. Additionally, certain of the aforementioned indemnification obligations are limited to $20.0 million of recovery by the indemnified party from the indemnifying party. Generally, subject to several exceptions of greater duration, indemnification obligations with respect to representations and warranties survived until November 15, 2003.

Transactions with stockholders following consummation of the Transactions

        Stockholders' agreement.    We entered into a stockholders' agreement with MQ Investment Holdings, LLC, Gene Venesky, John K. Luke, Thomas C. Gentry, Daniel J. Schaefer and Michael A. Villa. The stockholders' agreement contains the following provisions:

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  Certain transfers.    Pursuant to the stockholders' agreement, each stockholder agrees not to transfer any shares to any person without the prior consent of us and MQ Investment Holdings, LLC unless that person is already a party to the stockholders' agreement (or executes a joinder to become a party to the stockholders' agreement).

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  Co-sale rights.    Any stockholder who proposes to transfer shares must provide a sale notice to all other stockholders offering to the other holders the option to participate in the transfer with the same terms and conditions. Any other stockholder may give a tag along notice within 20 days of the receipt of such sale notice stating that he or she wishes to participate in the proposed transfer. If such notice is given, the transferring stockholder must use all reasonable efforts to cause the prospective transferees to acquire all such shares.

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  Right of first refusal.    In the event that a stockholder receives a written offer to purchase all or a portion of his or her shares, such stockholder will deliver to us and each other stockholder a written notice, offering all of the shares proposed to be transferred first to us or our designees and then to other stockholders. In the event that we, our designees and the stockholders decline the offer, the stockholder who originally received the offer to purchase his or her shares may transfer to the proposed transferee the number of shares not accepted for purchase.

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  Drag-along right.    If a sale of MQ Associates, Inc. is approved by our board of directors and the holders of a majority of our outstanding common stock, each stockholder will consent and raise no objections against the approved sale and shall waive any dissenters rights, appraisal rights or similar rights in connection with such sale and agree to sell his or her shares on the terms and conditions approved.

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  Repurchase right of MQ Associates, Inc.    If a management stockholder's employment is terminated for any reason, we or our or its designee will have the right to repurchase at any time any or all of the shares owned by such management stockholder.

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  Right of first offer.    If MQ Investment Holdings, LLC desires to transfer any of its shares, MQ Investment Holdings, LLC must first inform the management stockholders in writing of its intent to transfer such shares, and the management stockholders will have ten business days to inform MQ Investment Holdings, LLC whether they desire to purchase the shares of MQ Investment Holdings, LLC proposed to be transferred.

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  Election of directors and observation rights.    Pursuant to the stockholders' agreement, each holder of shares covenants and agrees to cause seven directors to be on our board of directors, three of whom will be designated by MQ Investment Holdings, LLC, one of whom will be designated by a member of MQ Investment Holdings, LLC, one of whom shall be designated by a majority (which will not include shares held by Daniel J. Schaefer, Michael A. Villa and Thomas C. Gentry) of our stockholders and two of whom shall be designated by Gene Venesky and John K. Luke so long as Messrs. Venesky and Luke collectively hold at least 10% of our common stock or are both members of our senior management. If Messrs. Venesky and Luke's aggregate ownership falls below 10%, the number of management designees to our board of directors will be reduced to one so long as either Mr. Venesky or Mr. Luke is still a member of senior management or otherwise will be reduced to zero. In addition, MQ Investment Holdings, LLC will have the right to designate one person to serve as an observer at all meetings of our board of directors.

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  Termination.    The stockholders' agreement will terminate upon the earlier of (a) the twentieth anniversary of the closing date of the Transactions, (b) the sale, dissolution or liquidation of MQ Associates, Inc., (c) the consummation of an underwritten public equity offering that raises gross proceeds of at least $50.0 million and (d) the mutual agreement of us and the holders of a majority of our capital stock.

        Registration rights agreement.    We entered into a registration rights agreement with MQ Investment Holdings, LLC, Gene Venesky, John K. Luke, Thomas C. Gentry, Daniel J. Schaefer and Michael A. Villa. The registration rights agreement contains the following provisions:

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  Demand registration.    Pursuant to the registration rights agreement, at the request of MQ Investment Holdings, LLC, we will be required to use our best efforts to register under the Securities Act such shares held by MQ Investment Holdings, LLC. MQ Investment Holdings, LLC will be entitled to request up to two registrations on Form S-1.

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  Piggyback registration.    If we propose to register shares for our own account or otherwise, we must give written notice to each of our stockholders of our intention to register and upon written request, we must use our best efforts to cause all shares requested to be included in such registration on the same terms and conditions as the securities otherwise being sold.

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  Registration on Form S-3.    When we will have qualified for the use of Form S-3, MQ Investment Holdings, LLC and the management stockholders will have the right to request that we effect a registration under the Securities Act using Form S-3. The management stockholders, collectively, will be permitted to make up to two requests on Form S-3, except that not more than one request may be made in any twelve-month period. We will not be obligated to effect any such registration if the anticipated gross offering price of all shares to be registered would be less than $2,500,000, or we will have effected four or more registration statements on Form S-3 during the 12 month period prior to the date of such request for registration.

Senior credit facility and interim financing commitment

        JPMorgan Chase Bank or one of its affiliates is a lender under the senior credit facility. In addition, JPMorgan Chase Bank or its affiliates in conjunction with each of the other initial purchasers of MedQuest Inc.'s 11 7/8% senior subordinated notes, or their affiliates, agreed to provide MedQuest, Inc., with senior subordinated financing in an aggregate amount of $180.0 million in the event that the offering of the 11 7/8% senior subordinated notes was not consummated. J.P. Morgan Securities Inc. was an initial purchaser of the old 11 7/8% senior subordinated notes and the old notes and both J.P. Morgan Securities Inc. and JPMorgan Chase Bank are affiliates of MQ Investment Holdings, LLC, which owns approximately 70.0% of our outstanding capital stock (on a fully diluted basis) and has the right under the stockholders' agreement to appoint at least a majority of our directors. MQ Investment Holdings, LLC is an affiliate of J.P. Morgan Partners, LLC. Mitchell J. Blutt, M.D., an executive advisor of J.P. Morgan Partners, LLC, Nancy-Ann Deparle, a senior advisor of J.P. Morgan Partners, LLC and Evan P. Bakst and Benjamin B. Edmands, principals of J.P. Morgan Partners, LLC, serve as four of our directors.

Description of other indebtedness

Senior credit facility

General

        On August 15, 2002, we and MedQuest, Inc. entered into a senior credit facility with Wachovia Bank, National Association, as administrative agent, JPMorgan Chase Bank, as closing agent, Chase Lincoln First Commercial Corp., General Electric Capital Corporation, and UBS AG, Stamford Branch. At that time, the original senior credit facility consisted of a senior secured revolving credit facility, comprised of revolving loans in a total principal amount not to exceed $80.0 million at any one time outstanding. In September 2003, we and MedQuest, Inc. amended our senior credit facility to, among other things, provide for a $60.0 million Tranche B term loan facility, all of which was borrowed concurrently with the amendment in order to, among other things, prepay amounts outstanding under the revolving credit facility. On August 16, 2004, we and MedQuest, Inc. entered into an amendment to the senior credit facility that, among other things, allowed us to issue the old notes and use the net cash proceeds from such issuance to pay a dividend to holders of our capital stock. The description set forth below describes the senior credit facility as so amended.

        The senior credit facility currently provides for a revolving credit facility not to exceed $80.0 million and a Tranche B term facility of $60.0 million. MedQuest, Inc. may increase the total principal amount of our revolving loans and/or term loans (including the Tranche B term loans) under the senior credit facility by an amount not to exceed $40.0 million without the consent of the existing lenders thereunder, so long as no default or event of default has occurred and is continuing or would result from such increased borrowings and certain other conditions are satisfied. The revolving credit portion of the senior credit facility matures on August 15, 2007 and the Tranche B term loan portion of our senior credit facility matures on September 3, 2009.

Security and guarantees

        MedQuest, Inc.'s obligations under the senior credit facility have been unconditionally and irrevocably guaranteed jointly and severally by us and each of our existing and subsequently acquired or organized subsidiaries, with limited exceptions for foreign subsidiaries.

        MedQuest, Inc.'s obligations under the senior credit facility, and the guarantees of those obligations, are secured by all of our assets and the assets of each of our subsidiaries, with limited exceptions for foreign subsidiaries, including but not limited to:

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  a first priority pledge by us and MedQuest, Inc. of all the capital stock of MedQuest, Inc. and our and its existing and subsequently acquired or organized subsidiaries, in each case, with limited exceptions for foreign subsidiaries; and

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  a perfected first-priority security interest in substantially all tangible and intangible assets of us and each of our existing or subsequently acquired or organized domestic subsidiaries, with limited exceptions.

Interest rates and fees

        Borrowings under the revolving credit facility accrue interest, at MedQuest, Inc.'s option, at either: (a) in the case of loans where the rate of interest is based on the ABR rate, an applicable margin of 1.50% per annum plus the higher of (i) Wachovia Bank's prime rate and (ii) the Federal funds effective rate plus 1/2 of 1.0%, or (b) in the case of loans where the rate of interest is based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 2.50% per annum. Borrowings under the revolving credit facility were based upon the Eurodollar rate (1.9% at June 30, 2004) and amounted to $13.0 million at June 30, 2004. The revolving credit facility also provides for a commitment fee, payable quarterly in arrears on any unused commitments thereunder, equal to 1/2 of 1.0% per annum. The margins related to the prime rate and Eurodollar rate borrowings under the revolving credit facility and the commitment fee are subject to adjustment based upon our consolidated leverage ratio, as defined in the senior credit facility.

        Borrowings under the Tranche B term facility accrue interest at MedQuest, Inc.'s option at either: (a) in the case of loans where the rate of interest is based on the ABR rate, an applicable margin of 2.75% per annum plus the higher of (i) Wachovia Bank's prime rate and (ii) the Federal funds effective rate plus 1/2 of 1.0% or (b) in the case of loans where the rate of interest is based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 3.75% per annum. Borrowings under the Tranche B term facility were based upon the Eurodollar rate (1.9% at June 30, 2004) and amounted to $59.4 million at June 30, 2004.

Mandatory prepayments

        The senior credit facility requires MedQuest, Inc. to prepay outstanding term loans (or if all outstanding term loans are paid in full, to reduce commitments under the revolving credit facility) with 100% of the net cash proceeds of asset dispositions (subject to certain exceptions, including, without limitation, for net cash proceeds that are reinvested in our business) and with 100% of the net proceeds of debt issuances, other than certain permitted debt. In addition, beginning with the fiscal year ending December 31, 2004 and annually thereafter, MedQuest, Inc. is required to prepay outstanding term loans (or if all outstanding term loans are paid in full, to reduce commitments under the revolving credit facility) with 75% (or if MedQuest, Inc. meets a certain consolidated total leverage ratio, 50%) of MedQuest, Inc.'s "Excess Cash Flow," as defined in the senior credit facility, for such fiscal year. Notwithstanding the foregoing, MedQuest, Inc. may use up to $20.0 million of net cash proceeds from certain asset dispositions and up to $20.0 million of Excess Cash Flow, in each case that MedQuest, Inc. would otherwise have to use to prepay term loans, to prepay outstanding loans under the revolving credit facility (without a corresponding reduction in commitments).

Voluntary prepayments

        The senior credit facility provides for voluntary prepayments of the revolving loans and term loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, without penalty, subject to certain conditions.

Covenants

        Our senior credit facility contains financial and other covenants that we believe are usual and customary for a secured credit agreement, including covenants that limit our and our subsidiaries' ability to, among other things:

  •
  declare dividends and make other distributions on our capital stock;

  •
  redeem and repurchase our capital stock;

  •
  prepay, redeem and repurchase certain of our indebtedness (including the notes);

  •
  make loans and investments;

  •
  incur additional indebtedness;

  •
  grant liens;

  •
  make pledges of our assets;

  •
  enter into sale-leaseback transactions;

  •
  modify the terms of the notes or preferred stock;

  •
  restrict dividends from certain of our subsidiaries;

  •
  enter into new lines of business;

  •
  recapitalize, merge, consolidate or enter into acquisitions;

  •
  sell our assets; and

  •
  enter into transactions with our affiliates.

        The senior credit facility also contains the following financial covenants:

  •
  MedQuest, Inc.'s consolidated leverage ratio for any period of four consecutive fiscal quarters must not exceed ratios ranging from 4.25:1.00 for any fiscal quarter ending in 2004 and 2005 to 3.75:1.00 for any fiscal quarter ending in 2007 and thereafter;

  •
  MedQuest, Inc.'s consolidated senior leverage ratio for any period of four consecutive fiscal quarters must not exceed 2.00:1.00 for any fiscal quarter ending in 2004 and thereafter; and

  •
  MedQuest, Inc.'s consolidated fixed charge coverage ratio for any period of four consecutive fiscal quarters must not be less than ratios ranging from 1.45:1.00 for any fiscal quarter ending in 2004 and 2005 to 1.55:1.00 for any fiscal quarter ending in 2007 and thereafter.

        Although the senior credit facility restricts our and our subsidiaries' ability to pay dividends and make other distributions on capital stock, the senior credit facility,

  •
  allows us to issue one or more series of unsecured notes or redeemable preferred stock, on certain terms and subject to MedQuest, Inc. meeting a pro forma consolidated leverage test and certain other conditions, and use the proceeds thereof and of any common stock to pay dividends or make other distributions on, or repurchase or redeem, shares of our capital stock;

  •
  (i) allows MedQuest, Inc. to pay dividends or other distributions to us, at any time after August 16, 2008 and subject to MedQuest, Inc. meeting a liquidity test, so that we may make payments of accrued and unpaid interest and original issue discount on the notes and any other series of notes and (ii) allows MedQuest, Inc. to pay dividends or other distributions to us, at any time after August 16, 2008 and subject to MedQuest, Inc. being in pro forma compliance with its financial covenants, so that we may make certain required cash interest or dividend payments on the notes, other series of notes, or redeemable preferred stock;

  •
  allows MedQuest, Inc. to pay up to $10,000,000 per year in dividends and other distributions to us (subject to MedQuest, Inc. meeting a liquidity test and being in pro forma compliance with its financial covenants), which dividends or distributions may be used by us to pay dividends and make other distributions on, or repurchase or redeem, shares of our capital stock, to make payments in respect of indebtedness permitted to be incurred under the senior credit facility, or for any other lawful purpose not prohibited by the senior credit facility (any unused amounts under this exception can be carried over to the immediately succeeding fiscal year only);

  •
  allows MedQuest, Inc. to use the net cash proceeds from any equity offering by us to redeem up to 35% of the original principal amount of the 11 7/8% senior subordinated notes at any time prior to August 15, 2005; and

  •
  prohibits us from making any optional or voluntary payments with respect to the notes, provided that we may refinance the foregoing with the proceeds of future series of notes or capital stock or with amounts paid to us pursuant to the $10,000,000 dividend exception described above.

Events of default

        The senior credit facility contains certain customary events of default with respect to us and each of our subsidiaries, including, among others:

  •
  nonpayment of principal or interest under the senior credit facility;

  •
  breach of the affirmative or negative covenants;

  •
  material breach of the representations or warranties;

  •
  cross-default and cross-acceleration to other material indebtedness;

  •
  bankruptcy or insolvency;

  •
  certain material judgments entered against MQ Associates, Inc., or any of our subsidiaries,

  •
  certain ERISA violations;

  •
  actual or asserted invalidity of security documents or guarantees associated with the senior credit facility;

  •
  a change in control (as defined in the senior credit facility);

  •
  engagement by MQ Associates, Inc. in any activity other than that associated with being a passive holding company; and

  •
  if our 11 7/8% senior subordinated notes cease to be validly subordinated to the senior credit facility.

11 7/8% Senior Subordinated Notes due 2012

        On August 15, 2002, MedQuest, Inc. completed a private offering of $180.0 million aggregate principal amount of 11 7/8% Senior Subordinated Notes due 2012. The net proceeds from the offering of the 11 7/8% senior subordinated notes were used to fund in part the Transactions. The 11 7/8% senior subordinated notes were issued under an indenture among us, MedQuest, Inc., each of the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee. We and our subsidiaries have guaranteed MedQuest, Inc.'s obligations under the 11 7/8% senior subordinated notes.

        Interest on the 11 7/8% senior subordinated notes accrues at the rate of 11 7/8% per annum and is payable semi-annually in arrears on February 15 and August 15 of each year. The 11 7/8% senior subordinated notes mature on August 15, 2012. MedQuest, Inc. is not required to make mandatory redemption or sinking fund payments with respect to the 11 7/8% senior subordinated notes.

Optional Redemption

        MedQuest, Inc. may redeem some or all of the 11 7/8% senior subordinated notes at any time on or after August 15, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest to the redemption date.

        At any time prior to August 15, 2005, MedQuest, Inc. may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the 11 7/8% senior subordinated notes originally issued under the indenture governing the 11 7/8% senior subordinated notes and all or a portion of any additional notes issued after the date of such indenture, in each case at a redemption price equal to 111.875% of the principal amount, plus accrued and unpaid interest to the redemption date.

        In addition, at any time prior to August 15, 2007, MedQuest, Inc. may redeem some or all of the 11 7/8% senior subordinated notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest to the redemption date.

Guarantees; Ranking

        The 11 7/8% senior subordinated notes are MedQuest, Inc.'s general unsecured obligations and rank junior in right of payment to all of MedQuest, Inc.'s existing and future senior debt, rank equally in right of payment with all of MedQuest, Inc.'s future senior subordinated debt and rank senior in right of payment to all of MedQuest, Inc.'s future subordinated debt. In addition, the 11 7/8% senior subordinated notes are structurally subordinated to all obligations, including trade payables, of MedQuest, Inc.'s subsidiaries that do not guarantee the 11 7/8% senior subordinated notes.

        The 11 7/8% senior subordinated notes are guaranteed on a senior subordinated basis by us and by MedQuest, Inc.'s current and future domestic restricted subsidiaries. The guarantees are general unsecured obligations of the guarantors and rank junior in right of payment with their existing and future senior debt, rank equally in right of payment with their existing and future senior subordinated debt and rank senior in right of payment to all of their future subordinated debt.

Covenants

        The indenture governing the 11 7/8% senior subordinated notes contains certain limitations and restrictions on MedQuest, Inc.'s and certain of its subsidiaries' ability to among other things:

  •
  incur additional indebtedness;

  •
  pay dividends or make other distributions on MedQuest, Inc.'s capital stock or repurchase, repay or redeem subordinated debt;

  •
  make certain investments;

  •
  incur liens;

  •
  enter into certain types of transactions with affiliates;

  •
  enter into new lines of business;

  •
  sell capital stock of MedQuest, Inc.'s subsidiaries;

  •
  limit dividends or other payments by MedQuest, Inc.'s restricted subsidiaries to MedQuest, Inc.; and

  •
  sell all or substantially all of MedQuest, Inc.'s assets or merge with or into other companies.

        These covenants are subject to important exceptions and qualifications.

Events of Default

        The indenture governing the 11 7/8% senior subordinated notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments. The events of default in the indenture governing the 11 7/8% senior subordinated notes are substantially similar to the events of default contained in the indenture governing the notes offered hereby.

Description of notes

        The old notes were, and the exchange notes will be, issued under an indenture dated as of August 24, 2004 (the "Indenture") between the Company and Wachovia Bank, National Association, as trustee (the "Trustee"). On August 24, 2004, we issued $136,000,000 aggregate principal amount at maturity of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wachovia Bank, National Association, as trustee of the notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount at maturity of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount at maturity of the outstanding exchange notes will be deemed, at any time after this exchange offer is consummated, to be the same percentage in aggregate principal amount at maturity of the old notes and the exchange notes then outstanding.

        The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, and we may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

        This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

        You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of this description, references to "the Company," "we," "our," and "us" refer only to MQ Associates, Inc. and not to its Subsidiaries and references to the "Notes" refer collectively to the old notes and the exchange notes.

General

The Notes

        The Notes:

  •
  are general senior, unsecured obligations of the Company;

  •
  are limited to an aggregate principal amount at maturity of $136.0 million, subject to our ability to issue Additional Notes;

  •
  are issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company on the Issue Date of approximately $84.8 million;

  •
  mature on August 15, 2012;

  •
  will be issued in denominations of $1,000 of principal amount at maturity and integral multiples of $1,000 of principal amount at maturity;

  •
  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry settlement and clearance;"

  •
  rank equally in right of payment to all existing and future senior Indebtedness of the Company;

  •
  rank senior in right of payment to all present and future Subordinated Obligations of the Company;

  •
  are effectively subordinated in right of payment to all of the Company's existing and future secured Indebtedness (including its Guarantee of the Indebtedness of MedQuest in respect of the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness; and

  •
  are structurally subordinated to all existing and future Indebtedness and other liabilities of the Company's Subsidiaries (including trade debt, the Senior Subordinated Notes and the Indebtedness of MedQuest in respect of the Senior Credit Agreement).

Interest

        No cash interest will accrue on the Notes prior to August 15, 2008, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accrues. See "Certain United States federal income tax consequences" for a discussion regarding the taxation of such original issue discount. Instead, the Accreted Value of each Note will increase (representing accrual of original issue discount) from the date of original issuance to but not including August 15, 2008 at a rate of 12 1/4% per annum, such that the Accreted Value on August 15, 2008 will be equal to the full principal amount at maturity of the Notes. Cash interest will accrue on the Notes at the rate of 12 1/4% per annum from August 15, 2008 or from the most recent date to which interest has been paid, and accrued cash interest will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2009, to the holders of record at the close of business on February 1 and August 1 immediately preceding the related interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        We will also pay additional interest to holders of the Notes if we fail to complete the Exchange Offer described in the Registration Rights Agreement by April 6, 2005 or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

        We are required to make payments of accrued interest (whether in the form of an increase in the Accreted Value of the Notes or otherwise) in an amount and at a time such that the Notes will not be issued with "significant original issue discount" within the meaning of Section 163(i)(2) of the Code. As such, we will pay by the end of the first accrual period ending after the fifth anniversary of the Notes' issuance an amount such that at no time during the continued term of the Notes will there be accrued but unpaid interest on the Notes exceeding an amount equal to the product of (i) the issue price of the Notes (within the meaning of Section 1273(b) and Section 1274(a) of the Code) and (ii) the Notes' yield to maturity. Moreover, we may make payments of accrued and unpaid interest to the holders of the Notes as of August 15, 2008, in addition to making the payment by the time described in the preceding sentence. Any payments made pursuant to this paragraph will reduce the Accreted Value and principal amount at maturity of the Notes; however, the amount of such reduction of Accreted Value and principal amount at maturity of the Notes will be the Accreted Value and principal amount at maturity of Notes that the Company could have redeemed if it had instead applied such payments of accrued interest to make a partial redemption of the Notes at the applicable redemption price described under "—Optional redemption." In addition, all such payments will be made in accordance with the notice and other applicable provisions set forth in the Indenture.

Holding company structure

        The Company is a holding company and does not have any material assets or operations other than ownership of the Capital Stock of MedQuest. All of its operations are conducted through MedQuest and its Subsidiaries, and therefore the Company will be dependent upon the cash flow of MedQuest and its Subsidiaries to meet its obligations, including its obligations on the Notes. See "Risk Factors—Risks related to the notes—As a holding company, we will depend on our subsidiaries to service our obligations under the notes and other indebtedness and our ability to repay the notes depends upon the performance of our subsidiaries and their ability to make distributions." The Senior Credit Agreement and the Senior Subordinated Notes of MedQuest restrict the ability of MedQuest to pay dividends or make other distributions to the Company. The Notes will be effectively subordinated to all existing and future Indebtedness and liabilities of the Company's Subsidiaries (including trade credit, the Senior Subordinated Notes and Indebtedness under the Senior Credit Agreement). Any right of the Company and its creditors, including the holders of the Notes, to participate in the assets of any of the Company's Subsidiaries upon such Subsidiary's liquidation or reorganization will be effectively subordinated to the claims of that Subsidiary's creditors. As of June 30, 2004, the Company's Subsidiaries (including MedQuest) had $291.7 million of Indebtedness and other liabilities. The Indenture will permit the Company and its Restricted Subsidiaries to incur additional Indebtedness.

Payments on the notes; paying agent and registrar

        We will pay principal of, premium, if any, and cash interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay cash interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

        A holder of Notes may transfer or exchange Notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Optional redemption

        Except as described below, the Notes are not redeemable until August 15, 2008. On or after August 15, 2008, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of Accreted Value thereof), plus accrued and unpaid cash interest (including Additional Interest, if any) on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive cash interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage
2008	109.000%
2009	106.000%
2010	103.000%
2011 and thereafter	100.000%

        Prior to August 15, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount at maturity of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 112.250% of the Accreted Value thereof, plus Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive cash interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the original principal amount at maturity of the Notes remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 120 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid cash interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional cash interest will be payable to holders whose Notes will be subject to redemption by the Company.

        In the case of any partial redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount at maturity or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Optional redemption upon change of control

        In addition, at any time on or after August 15, 2005 and prior to August 15, 2008, within 90 days following the occurrence of a Change of Control, the Company may redeem the Notes, in whole but not in part, at the redemption prices (expressed as a percentage of Accreted Value thereof), plus accrued and unpaid Additional Interest, if any, on the Notes to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive cash interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Percentage
2005	118.000%
2006	115.000%
2007	112.000%

        Notice of redemption of the Notes pursuant to this paragraph shall be mailed to holders of the Notes not more than 60 days following the occurrence of a Change of Control, which notice shall state the redemption date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed).

Ranking

        The Notes will be senior unsecured obligations of the Company, will rank equally in right of payment to all existing and future senior Indebtedness of the Company, will rank senior in right of payment to all existing and future Subordinated Obligations of the Company, and will be effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company (including its Guarantee of the Indebtedness of MedQuest in respect of the Senior Credit Facility) to the extent of the value of the assets securing such Indebtedness. The Notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Company's Subsidiaries (including trade debt, the Senior Subordinated Notes and Indebtedness of MedQuest in respect of the Senior Credit Agreement).

Change of control

        If a Change of Control occurs, each registered holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 of the principal amount at maturity or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the Accreted Value of the Notes, plus (x) if the Change of Control Payment Date occurs prior to August 15, 2008, accrued and unpaid Additional Interest, if any, to the date of purchase or (y) if the Change of Control Payment Date occurs on or after August 15, 2008, accrued and unpaid cash interest (including Additional Interest), if any, to the date of purchase, (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that, notwithstanding the foregoing, the Company shall not be obligated to repurchase the Notes pursuant to this covenant if prior thereto the Company has exercised its right to redeem all of the Notes pursuant to the terms of "—Optional redemption."

        Within 30 days following any Change of Control, the Company will mail a notice (the "Change of Control Offer") to each registered holder, with a copy to the Trustee, stating:

  (1)  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the Accreted Value of such Notes, plus (x) if the Change of Control Payment Date occurs prior to August 15, 2008, accrued and unpaid Additional Interest, if any, to the date of purchase or (y) if the Change of Control Payment Date occurs on or after August 15, 2008, accrued and unpaid interest (including Additional Interest), if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the "Change of Control Payment");

  (2)  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

  (3)  the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)  accept for payment all Notes or portions of Notes (in integral multiples of $1,000 of principal amount at maturity) properly tendered under the Change of Control Offer;

  (2)  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

  (3)  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000 principal amount at maturity.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid cash interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional cash interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Credit Agreement. In addition, the occurrence of a Change of Control also gives the holders of the Senior Subordinated Notes the right to require MedQuest to repurchase the Senior Subordinated Notes. Furthermore, certain events that may constitute a change of control under the Senior Credit Agreement and cause a default thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement (and other Indebtedness may) prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if MedQuest or the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Credit Agreement.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Certain covenants

Limitation on Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

  (1)  (x) with respect to any Indebtedness Incurred by the Company, the Consolidated Coverage Ratio for the Company is at least 2.00 to 1.00, or (y) with respect to any Indebtedness Incurred by MedQuest or any of its Restricted Subsidiaries that Guarantees the Senior Subordinated Notes, the Consolidated Coverage Ratio for MedQuest is at least 2.00 to 1.00; and

  (2)  no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

  (1)  Indebtedness of the Company, MedQuest or its Restricted Subsidiaries that Guarantee the Senior Subordinated Notes Incurred pursuant to the Senior Credit Agreement in an aggregate amount up to $95.0 million, less the aggregate principal amount of permanent commitment reductions with the proceeds from Asset Dispositions;

  (2)  any Guarantees by MedQuest and any of its Restricted Subsidiaries of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event (x) a Notes Guarantee is outstanding and (y) such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the applicable Notes Guarantee;

  (3)  Indebtedness of the Company owing to and held by any of its Restricted Subsidiaries (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary of the Company owing to and held by the Company or any of its Restricted Subsidiaries (other than a Receivables Entity); provided, however,

    (a)
    if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

    (b)
    if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Notes Guarantee of such Subsidiary Guarantor; and

    (c)
    (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

      (ii)  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

  (4)  Indebtedness represented by (a) the Notes issued on the Issue Date and the exchange notes issued in exchange therefor in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8), (9) and (10)) outstanding on the Issue Date (including, without limitation, (x) the Senior Subordinated Notes and Guarantees thereof by the Company and any Restricted Subsidiaries of MedQuest, and (y) Indebtedness outstanding under the Senior Credit Agreement consisting of $60.0 million of Tranche B term loans) and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or Incurred pursuant to the first paragraph of this covenant;

  (5)  Indebtedness under Currency Agreements and Interest Rate Agreements; provided that in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business or, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

  (6)  Indebtedness (including Capitalized Lease Obligations and Acquired Indebtedness) Incurred by the Company or any of its Restricted Subsidiaries to finance the acquisition, purchase, lease, construction, development, maintenance, upgrade or improvement, in each case, to the extent such expenditures are capitalized on the balance sheet of the Company, of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) so long as such Indebtedness is created within six months of the acquisition, purchase, lease, construction, development, maintenance, upgrade or improvement of the related asset; provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (6) and all Refinancing Indebtedness to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6) does not exceed the greater of (A) $10.0 million and (B) 10% of Tangible Assets in an aggregate principal amount at any one time outstanding;

  (7)  Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or its Restricted Subsidiary in the ordinary course of business;

  (8)  Indebtedness arising from agreements of the Company or its Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (9)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

  (10)  the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings); and

  (11)  in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $25.0 million at any one time outstanding.

        The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor, if any, will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Notes Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

  (1)  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in the clause so selected, except that, following the date of Incurrence, the Company may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant; provided that the Indebtedness so reclassified is of the nature referred to in the clause into which all or a portion of such Indebtedness is reclassified;

  (2)  Indebtedness outstanding on the date of the Indenture under the Senior Credit Agreement in excess of the $60.0 million of Tranche B term loans pursuant to the Senior Credit Agreement shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not clause (4) of the second paragraph of this covenant;

  (3)  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)  if obligations in respect of letters of credit are Incurred pursuant to the Senior Credit Agreement and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)  the principal amount of any Disqualified Stock of the Company or its Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary of MedQuest that is not a guarantor of the Senior Subordinated Notes will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (6)  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (7)  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary of the Company, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)  declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

    (a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock of the Company) or in options, warrants or other rights to purchase such Capital Stock; and

    (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Common Stock of a Restricted Subsidiary of the Company on a pro rata basis;

  (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

  (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

  (4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (a) a Default shall have occurred and be continuing (or would result therefrom); or

    (b) (x) with respect to a Restricted Payment by the Company, the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; and (y) with respect to a Restricted Payment by MedQuest or any of its Restricted Subsidiaries that Guarantees the Senior Subordinated Notes, MedQuest is not able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

    (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to August 15, 2002 would exceed the sum of:

      (i) 50% of Consolidated Net Income (it being understood that for the purposes of calculating Consolidated Net Income pursuant to this clause (c)(i) only, any of the Company's non-cash interest expense and amortization of original issue discount in respect of the Notes shall be excluded) of the Company (with respect to a Restricted Payment by the Company) or of MedQuest (with respect to a Restricted Payment by MedQuest or any of its Restricted Subsidiaries) for the period (treated as one accounting period) from July 1, 2002, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are publicly available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

      (ii) 100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (with respect to a Restricted Payment by the Company) or by MedQuest (with respect to a Restricted Payment by MedQuest or any of its Restricted Subsidiaries) from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to August 15, 2002 (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination);

      (iii) 100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company (with respect to a Restricted Payment by the Company) or of MedQuest (with respect to a Restricted Payment by MedQuest or any of its Restricted Subsidiaries) issued to acquire assets from a third party;

      (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet or MedQuest's balance sheet, as the case may be, upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to August 15, 2002 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or MedQuest, as the case may be (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

      (v) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

        (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to the Company or any of its Restricted Subsidiaries), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; or

        (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount in each case under this clause (v) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

  (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any of its Subsidiaries or cash capital contributions to the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, retirement, prepayment, defeasance or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or cash capital contributions applied in the manner set forth in this clause (1) will be excluded from clause (c)(ii) of the preceding paragraph;

  (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or Guarantor Subordinated Obligations of a Subsidiary Guarantor, as the case may be, that is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness" and that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, retirement, prepayment, defeasance or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or its Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, constitutes Refinancing Indebtedness; provided, however, that such purchase, retirement, prepayment, defeasance or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  (4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  (5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  (6) Investments that are made with Excluded Contributions; provided, however, that such Investments will be excluded in subsequent calculations of the amount of Restricted Payments;

  (7) so long as no Default or Event of Default has occurred and is continuing,

    (a) the purchase, redemption or other acquisition, cancellation or retirement for value from any existing or former employees, officers, directors or consultants of the Company or any Subsidiary of the Company or their assigns, estates or heirs of Capital Stock, Subordinated Obligations or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary of the Company or any parent of the Company; provided that the amount of such redemptions, repurchases, acquisitions, cancellations or retirements pursuant to this clause shall not exceed in any calendar year $5.0 million (with unused amounts in any calendar year, beginning with calendar year 2002, being carried over to succeeding calendar years subject to a maximum of $10.0 million) (which amount in any calendar year shall be increased by the amount of any Net Cash Proceeds to the Company or MedQuest from (i) sales of Capital Stock of the Company or MedQuest to officers, directors, other employees or Permitted Holders subsequent to August 15, 2002 to the extent such amounts are not included under clause (c)(ii) of the preceding paragraph and (ii) any "key-man" life insurance policies which are used to make such repurchases); provided, further, that the cancellation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture; provided, however, that the amount of any such purchase, redemption or other acquisition, cancellation for retirement for value will be included in subsequent calculations of the amount of Restricted Payments; and

    (b) loans or advances to officers, directors or other employees of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company or MedQuest (x) from Persons other than the Company or MedQuest in an aggregate amount not to exceed $1.0 million at any one time outstanding and (y) from the Company or MedQuest so long as the Net Cash Proceeds of any such purchase, either to the extent directly received by the Company or Medquest or contributed to the capital of MedQuest by the Company, are not included under clause (c)(ii) of the preceding paragraph; provided, however, that the amount of such loans and advances under clause (x) will be included in subsequent calculations of the amount of Restricted Payments and the amount of such loans and advances under clause (y) will be excluded in subsequent calculations of the amount of Restricted Payments;

  (8) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or MedQuest issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense"; provided, however, that such payment of such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

  (9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

  (10) any payments made in connection with the Transactions pursuant to the Recapitalization Agreement and any other agreements or documents in effect on August 15, 2002 related to the Transactions and set forth on a schedule to the Indenture (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in this prospectus (including indemnification, purchase price adjustments and transactions fees and expenses) under such agreements or documents as such agreements or documents were in effect on August 15, 2002; provided, however, that such amounts will be excluded from subsequent calculations of the amount of Restricted Payments;

  (11) the payment of dividends on the Company's Common Stock or MedQuest's Common Stock, following the first public offering of the Company's Common Stock or MedQuest's Common Stock, as applicable, after the Issue Date, of, whichever is earlier, (i) in the case of the first public offering of MedQuest's Common Stock, up to 6% per annum of the Net Cash Proceeds received by MedQuest in such public offering or (ii) in the case of the first public offering of the Company's Common Stock, up to 6% per annum of the amount contributed by the Company to MedQuest from the Net Cash Proceeds received by the Company in such public offering, in each case, other than public offerings of MedQuest's or the Company's Common Stock registered on Form S-4 or S-8; provided, however, that such payments will be included in subsequent calculations of the amount of Restricted Payments;

  (12) the repurchase, redemption or other acquisition or retirement for value of Subordinated Obligations of the Company pursuant to a "change of control" covenant set forth in the indenture or other agreement pursuant to which the same is issued, provided that (i) such "change of control" covenant is substantially identical in all material respects to the comparable provisions included in the Indenture; (ii) such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or other agreement pursuant to which the same is issued; (iii) that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described under the caption "Change of control" prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Obligations pursuant to the "change of control" covenant included in such indenture or other agreement; and (iv) that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

  (13) the declaration and payment of dividends to holders of the Company's Capital Stock with the proceeds (net of discount and commissions to the initial purchasers) received by the Company from the sale of the Notes originally issued under the Indenture; provided, however, that such amounts will be excluded from subsequent calculations of the amount of Restricted Payments;

  (14) the redemption, repurchase, retirement or other acquisition for value of the Series A Preferred Stock and Series B Preferred Stock in existence on the Issue Date as contemplated in accordance with the terms thereof upon the occurrence of a Qualified Public Offering to the extent the proceeds of such Qualified Public Offering are received by the Company; and

  (15) other Restricted Payments not to exceed $5.0 million at any one time outstanding; provided, however, that such amounts will be included in subsequent calculations of the amount of Restricted Payments.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, together with a copy of any opinion or appraisal required by the Indenture.

        Notwithstanding the foregoing provisions of this covenant, so long as any Senior Subordinated Notes are outstanding, if and to the extent MedQuest or any of its Restricted Subsidiaries would be permitted to make a Restricted Payment (as defined in the Senior Subordinated Notes Indenture) pursuant to the Senior Subordinated Notes Indenture, MedQuest or such Restricted Subsidiary, as the case may be, shall be permitted to make hereunder a Restricted Payment permitted to be made thereunder.

Limitation on liens

        The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries of the Company), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness of the Company or, in the case of a Subsidiary Guarantor, any Guarantee of Indebtedness of the Company, unless contemporaneously with the Incurrence of the Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Subsidiary

Guarantor's property or assets securing Indebtedness of the Company, the Guarantee by such Subsidiary Guarantor of the Notes, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on restrictions on distributions from Restricted Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any of its Restricted Subsidiaries to:

  (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness Incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

  (3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries.

        The preceding provisions will not prohibit:

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date and identified in an annex to the Indenture, including, without limitation, the Indenture, the Senior Credit Agreement and the Senior Subordinated Notes Indenture in effect on such date;

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date;

    (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment, taken as a whole, are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

    (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

      (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

      (b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or its Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

      (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any of its Restricted Subsidiaries;

    (v) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

    (vi) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

    (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

    (ix) net worth provisions in leases and other agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

    (x) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

    (xi) Indebtedness incurred by Restricted Subsidiaries of the Company pursuant to the first paragraph of the covenant described above under the caption "—Limitation on Indebtedness;" provided either (x) the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions contained in the Senior Credit Agreement, the Senior Subordinated Notes Indenture or in the Indenture, in each case, as in effect on the date of the Indenture or (y) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in its reasonable and good faith judgment, to make scheduled payments of cash interest on the Notes beginning on February 15, 2009;

Limitation on sales of assets and subsidiary stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of contractually agreeing to such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

  (2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

  (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

    (a) first, to the extent the Company or any of its Restricted Subsidiaries, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness of the Company or Indebtedness (other than any Disqualified Stock or Guarantor Subordinated Obligation) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

    (b) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and, to the extent required by the terms of other Indebtedness of the Company ranking equally in right of payment to the Notes, to all holders of such other Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase, on a ratable basis, the maximum principal amount at maturity of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to the sum of (A) 100% of the Accreted Value of the Notes, and (B) 100% of the principal amount of the Pari Passu Notes, plus, in each case, accrued and unpaid cash interest (including Additional Interest) to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000 principal amount at maturity. To the extent that the aggregate principal amount at maturity of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount at maturity of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount at maturity of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount at maturity of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders of the Notes who tender Notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000 principal amount at maturity. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple of principal amount at maturity of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or prior to the Asset Disposition Purchase Date.

        For the purposes of this covenant, the following will be deemed to be cash:

  (1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness (other than Guarantor Subordinated Obligations or Preferred Stock) of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above);

  (2) properties and assets to be owned by the Company or any of its Restricted Subsidiaries and used in a business that is a Related Business engaged in business activities of the kind performed by the Company on the Issue Date (a "Similar Business") or Capital Stock in one or more Persons engaged in a Similar Business that are or thereby become Restricted Subsidiaries of the Company (in which case the Company will, without further action, be deemed to have applied such deemed cash to an investment in Additional Assets in accordance with clause (b) above); and

  (3) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2) in the event such Affiliate Transaction involves aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

  (3) in the event such Affiliate Transaction involves aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

        The preceding paragraph will not apply to:

  (1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments;"

  (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and arrangements, options to purchase Capital Stock of the Company or MedQuest and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors;

  (3) the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or MedQuest or similar rights to employees and directors of the Company or MedQuest pursuant to plans approved by the Board of Directors;

  (4)  loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $5.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

  (5)  any transaction between the Company and its Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries of the Company (other than a Receivables Entity or Receivables Entities) and Guarantees issued by the Company or its Restricted Subsidiary for the benefit of the Company or its Restricted Subsidiary, as the case may be, in accordance with the covenant described under "—Limitations on Indebtedness;"

  (6)  the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company or the payment of any director's and officer's insurance premiums;

  (7)  the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date (including the Recapitalization Agreement, the Senior Credit Agreement, the Stockholders Agreement, the registration rights agreement, dated as of August 15, 2002, among the Company and the stockholders of the Company parties thereto, and the Senior Subordinated Notes Indenture, but excluding the leases and rental agreements referred to in clause (11)), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

  (8)  sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

  (9)  transactions with suppliers or other purchasers for the sale or purchase of goods in the ordinary course of business and otherwise in accordance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management of the Company, and are on terms at least as favorable as might reasonably have been obtained from an unaffiliated party;

  (10)  the issuance of Capital Stock (other than Disqualified Stock) of the Company or MedQuest to any Permitted Holder or any Related Person;

  (11)  the performance by the Company and its Restricted Subsidiaries of their obligations under leases and rental agreements with Image Properties, LLC (a) which leases and rental agreements are in existence on the Issue Date and any extensions, renewals or replacements thereof which are entered into from time to time after the Issue Date so long as such extensions, renewals or replacements are approved by a majority of the disinterested members of the Board of Directors of the Company and determined to be no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable transaction at the time of such extension, renewal or replacement in arm's-length dealings with a Person who is not an Affiliate and (b) which leases and rental agreements are entered into after the Issue Date, and any extensions, renewals or replacements thereof, so long as (i) such transactions are approved by a majority of the disinterested members of the Board of Directors of the Company, (ii) such transactions are determined to be no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable transaction at the time of such lease or rental agreement in arm's-length dealings with a Person who is not an Affiliate and (iii) the rental expense to be paid in the aggregate under all such leases and rental agreements entered into following the Issue Date shall not exceed $2.5 million per year; and

  (12)  the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Issue Date.

        Notwithstanding the foregoing provisions of this covenant, so long as any Senior Subordinated Notes are outstanding, if and to the extent any action by MedQuest or any of its Restricted Subsidiaries is not deemed to be an Affiliate Transaction (as defined in the Senior Subordinated Notes Indenture) under the Senior Subordinated Notes Indenture, such action by MedQuest or such Restricted Subsidiary, as the case may be, shall not be deemed to be an Affiliate Transaction hereunder and, therefore, will not be subject to the provisions of this covenant.

Limitation on sale of capital stock of Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary of the Company or to issue any of the Voting Stock of a Restricted Subsidiary of the Company (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares or shares of Voting Stock required by applicable healthcare laws to be held by Persons other than the Company) to any Person except:

  (1)  to the Company or a Wholly-Owned Subsidiary (other than a Receivables Entity); or

  (2)  in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would either (a) continue to be a Restricted Subsidiary of the Company or (b) if such Restricted Subsidiary would no longer be a Restricted Subsidiary of the Company, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance or sale.

        Notwithstanding the preceding paragraph, the Company may sell all the Voting Stock of a Restricted Subsidiary of the Company as long as the Company complies with the terms of the covenant described under "—Limitation on sales of assets and subsidiary stock."

SEC reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

        If the Unrestricted Subsidiaries of the Company, either individually or in the aggregate, would constitute a Significant Subsidiary (if such Subsidiaries were Restricted Subsidiaries), then the quarterly and annual reports referred to in the preceding paragraph shall include a Management's Discussion and Analysis of Results of Operations and Financial Condition that describes, for the relevant period, the financial performance of the Company and its Restricted Subsidiaries.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2)  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)  immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to clause (1)(x) of the first paragraph of the "Limitation on Indebtedness" covenant;

  (4)  each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply), if any, shall have by supplemental indenture confirmed that its Notes Guarantee, if any, shall apply to such Person's obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

  (5)  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        The Company will not permit any Subsidiary Guarantor (if any) to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) unless either

  (A)  (i)  the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Notes Guarantee; (ii) immediately after giving effect to such transaction (and treating any

  Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary of the Company as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iii) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

  (B)  such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock."

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of the Company (other than a Receivables Entity) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary of the Company that merges into the Company, the Company will not be required to comply with the preceding clause (5).

Future Subsidiary Guarantors

        The Company will cause each Domestic Restricted Subsidiary (other than a Receivables Entity) that Guarantees any Indebtedness of the Company (other than Indebtedness and other obligations under the Senior Credit Agreement, the Senior Subordinated Notes and Guarantees of other Indebtedness of the Company consisting solely of Guarantees of Indebtedness of one or more of the Company's Subsidiaries) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes.

        The obligations of each Guarantor under its Notes Guarantee will be limited as necessary to prevent that Notes Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Notes Guarantee if:

  (1)  the sale or other disposition is in compliance with the Indenture, including the covenants described under the caption "—Limitation on sales of assets and subsidiary stock" and "—Limitation on sales of capital stock of Restricted Subsidiaries;" and

  (2)  all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

        In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its respective Notes Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture.

Limitation on lines of business

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

Payments for consent

        Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an Event of Default:

  (1)  default in any payment of interest or Additional Interest (as required by the Registration Rights Agreement) on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

  (2)  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)  failure by the Company or any Subsidiary Guarantor to comply with its obligations under "—Certain covenants—Merger and consolidation;"

  (4)  failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "—Change of control" above or under the covenants described under "—Certain covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "—Certain covenants—Merger and consolidation" which is covered by clause (3) above);

  (5)  failure by the Company to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Notes or the Indenture;

  (6)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or its Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

    (a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness after final maturity (after giving effect to any applicable grace period provided in such Indebtedness) ("payment default"); or

    (b)  results in the acceleration of such Indebtedness prior to its maturity (the "cross-acceleration provision");

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more or its foreign currency equivalent at the time;

  (7)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of its Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (8)  failure by the Company or any Significant Subsidiary or group of its Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $10.0 million or its foreign currency equivalent at the time (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability or coverage for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

  (9)  any Notes Guarantee of a Significant Subsidiary, or a group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company) would collectively represent a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Indenture or its Notes Guarantee.

        However, a default under clauses (4) or (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% or more in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) or (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount at maturity of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the Accreted Value of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such Accreted Value, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the Accreted Value of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount at maturity of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)  holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)  the holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions at maturity may be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note, no amendment may, among other things:

  (1)  reduce the amount of Notes whose holders must consent to an amendment;

  (2)  reduce the stated rate of or extend the stated time for payment of interest or additional interest on any Note;

  (3)  reduce the principal or Accreted Value of or extend the Stated Maturity of any Note;

  (4)  reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under "—Optional redemption," whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (5)  make any Note payable in money other than that stated in the Note;

  (6)  impair the right of any holder to receive payment of Accreted Value of, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  (8)  modify the Notes Guarantees, if any, in any manner adverse to the holders of the Notes.

        Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors, if any, and the Trustee may amend the Indenture and the Notes to:

  (1)  cure any ambiguity, omission, defect or inconsistency;

  (2)  provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture;

  (3)  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)  add Notes Guarantees with respect to the Notes or release a Guarantor in accordance with the Indenture (including any supplemental indenture thereto constituting a Notes Guarantee);

  (5)  secure the Notes;

  (6)  add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

  (7)  make any change that does not adversely affect the rights of any holder;

  (8)  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

  (9)  provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Notes Guarantees, if any, in effect at such time will terminate.

        The Company at any time may terminate its obligations under covenants described under "—Change of control" and "—Certain covenants" (other than "—Merger and consolidation"), the operation of the cross-default upon a payment default, cross-acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Notes

Guarantee provision described under "—Events of default" above and the limitations contained in clause (3) under "—Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of default" above or because of the failure of the Company to comply with clause (3) under "—Certain covenants—Merger and consolidation" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of Accreted Value of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any of its Subsidiaries, as such, shall have any liability for any obligations of the Company or such Subsidiaries under the Notes, the Indenture or the Notes Guarantees, if any, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

        Wachovia Bank, National Association, is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Accreted Value" means as of any date (such date, the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

  (1)  if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
February 15, 2005	$659.59
August 15, 2005	$699.99
February 15, 2006	$742.87
August 15, 2006	$788.37
February 15, 2007	$836.66
August 15, 2007	$887.90
February 15, 2008	$942.28
August 15, 2008	$1,000.00

  (2)  if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price and (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, calculated using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, calculated using a 360-day year of twelve 30-day months;

  (3)  if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the Semi-Annual Accrual Date next succeeding such Specified Date less the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

  (4)  if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000;

provided, however, that in each case, the Accreted Value shall be reduced in the event that and to the extent that the Company makes the payments of accrued interest such that the Notes will not be issued with "significant original issue discount" in accordance with, and in the manner and amount described under, "—General—Interest" above.

        "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Additional Assets" means:

  (1)  any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or its Restricted Subsidiary in a Related Business or any improvement, maintenance, development, upgrade or repair, in each case, to the extent such improvement, maintenance, development, upgrade or repair is capitalized on the balance sheet of the Company, to any property or assets that are used by the Company or its Restricted Subsidiary in a Related Business;

  (2)  the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

  (3)  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Additional Interest" means any additional interest payable on the Notes pursuant to the terms of the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "—Certain covenants—Limitation on transactions with affiliates" and "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable healthcare laws to be held by Persons other than the Company), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1)  a disposition by a Restricted Subsidiary to the Company or by the Company or its Restricted Subsidiary to a Restricted Subsidiary of the Company (other than a Receivables Entity);

  (2)  the sale of Cash Equivalents in the ordinary course of business;

  (3)  a disposition of inventory and supplies in the ordinary course of business;

  (4)  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

  (5)  transactions permitted under "—Certain covenants—Merger and consolidation;"

  (6)  an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company (other than a Receivables Entity);

  (7)  for purposes of "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment or a disposition subject to "—Certain covenants—Limitation on Restricted Payments;"

  (8)  sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

  (9)  dispositions of assets with an aggregate fair market value, as determined conclusively by senior management of the Company acting in good faith, in an amount not to exceed $1.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years);

  (10)  dispositions in connection with Permitted Liens;

  (11)  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

  (12)  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (13)  the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary; and

  (14)  foreclosure on assets.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company, MedQuest or any of its Subsidiaries under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

  (1)  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

  (2)  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

  (3)  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

  (4)  repurchase obligations with a term of not more than six months for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)  commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

  (6)  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

        "Change of Control" means:

  (1)  prior to the first public offering of Common Stock of the Company or MedQuest, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or MedQuest, whether as a result of the issuance of securities of the Company or MedQuest, any merger, consolidation, liquidation or dissolution of the Company or MedQuest, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity); or

  (2)  on the date of or after the first public offering of Common Stock referred to in clause (1), (A) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or MedQuest (or a successor to either of such entities by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or MedQuest held by a parent entity, if ?such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or MedQuest, as the case may be (or a successor to the relevant entity by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or MedQuest or such successor (for the purposes of this clause, such other person or group shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person or group "beneficially owns" directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity); or

  (3)  the first day on which a majority of the members of the Board of Directors of the Company or MedQuest are not Continuing Directors;

  (4)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

  (5)  the adoption by the stockholders of the Company or MedQuest of a plan or proposal for the liquidation or dissolution of the Company or MedQuest.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

  (1)  if such Person or any Restricted Subsidiary of such Person:

    (a)  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

    (b)  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

  (2)  if since the beginning of such period such Person or any Restricted Subsidiary of such Person will have disposed of any company, division, diagnostic imaging center, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

    (a)  the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

    (b)  Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of such Person or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to such Person and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent such Person and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)  if since the beginning of such period such Person or any Restricted Subsidiary of such Person (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or another Person which becomes a Restricted Subsidiary or is merged with or into such Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of any company, division, diagnostic imaging center, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (4)  if since the beginning of such period another Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any of its Restricted Subsidiaries since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by such Person or its Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Incurrence, discharge, Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any diagnostic imaging center or facility, as applicable, provided that such adjustments are set forth in an Officers' Certificate signed by such Person's Chief Financial Officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such optional rate chosen by such Person.

        "Consolidated EBITDA" means, with respect to any Person, for any period, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)  Consolidated Interest Expense;

  (2)  Consolidated Income Taxes;

  (3)  consolidated depreciation expense;

  (4)  consolidated amortization of goodwill and other intangibles;

  (5)  impairment charges recorded in connection with the application of Financial Accounting Standards No. 142 "Goodwill and Other Intangibles;" and

  (6)  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

        Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clause (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

  (1)  interest expense attributable to Capitalized Lease Obligations, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

  (2)  amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

  (3)  non-cash interest expense;

  (4)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)  the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

  (6)  net costs associated with Hedging Obligations (including amortization of fees), provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

  (7)  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

  (8)  all dividends paid or declared to be paid in cash, Cash Equivalents or Indebtedness on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary;

  (9)  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to another Person (other than such Person) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by such Person or any Restricted Subsidiary of such Person; and

  (10)  Receivables Fees.

        For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which such Person or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1)  any net income (loss) of another Person (other than such Person) if such other Person is not a Restricted Subsidiary, except that:

    (a)  subject to the limitations contained in clauses (3), (4) and (5) below, such Person's equity in the net income of any such other Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or one of its Restricted Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

    (b)  such Person's equity in a net loss of any such other Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from such Person or a Restricted Subsidiary;

  (2)  any net income (but not loss) of any Restricted Subsidiary of such Person if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person (other than as permitted under the covenant described under "—Certain covenants—Limitation on restrictions on distributions from Restricted Subsidiaries"), except that:

    (a)  subject to the limitations contained in clauses (3), (4) and (5) below, such Person's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to such Person or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

    (b)  such Person's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3)  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of another Person;

  (4)  any extraordinary gain or loss; and

  (5)  the cumulative effect of a change in accounting principles.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or MedQuest, as the case may be, who (1) was a member of such Board of Directors on the date of the Indenture; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was elected to such Board of Directors in accordance with the terms of the Stockholders Agreement.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1)  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2)  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or its Restricted Subsidiary); or

  (3)  is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "—Change of control" and "—Certain covenants—Limitation on sales of assets and subsidiary stock" and such repurchase or redemption complies with "—Certain covenants—Limitation on Restricted Payments."

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized and existing under the laws of the United States of America, any state of the United States of America or the District of Columbia.

        "Equity Offering" means any public or private offering for cash by the Company or MedQuest, as the case may be, of its common stock, or options, warrants or rights with respect to its common stock (other than a registered offering on Form S-4 or S-8).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds received by the Company (with respect to a Restricted Payment by the Company) or by MedQuest (with respect to a Restricted Payment by MedQuest) from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company (with respect to a Restricted Payment by the Company) or of MedQuest (with respect to a Restricted Payment by MedQuest), in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (c)(ii) of the first paragraph under "—Certain covenants—Limitation on Restricted Payments."

        "Existing Management Stockholders" means each of Gene Venesky, J.K. (Ken) Luke, Thomas C. Gentry, Daniel J. Schaefer and Michael A. Villa.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (2)  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any Person that Guarantees the Notes; provided that, upon the release or discharge of such Person from its Notes Guarantee in accordance with the terms of the Indenture (including the terms of any supplemental indenture thereto constituting a Notes Guarantee), such Person shall cease to be a Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Notes Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)  the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

  (4)  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables and healthcare fees owed to physicians), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

  (5)  Capitalized Lease Obligations of such Person;

  (6)  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

  (8)  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

  (9)  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

  (10)  to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing).

        Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of such Person and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

    (a)  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

    (b)  if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

        "Intangible Assets" means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

  (1)  Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

  (2)  endorsements of negotiable instruments and documents in the ordinary course of business; and

  (3)  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary of the Company for consideration to the extent such consideration consists of Common Stock of the Company or MedQuest.

        For purposes of "—Certain covenants—Limitation on Restricted Payments,"

  (1)  "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (2)  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined in good faith by (a) the senior management of the Company if the amount thereof is less than $2.0 million and (b) the Board of Directors of the Company if in excess thereof) of the Capital Stock of such Subsidiary not sold or disposed of.

        "Issue Date" means the date on which the Notes are originally issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "MedQuest" means MedQuest, Inc., a Delaware corporation, and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

  (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

  (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any of its Restricted Subsidiaries after such Asset Disposition.

        "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Non-Recourse Debt" means Indebtedness of a Person:

  (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries (other than recourse against a pledge of the Capital Stock of such Person to the extent such Capital Stock constitutes an asset of the Company or any of its Restricted Subsidiaries).

        "Notes Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Notes Guarantee will be in the form prescribed by the Indenture.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. The term Officer of any Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Holders" means each of J.P. Morgan Partners, LLC, the Existing Management Stockholders and each of their respective Affiliates and Related Persons.

        "Permitted Investment" means an Investment by the Company or any of its Restricted Subsidiaries in:

  (1) a Restricted Subsidiary of the Company (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of the Company (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); provided, however, that such Person's primary business is a Related Business;

  (3) cash and Cash Equivalents;

  (4) receivables owing to the Company or any Restricted Subsidiary of the Company created or acquired, and other extensions of trade credit and other advances to customers and suppliers, in each case, made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including, without limitation, receivables owing to the Company or any Restricted Subsidiary of the Company by physicians on account of prior advances made by the Company); provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5) pledges, deposits and similar arrangements with respect to leases and utilities in the ordinary course of business;

  (6) payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (7) loans or advances to officers, directors, consultants and employees made (a) in the ordinary course of business of the Company or such Restricted Subsidiary and not exceeding $3.0 million at any one time outstanding and (b) to fund purchases of stock under the stock option plan of the Company and any similar stock ownership plans or under employment arrangements;

  (8) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  (9) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "—Certain covenants—Limitation on sales of assets and subsidiary stock;"

  (10) Investments in existence on the Issue Date;

  (11) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain covenants—Limitation on Indebtedness;"

  (12) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12), in an aggregate amount at the time of such Investment not to exceed $10.0 million outstanding at any one time;

  (13) Guarantees issued in accordance with "—Certain covenants—Limitations on Indebtedness;"

  (14) Investments by the Company or its Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by the Company or its Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable;

  (15) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

  (16) Investments in Unrestricted Subsidiaries not to exceed $5.0 million since the Issue Date, plus (a) the aggregate net after-tax amount returned since the Issue Date to the Company or any of its Restricted Subsidiaries in cash on or with respect to any Investments made since the Issue Date in Unrestricted Subsidiaries whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (b) the net after-tax cash proceeds received since the Issue Date by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (c) upon redesignation since the Issue Date of an Unrestricted Subsidiary as a Restricted Subsidiary of the Company, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (17) Investments by the Company or any of its Restricted Subsidiaries in a Permitted Joint Venture, together with all other Investments pursuant to this clause (17) in an aggregate amount at the time of such Investment not to exceed $2.5 million outstanding at any one time, so long as (a) such Permitted Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, the Company or any Restricted Subsidiary of the Company), (b) the documentation governing such Permitted Joint Venture does not contain a restriction on distributions to the Company or its Restricted Subsidiaries, (c) such Permitted Joint Venture is engaged only in a Related Business and (d) after giving pro forma effect to such Investment, (x) with respect to any such Investment made by the Company, the Company would be permitted to Incur $1.00 of additional Indebtedness under the first paragraph of "Certain covenants—Limitation on Indebtedness" and (y) with respect to any such Investment made by MedQuest or any Subsidiary that Guarantees the Senior Subordinated Notes, MedQuest would be permitted to Incur $1.00 of additional Indebtedness under the first paragraph of "Certain covenants—Limitation on Indebtedness."

        "Permitted Joint Venture" means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

        "Permitted Liens" means, with respect to any Person:

  (1) Liens securing Indebtedness and other obligations of the Company under the Senior Credit Agreement and related Interest Rate Agreements and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Agreement and other Indebtedness of a Guarantor (other than Guarantor Subordinated Obligations) permitted to be Incurred under the Indenture;

  (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

  (8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

    (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

    (b) such Liens are created within six months of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto and such other assets financed by, and a Lien permitted hereunder granted in favor of, the same financing source;

  (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

    (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

    (b) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

  (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  (13) Liens existing on the Issue Date;

  (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary of the Company; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary of the Company; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

  (15) Liens on property at the time the Company or its Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries except assets financed by, and a Lien permitted hereunder granted in favor of, the same financing source;

  (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or a Wholly-Owned Subsidiary (other than a Receivable Entity);

  (17) Liens securing the Notes and Notes Guarantees;

  (18) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness (including, without limitation, Acquired Indebtedness) that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

  (19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; and

  (20) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock" means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

        "Qualified Public Offering" means the first firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act underwritten by a nationally-recognized underwriter satisfactory to the holders of a majority of the shares of the Company's Common Stock, par value $0.001 per share, and the Company's Class A Common Stock, par value $0.001 per share, (voting together as a single class) resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Company of not less than $50.0 million.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

        "Qualified Stock" means any Capital Stock that is not Disqualified Stock.

        "Recapitalization Agreement" means the Recapitalization Agreement, dated as of July 16, 2002, as amended as of August 8, 2002, among MQ Investment Holdings, LLC, the Company, the stockholders of the Company signatory thereto and David Lang and Gene Venesky, as the stockholders' representatives.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

        "Receivables Entity" means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

  (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

    (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

    (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

    (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Receivables Fees" means any discount from the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, retire or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any of its Restricted Subsidiaries and Indebtedness of any Restricted Subsidiary of the Company that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

  (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

  (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees, commissions and other issuance costs Incurred in connection therewith); and

  (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or any Notes Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Notes Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the date of the Indenture by and among the Company and the initial purchasers set forth therein.

        "Related Business" means any business which is the same as or related, ancillary or complementary to or a reasonable extension of any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture, in each case, as determined conclusively and in good faith by the Company's Board of Directors.

        "Related Person" with respect to any Permitted Holder means:

  (1) any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual's estate, executor, administrator, committee or beneficiaries; or

  (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, (x) with respect to the Company, any Subsidiary of the Company other than an Unrestricted Subsidiary, and (y) with respect to MedQuest, any "Restricted Subsidiary" as defined in the Senior Subordinated Notes Indenture.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or its Restricted Subsidiary transfers such property to a Person and the Company or its Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

        "SEC" means the United States Securities and Exchange Commission.

        "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities (including, without limitation, the Amended and Restated Credit Agreement, dated as of September 3, 2003 and as further amended on August 16, 2004, among the Company, MedQuest, Wachovia Bank, National Association, as Administrative Agent, and the lenders parties thereto from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or one or more other representatives or other lenders, investors or other providers of funds or otherwise and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

        "Senior Subordinated Notes" means the 11 7/8% Senior Subordinated Notes due 2012 of MedQuest.

        "Senior Subordinated Notes Indenture" means the indenture, dated as of August 15, 2002, among MedQuest, the Trustee and the guarantors party thereto, pursuant to which the Senior Subordinated Notes were issued, as amended, supplemented or modified from time to time in accordance with its terms.

        "Series A Preferred Stock" means the Series A Redeemable Preferred Stock, par value $0.001 per share, of the Company.

        "Series B Preferred Stock" means the Series B Redeemable Preferred Stock, par value $0.001 per share, of the Company.

        "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Stockholders Agreement" means the Stockholders Agreement, dated as of August 15, 2002, among the Company and each of the stockholders party thereto, as in effect on August 15, 2002 and as further amended and modified from time to time so long as the Permitted Holders beneficially own a majority of the Capital Stock of the Company.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Subsidiary Guarantor" means each Restricted Subsidiary of the Company that has Guaranteed any Indebtedness of the Company and executed a Notes Guarantee in accordance with the provisions of the Indenture, but excluding any Restricted Subsidiary that in the future is released from a Guarantee of Indebtedness of the Company that resulted in the obligation to Guarantee the Notes.

        "Tangible Assets" means Total Assets less Intangible Assets.

        "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

        "Unrestricted Subsidiary" means:

  (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2) any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

  (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

  (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

  (3) such designation and the Investment of the Company in such Subsidiary complies with "—Certain covenants—Limitation on Restricted Payments;"

  (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

  (5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

    (a) to subscribe for additional Capital Stock of such Person; or

    (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (A) in the case of any Subsidiary of MedQuest, MedQuest could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "—Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation or (B) in the case of a Subsidiary of the Company that is not also a Subsidiary of MedQuest, the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares or shares required by applicable healthcare laws to be owned by Persons other than the Company) is owned by the Company or another Wholly-Owned Subsidiary.

Registration rights

On August 24, 2004 we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed for the benefit of the holders of the notes that we will use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the old notes for an issue of SEC-registered notes with terms identical to the old notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

        When the SEC declares the exchange offer registration statement effective, we will offer the exchange notes in return for the notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each old note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount at maturity. Interest on each exchange note will accrue from the last payment date on which interest was paid on the old notes or, if no interest has been paid on the notes, from the issue date of the old notes.

        If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

        If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 225 days after August 24, 2004, the issue date of the old notes (or the next business day if the 225th day is not a business day), the annual interest rate borne by the old notes will be increased by 1.0% per annum commencing on the 226th day after the closing date and until the exchange offer is completed or the shelf registration statement is declared effective. If a shelf registration is required to be filed due to an unsold allotment held by the initial purchasers of the old notes, the old notes will accrue additional interest if the shelf registration statement is not declared effective on the later of (x) 195 days after the issue date of the old notes (or the next business day if the 195th day is not a business day) and (y) 90 days after the initial purchasers inform us of such unsold allotment. All additional interest that accrues prior to August 15, 2008 will be added to the accreted value of the notes; provided that we, at our option, may elect to pay any such additional interest in cash. All additional interest that accrues from and after August 15, 2008 will be paid by us in cash.

        If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

        In addition, so long as J.P. Morgan Securities Inc. or any of its affiliates (each, a "market-maker") owns any equity securities of us, our subsidiaries or any of our respective affiliates, we will agree for the benefit of the market maker that, on the date we file the exchange offer registration statement described above, we will use our best efforts to file with the SEC and cause to become effective a registration statement, which may be the exchange offer registration statement, so that the market maker may "make a market" in the notes and the exchange notes as part of its business in the ordinary course. The registration rights agreement will provide that the market maker will have certain rights and remedies that are independent of the rights and remedies of the holders of the notes and shall have separate indemnification obligations with respect to us and the guarantors.

        This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. We filed the registration statement of which this prospectus forms a part and are making this exchange offer to comply with our obligations under the registration rights agreement.

Description of capital stock of MQ Associates, Inc.

The authorized capital stock of MQ Associates, Inc. consists of (i) 195,000,000 shares of Common Stock, par value $0.001 per share, (ii) 115,000,000 shares of Class A Common Stock, par value $0.001 per share, and (iii) 75,000,000 shares of Preferred Stock, par value $0.001 per share, of which (a) 35,000,000 shares are designated as Series A Redeemable Preferred Stock, par value $0.001 per share and (ii) 15,000,000 shares are designated as Series B Redeemable Convertible Preferred Stock, par value $0.001 per share.

        The following summary of the material terms and provisions of the capital stock of MQ Associates, Inc. is not complete and is subject to the terms included in the fourth amended and restated certificate of incorporation of MQ Associates, Inc., the by-laws of MQ Associates, Inc. and Delaware law. Reference is made to those documents, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and to Delaware law for a detailed description of the provisions summarized below.

Common Stock and Class A Common Stock

        Each outstanding share of Common Stock and Class A Common Stock entitles its holder to the rights and privileges described below. Holders of shares of Common Stock and Class A Common Stock do not have preemptive or other rights to subscribe for additional shares of common stock or for any other securities of MQ Associates, Inc.

        Voting rights.    Each holder of Common Stock and Class A Common Stock is entitled to one vote per share on all matters to be voted on by the stockholders of MQ Associates, Inc., and the Common Stock and Class A Common Stock vote together as a single class.

        Dividends.    Each holder of Common Stock and Class A Common Stock is entitled to receive dividends if, when and as declared by the board of directors of MQ Associates, Inc. out of assets of MQ Associates, Inc. legally available therefore.

        Optional conversion.    Each holder of Class A Common Stock has the right, at such holder's option, to convert any or all of such shares then outstanding into an equal number of fully paid and non-assessable shares of Common Stock. MQ Associates, Inc. will give the holders of Class A Common Stock reasonable prior notice of a liquidation or sale, including the price and material terms and conditions thereof, in order to provide the holders of Class A Common Stock reasonable opportunity to consider whether to convert the shares of Class A Common Stock held by them into shares of Common Stock upon or prior to such liquidation or sale.

        Mandatory conversion.    Immediately prior to the consummation of a public offering resulting in aggregate proceeds of not less than $50.0 million and a per share price of the Common Stock issued in such public offering of not less than twice the original price of the Common Stock, all shares of Class A Common Stock then outstanding will, without any action on the part of the holders thereof, be deemed automatically converted into an equal number of fully paid and non-assessable shares of Common Stock.

        Liquidation.    With respect to rights upon a liquidation or sale, the Class A Common Stock ranks senior to the Common Stock and the Series B Preferred Stock. Upon the consummation of any liquidation or sale, after payment of the preference to the holders of Series A Preferred Stock, the holders of Class A Common Stock will be entitled to receive out of the proceeds of such liquidation or sale, before any payment will be made to the holders of any capital stock ranking junior to the Class A Common Stock, an amount per share of Class A Common Stock equal to the original cost of each such share. After payment has been made to the holders of Class A Common Stock of the full amount set forth in the preceding sentence, the holders of Common Stock will be entitled to receive out of the proceeds of such liquidation or sale an amount per share of Common Stock equal to the original cost of each such share of Common Stock pari passu with the payment of the preference to the holders of Series B Preferred Stock. After payment of the amounts set forth above, the holders of Common Stock and the holders of Class A Common Stock will share ratably in the remaining proceeds, if any, of such liquidation or sale.

Preferred stock

        The board of directors of MQ Associates, Inc. is authorized to cause additional shares of preferred stock to be issued from time to time for such consideration as it may fix from time to time, and to cause the shares of preferred stock to be issued with such rights, preferences and privileges as may be adopted by the board of directors of MQ Associates, Inc.

Series A Preferred Stock and Series B Preferred Stock

        Each outstanding share of Series A Preferred Stock and Series B Preferred Stock entitles its holder to the rights and privileges described below. Holders of shares of Series A Preferred Stock and Series B Preferred Stock do not have preemptive or other rights to subscribe for additional shares of preferred stock or for any other securities of MQ Associates, Inc. The number of shares of common stock issuable upon conversion of the preferred stock is subject to adjustment from time to time upon the occurrence of stock splits, combinations, reclassifications, recapitalizations and other similar events.

        Rank.    The Series A Preferred Stock will rank senior to the Series B Preferred Stock in a liquidation or sale. The Series A Preferred Stock will rank senior to Common Stock and Class A Common Stock with respect to rights on liquidation or sale, and the Series B Preferred Stock will rank pari passu with the Common Stock with respect to rights on a liquidation or sale.

        Voting Rights.    Except as set forth below or as otherwise required by applicable law, neither the Series A Preferred Stock nor the Series B Preferred Stock is entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of MQ Associates, Inc. The holders of each series of preferred stock have the right to vote as a separate series on any amendment of such voting rights and on any amendment, repeal or modification of any provision of the fourth amended and restated certificate of incorporation of MQ Associates, Inc. that adversely affects the powers, preferences, or special rights of the shares of such series of preferred stock.

        Dividends.    The holders of shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to receive any dividends from MQ Associates, Inc. with respect to their shares of Series A Preferred Stock or Series B Preferred Stock. If, however, any dividend is declared and paid on any share of Common Stock or Class A Common Stock, each holder of shares of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive such dividend with respect to each share of Series A Preferred Stock or Series B Preferred Stock held by such holder.

        Redemption upon a Public Offering.    In connection with a public offering resulting in proceeds of not less than $50.0 million and a per share price of the common stock issued in such public offering of not less than twice the original price of the common stock, MQ Associates, Inc. will offer to redeem the then outstanding shares of Preferred Stock. A majority of the holders of Series A Preferred Stock and the Series B Preferred Stock (voting separately as a class with respect to their respective series of preferred stock) will have the right to require that MQ Associates, Inc. redeem any or all of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, respectively, upon the consummation of such public offering. However, if the managing underwriter in such public offering advises MQ Associates, Inc. that the redemption of the Series B Preferred Stock would adversely affect the successful offering and sale of the shares to be sold in such offering, then all shares of Series B Preferred Stock shall be converted into Common Stock.

        Optional Conversion of Series A Preferred Stock.    Each holder of shares of Series A Preferred Stock will have the right, at such holder's option, immediately prior to the consummation of either a qualified public offering or a liquidation or sale, to convert any or all shares of Series A Preferred Stock held by such holder into that number of fully paid and non-assessable shares of Class A Common Stock equal to the quotient obtained by dividing (x) the aggregate original cost of such shares of Series A Preferred Stock to be converted by (y) the applicable conversion price for the Series A Preferred Stock. The conversion price per share at which shares of Class A Common Stock shall be issuable upon conversion of Series A Preferred Stock shall initially be equal to (1) the qualified initial public offering price, in the case of conversion immediately prior to such an event, or (2) original cost, in the case of conversion immediately prior to a liquidation or sale.

        Optional Conversion of Series B Preferred Stock.    Each holder of Series B Preferred Stock will have the right, at such holder's option, immediately prior to the consummation of a liquidation or sale, to convert each share of Series B Preferred Stock held by such holder into approximately 1.153 fully paid and non-assessable shares of Common Stock.

        Mandatory Conversion of Series B Preferred Stock.    Immediately prior to the consummation of a qualified public offering, all shares of Series B Preferred Stock then outstanding will, without any action on the part of the holders thereof, be deemed automatically converted into that number of fully paid and non-assessable shares of Common Stock equal to the sum of (i) the quotient obtained by dividing (x) the aggregate original cost of such shares of Series B Preferred Stock to be converted by (y) the qualified public offering price, plus (ii) approximately 0.153 shares of Common Stock.

        Liquidation.    Upon the consummation of any liquidation or sale, prior to payment to the holders of Class A Common Stock, Series B Preferred Stock and Common Stock, the holders of Series A Preferred Stock will be entitled to receive, out of the proceeds of such liquidation or sale, an amount per share of Series A Preferred Stock equal to the greater of (i) the original cost of such share and (ii) the amount such holder would have received if such share of Series A Preferred Stock had been converted to Class A Common Stock immediately prior to such liquidation or sale.

        Upon the consummation of any liquidation or sale, pari passu with the payment of the preference to the holders of Common Stock, but after payment of the liquidation preference to the holders of Series A Preferred Stock and Class A Common Stock, the holders of Series B Preferred Stock will be entitled to receive, out of the proceeds of such liquidation or sale, an amount per share of Series B Preferred Stock equal to the greater of (i) the original cost of such share and (ii) the amount such holder would have received if such share of Series B Preferred Stock had been converted to Common Stock immediately prior to such liquidation or sale.

Book-entry settlement and clearance

The global notes

        The exchange notes will be issued in the form of one or more permanent definitive registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

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  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

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  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "banking organization" within the meaning of the New York State Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers of the old notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

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  will not be entitled to have notes represented by the global note registered in their names;

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  will not receive or be entitled to receive physical, certificated notes; and

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  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

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  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

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  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

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  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

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  certain other events provided in the indenture should occur.

Certain United States federal income tax consequences

General

        The following is a summary of material United States Federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

        Except as expressly stated otherwise, this summary applies only to United States holders that exchange old notes for exchange notes in this exchange offer and who hold the old notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. holder" means a beneficial owner of a note who purchased the notes pursuant to the offering and is, for United States Federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate the income of which is subject to United States Federal income taxation regardless of its source; or

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  a trust if

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a court within the United States is able to exercise primary supervision over the administration of the trust and

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one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

        Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the United States Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of an old note for an exchange note pursuant to this exchange offer

        The exchange by any holder of an old note for an exchange note should not constitute a taxable exchange for United States Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to this exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder's tax basis in an exchange will be the same as such holder's tax basis in the old note exchanged therefore. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

United States holders

        Original Issue Discount.    The notes were issued with original issue discount ("OID") for United States federal income tax purposes, and accordingly, United States holders of notes will be subject to special rules relating to the accrual of income for tax purposes. United States holders of notes generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, United States holders of the notes will include amounts in income in advance of the receipt of cash attributable to such amounts. However, United States holders of the notes generally will not be required to include separately in income cash payments received on such notes to the extent such payments constitute payments of previously included OID amounts.

        Market Discount.    If a United States holder acquired a note at a cost that was less than its adjusted issue price, for federal income tax purposes, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount.

        Under the market discount rules of the Code, a United States holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the United States holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the United States holder as if the holder had sold the note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A United States holder may, however, make an irrevocable election to determine the amount of accrued market discount on a constant yield basis.

        With respect to notes with market discount, a United States holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A United States holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

        Acquisition Premium.    If a United States holder purchases a note issued with original issue discount at an "acquisition premium," the amount of original issue discount that the United States holder includes in gross income is reduced to reflect the acquisition premium. Any note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

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  less than or equal to the sum of all amounts payable on the note after the purchase date; and

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  greater than the note's adjusted issue price.

        Impact of Applicable High Yield Discount Obligation Rules.    We do not believe that the notes will be considered applicable high yield discount obligations for United States federal income tax purposes, so called "hydo bonds." However, the IRS could disagree and take the position that the notes are hydo bonds. If such position were correct, we would not be permitted to deduct for United States federal income tax purposes OID accrued on the notes until such time as we actually pay such OID in cash or in property other than our stock or our debt (or stock or debt of a person related to us). Moreover, the lesser of (a) the amount of OID on the notes and (b) the product of the total OID on the notes times the ratio of (i) the excess of the note's yield to maturity over the sum of the appropriate applicable federal rate plus 6% to (ii) the yield to maturity (the "Dividend-Equivalent Interest") would not be deductible at any time by us for United States federal income tax purposes (regardless of whether we actually pay such Dividend-Equivalent Interest in cash or other property). A corporate United States holder would be eligible for the dividends received deduction for the portion of the Dividend-Equivalent Interest that would have been treated as a dividend had it been distributed by us with respect to our stock.

        Sale or Other Disposition of the Notes.    A United States holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition and the United States holder's adjusted tax basis in the note. A United States holder's adjusted basis in a note generally will be the United States holder's cost therefor, increased by any OID included in gross income with respect to the note and decreased by any payments received by such holder with respect to the note.

        This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting.    A United States holder will generally be subject to information reporting and may be subject to a backup withholding tax when such holder receives payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A United States holder may be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

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  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

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  furnishes an incorrect TIN;

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  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

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  fails to properly certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States holder that it is subject to backup withholding.

        United States holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their Unites States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the old notes and exchange notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General fiduciary matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        Any insurance company proposing to invest assets of its general account in the notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited transaction issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of old notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an old note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the old notes (and the exchange of old notes for exchange notes) by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes will be passed upon for us by O'Melveny & Myers LLP, New York, New York.

Experts

The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We currently file annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements, and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., in Washington, D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

        This prospectus contains summaries of certain agreements that we have entered into in connection with the offering of the old notes, such as the indenture, the registration rights agreement for the notes, the amendment to the senior credit agreement, and the agreements described under "Certain relationships and related transactions." The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

        We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders of
MQ Associates, Inc. and Subsidiaries

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of MQ Associates, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 and Note 6 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ PricewaterhouseCoopers LLP

March 8, 2004
Atlanta, Georgia

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(in thousands, except share data)

	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$6,731	$3,230
Patient receivables, net of allowance
for doubtful accounts of $1,685 and $1,269	61,490	46,157
Related party receivables	782	1,000
Income taxes receivable	—	2,676
Other receivables	2,049	965
Prepaid expenses and other	2,619	2,854
Deferred income taxes	594	498

Total current assets	74,265	57,380
Property and equipment, net	82,107	83,655
Goodwill	33,855	32,662
Intangible assets, net	10,722	7,268
Debt issue costs, net	13,384	12,182
Other	9,148	5,279

	$223,481	$198,426

The accompanying notes are an integral part of these consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002
(in thousands, except share data)

	2003	2002
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$6,596	$4,292
Accrued payroll and related taxes	5,371	3,528
Other accrued expenses	14,958	13,631
Current portion of long-term debt	600	—
Current portion of obligations under capital leases	1,584	922

Total current liabilities	29,109	22,373
Long-term debt	244,966	235,213
Obligations under capital leases	2,517	2,729
Deferred income taxes	8,174	6,258
Other long-term liabilities	499	73

Total liabilities	285,265	266,646
Commitments and contingencies
Redeemable preferred stock Series A Convertible, $.001 par value; nonvoting; 35,000,000 shares authorized issued and outstanding	35,000	35,000
Series B Convertible, $.001 par value; nonvoting; 15,000,000 shares authorized issued and outstanding	15,000	15,000

	50,000	50,000

Stockholders' deficit
Class A common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 issued and outstanding	72	72
Common stock, $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 shares issued and outstanding	29	29
Additional paid-in capital	63,389	62,113
Accumulated deficit	(175,274)	(180,434)

Total stockholders' deficit	(111,784)	(118,220)

	$223,481	$198,426

The accompanying notes are an integral part of the consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Year Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Net revenues from services	$242,912	$203,411	$142,322
Costs and expenses
Operating expenses, excluding depreciation	105,062	89,358	61,014
Marketing, general and administrative expenses	76,453	61,474	55,554
Depreciation and amortization	28,286	23,950	17,488

Income from operations	33,111	28,629	8,266
Interest expense	24,383	26,721	8,560
Interest income	(18)	(101)	(330)
Equity in earnings of unconsolidated joint venture	(22)	—	—

Income before provisions for income taxes	8,768	2,009	36
Provision for income taxes	3,608	788	4,020
Minority interest in net income of consolidated subsidiaries	—	40	110

Net income (loss)	$5,160	$1,181	$(4,094)

The accompanying notes are an integral part of these consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Year Ended December 31, 2003, 2002 and 2001
(in thousands, except share data)

	Class A Common Stock				Old Series of Common Stock		Class B Common Stock
			Common Stock
									Notes Receivable, Stockholders	Additional Paid- in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	—	$—	5,830,000	$58	750,000	$8	$(1,448)	$1,357	$(75,889)	$(75,914)
Common stock purchased and retired					(894,001)	(9)					(18,541)	(18,550)
Beneficial conversion feature on issuance of Series C convertible redeemable preferred stock										6,704		6,704
Capital contribution										100		100
Stock compensation expense										9,388		9,388
Accretion of Series C convertible redeemable preferred stock										(6,704)	(16,244)	(22,948)
Accrued interest on notes receivable, stockholders									(83)			(83)
Net loss											(4,094)	(4,094)

Balance, December 31, 2001	—	—	—	—	4,935,999	49	750,000	8	(1,531)	10,845	(114,768)	(105,397)

Conversion of shares					4,105,393	41				85,681		85,722
Redemption of shares					(7,407,963)	(74)	(49,959)	(1)		(96,525)	(51,841)	(148,441)
Sale of common stock	72,100,000	72								72,028		72,100
Stock issuance fees										(9,916)		(9,916)
Reclassification of shares			28,605,000	29	(1,633,429)	(16)	(700,041)	(7)			(15,006)	(15,000)
Settlement of notes receivable, stockholders									1,531			1,531
Net income											1,181	1,181

Balance, December 31, 2002	72,100,000	72	28,605,000	29	—	—	—	—	—	62,113	(180,434)	(118,220)

Income tax effect of stock issuance costs										1,276		1,276
Net income											5,160	5,160

Balance, December 31, 2003	72,100,000	$72	28,605,000	$29	—	$—	—	$—	$—	$63,389	$(175,274)	$(111,784)

The accompanying notes are an integral part of these consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001

Cash flows from operating activities
Net income (loss)	$5,160	$1,181	$(4,094)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities
Depreciation and amortization	28,286	23,950	17,488
Amortization of bond discount	148	145	—
Amortization of debt issuance costs	1,713	574	—
Stock compensation expense	—	—	9,388
Bad debt expense	9,593	7,295	4,866
Deferred income taxes	3,096	2,693	1,649
Equity in earnings of unconsolidated joint venture	(22)	—	—
Minority interest in net income of consolidated subsidiaries	—	40	110
Accrued interest on notes receivable, stockholders	—	—	(83)
Loss (gain) on disposal of property and equipment	96	(73)	—
Changes in operating assets and liabilities
Patient receivables	(24,708)	(21,433)	(17,038)
Related party and other receivables	2,628	(2,087)	(357)
Prepaid expenses and other current assets	232	(661)	(146)
Other assets	(1,453)	6	(36)
Accounts payable	2,304	(1,229)	2,274
Accrued payroll and related taxes	1,843	1,198	1,419
Other accrued expenses	1,756	4,592	4,902

Net cash and cash equivalents provided by operating activities	30,672	16,191	20,342

Cash flows from investing activities
Purchase of property and equipment	(22,999)	(32,889)	(25,900)
Acquisitions of businesses	(6,922)	(17,385)	(34,232)
Proceeds from loan repayments	133	103	—
Investment in unconsolidated joint venture	(809)	—	—
Proceeds from stockholders loan repayments	—	1,531	—
Proceeds from sale of property and equipment	138	—	—
Other	(4,030)	(2,000)	—

Net cash and cash equivalents used for investing activities	(34,489)	(50,640)	(60,132)

Cash flows from financing activities
Proceeds from notes payable	—	18,909	62,870
Proceeds from (payments on) line of credit	—	(2,350)	6,000
Payments on notes payable	—	(12,317)	(13,421)
Payments on capital leases	(1,467)	(3,770)	(3,853)
Proceeds from issuance of convertible preferred stock, net of transaction costs	—	—	9,719
Purchase of common stock from stockholders	—	—	(18,550)
Sale of preferred stock	—	35,000	—
Sale of common stock	—	72,100	—
Payment of debt issuance costs	(2,915)	(12,756)	—
Proceeds from senior credit facility	37,188	56,000	—
Payments on senior credit facility	(85,188)	—	—
Proceeds from senior subordinated debt, net of bond discount	—	176,167	—
Repayment of notes, line of credit and leases	—	(116,778)	—
Redemption of preferred and common stock	—	(168,001)	—
Payment of stock issuance fees	—	(9,916)	—
Capital contribution	—	—	100
Proceeds from long-term debt	60,000	—	—
Payments on long-term debt	(300)	—	—

Net cash and cash equivalents provided by financing activities	7,318	32,288	42,865

Net increase (decrease) in cash and cash equivalents	3,501	(2,161)	3,075
Cash and cash equivalents, beginning of year	3,230	5,391	2,316

Cash and cash equivalents, end of year	$6,731	$3,230	$5,391

Supplemental disclosure of cash flow information
Cash paid for interest	$22,875	$18,853	$9,648

Cash paid for taxes	$141	$1,918	$3,017

Supplemental schedule of noncash investing and financing activities
Acquisition of businesses
Fair value of assets acquired	$6,922	$17,427	$34,842
Less liabilities assumed	—	(42)	(610)

	$6,922	$17,385	$34,232

Equipment acquired through capital lease	$1,917	$4,335	$5,303

The accompanying notes are an integral part of these consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

1.    Business

        MQ Associates, Inc. and subsidiaries (the "Company") operate eighty-five outpatient diagnostic imaging centers in locations throughout the southeastern and southwestern United States of America. The outpatient diagnostic imaging centers provide medical imaging services to patients referred by physicians and extend credit to governmental, national and local insurance carriers, as well as individual patients who reside in the respective service areas. The Company operates in one reportable segment.

2.    Summary of Significant Accounting Policies

Principles of consolidation

        MedQuest, Inc. ("MedQuest") is a wholly-owned subsidiary of MQ Associates, Inc. ("MQA"). MQA has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest. The consolidated financial statements of the Company include the assets, liabilities, revenues and expenses of all majority owned subsidiaries over which the Company exercises direct or indirect control, and for which control is other than temporary. The Company uses the equity method of accounting for its investment in a joint venture at December 31, 2003. All intercompany transactions have been eliminated in consolidation.

Cash and cash equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company routinely has deposits at financial institutions which substantially exceed federal depository insurance coverage. Management believes any risks associated with these excess deposits are mitigated by maintaining the deposits at large, reputable banks.

Property and equipment

        Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives. Leasehold improvements are classified as property and equipment and are amortized using the straight-line method over the shorter of lease terms or the economic useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized. Deposits made on equipment are recorded as non-current other assets until the equipment is installed and accepted, as which time it is reclassified into property and equipment.

Intangible assets and goodwill

        Intangible assets are stated at cost, net of accumulated amortization, and consist of non-compete agreements and certificates of need.

        In January 2002, the Company adopted Statement of Financial Standards No. 142 ("SFAS 142"), which requires the discontinuance of amortization of goodwill and certain intangible assets with indefinite useful lives. SFAS 142 requires that goodwill and intangible assets deemed to have an indefinite life be reviewed for impairment upon the initial adoption of SFAS 142 and annually thereafter. The Company performed its initial impairment review in January 2002 and annually performs its impairment review in the fourth quarter of every year. Other intangibles with finite lives will continue to be amortized over their estimated useful lives.

        Under SFAS 142, goodwill and certificates of need are not subject to amortization. Certificates of need are required by certain states prior to the acquisition of high-cost capital items, including diagnostic imaging systems, or provision of diagnostic imaging services. Certificates of need generally have an indefinite life, however, the useful life may be affected by repeal or liberalization of existing certificate of need regulations. The Company periodically assesses the useful lives of certificates of need to account for changes, if any, in certificate of need regulations.

        Prior to the adoption of SFAS 142, goodwill was amortized on a straight-line basis over fifteen years and all other intangibles were amortized over estimated useful lives that ranged from two to fifteen years.

Long-lived assets

        Long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which net cash flows can be directly attributable to long-lived assets and is performed on an undiscounted basis. For any assets identified as impaired, the Company measures the impairment as the amount by which the carrying value of the asset exceeds the fair value of the asset. In estimating the fair value of the asset, management utilizes a valuation technique based on the present value of expected future cash flows.

Revenue recognition

        Revenue is recognized as services are rendered. Revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated contractual adjustments under reimbursement agreements with third-party payors. The Company provides for an estimate of bad debts for accounts receivable balances that will ultimately become uncollectible and also provides for specific accounts that have been identified as uncollectible. This estimate of bad debts is approximately 2.5% to 3.0% of gross revenue and is based upon the Company's historical bad debt experience.

        The components of the allowance for doubtful accounts for the years ended December, 31 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Beginning balance	$1,269	$987	$485
Bad debt expense	9,593	7,295	4,866
Write-offs	(9,177)	(7,013)	(4,364)

Ending balance	$1,685	$1,269	$987

Operating expenses, excluding depreciation

        Operating expenses, excluding depreciation, consists of compensation related to radiologists, technicians and transcriptionists, combined with supplies, building rental, utilities and other expenses directly related to generating service revenue.

Advertising expense

        The Company expenses all advertising costs as incurred. Advertising expense was $2,622, $2,415 and $1,707 for the years ended December 31, 2003, 2002 and 2001, respectively.

Income taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense (benefit) is comprised of the tax payable (receivable) for the period and the change in deferred income tax assets and liabilities during the period. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Concentrations of credit risk

        The Company grants credit without collateral to its patients, most of who are residents of areas surrounding the centers and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors was as follows:

	December 31,
	2003	2002
Blue Cross/Blue Shield	21%	19%
Medicare	19	18
Managed Care	18	26
Other third-party payors	15	10
Commercial	9	6
Workers Compensation	7	7
Medicaid	5	6
HMO	4	5
Patients	2	3

	100%	100%

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

        The carrying value of cash and cash equivalents, patient receivables, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these accounts. Borrowings under the revolving credit facility, Tranche B term facility, and $47,500 of the senior subordinated notes, which is linked to an interest rate swap agreement, bear interest at variable rates, which approximates market. The remaining $132,500 of long-term debt bears interest at a fixed rate and its fair value was estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The estimated fair value of the fixed rate portion of the Company's long-term debt was $6,525 above its carrying value at December 31, 2003 and approximated fair value at December 31, 2002.

Derivative financial instruments

        The Company may, from time to time, use derivative financial instruments to reduce exposure to adverse fluctuations in interest rates. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally considers both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair value or cash flows of the underlying exposure being hedged. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in earnings.

Reclassifications

        Certain reclassifications have been made to the consolidated financial statements for the year ended December 31, 2002 to conform to the presentation for the year ended December 31, 2003.

3.    The Recapitalization

        On August 15, 2002, MQA consummated a recapitalization pursuant to an agreement dated July 16, 2002, as amended on August 8, 2002, among MQA, its then existing stockholders and MQ Investment Holdings LLC, an affiliate of J.P. Morgan Partners, LLC. The total consideration paid in the recapitalization was approximately $365,100.

        As a result of the recapitalization, approximately 70.0% of the total capital stock of MQA is owned by MQ Investment Holdings, LLC, with the remaining approximately 30.0% owned by certain management stockholders, in each case, on a fully diluted basis.

        In connection with the recapitalization the following transactions occurred:

•
MQ Investment Holdings, LLC made an equity investment of $107,100 in MQA and as a result of such investment received 72,100,000 shares of Class A Common Stock, par value $0.001 per share, and 35,000,000 shares of Series A Redeemable Preferred Stock, par value $0.001 per share, of MQA;

•
Immediately prior to the consummation of the recapitalization, the then outstanding shares of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock of MQA were converted in a series of transactions into 4,105,393 shares of the old series of Common Stock, 1,276,000 shares of the old series Series A Redeemable Preferred Stock and 680,000 shares of the old series of Series B Redeemable Preferred Stock. As part of the recapitalization, MQA (i) redeemed approximately 76.4% of the total outstanding shares of the old series of Common Stock and Class B Common Stock, including approximately 58.9% of the stock holdings of the management stockholders, for an aggregate redemption price of approximately $148,441 and (ii) redeemed 100% of the old series of Series A Redeemable Preferred Stock and 100% of the old series of Series B Redeemable Preferred Stock for an aggregate redemption price of $19,560. The remaining 23.6% of the outstanding old series of Common Stock and the Class B Common Stock, which equaled the 41.1% of the then remaining stock holdings of the management stockholders, was reclassified as (i) 28,605,000 shares of Common Stock, par value $0.001 per share (30,900,000 shares on a fully diluted basis), and (ii) 15,000,000 shares of Series B Preferred Stock, par value $0.001 per share, which in the aggregate equaled approximately 30.0% of the ownership (on a fully diluted basis) of MQA after the consummation of the recapitalization;

•
Immediately prior to the closing of the recapitalization, MQA transferred 100% of the ownership interests in each of its subsidiaries to MedQuest; and

•
MedQuest, as borrower, entered into an $80,000 senior credit facility and issued $180,000 in 11 7/8% senior subordinated notes to fund a portion of the recapitalization transaction. MQA and all of the subsidiaries of MedQuest are guarantors under the senior credit facility and the senior subordinated notes.

4.    Acquisitions

        During the years ended December 31, 2003 and 2002, the Company acquired two and seven entities that provide medical diagnostic imaging services to patients. Each acquisition was accounted for using the purchase method of accounting and the results of operations for each entity have been included in the consolidated financial statements as of the effective date of the acquisition.

        The following table summarizes the estimated fair values of the assets acquired and the aggregate purchase price during the years ended December 31:

	2003	2002
Accounts receivable	$218	$1,202
Property and equipment	1,600	4,795
Non-compete agreements	115	635
Certificates of need	3,796	4,511
Goodwill	717	5,798
Other assets	—	9
Liabilities assumed	—	(42)

Aggregate purchase price	$6,446	$16,908

        The Company also made adjustments to intangibles during the years ended December 31, 2003 and 2002 for acquisitions completed during the year ended December 31, 2001 amounting to $476 and $477, respectively.

        The goodwill acquired in relation to the above transactions is expected to be deductible for tax purposes. All of the acquisitions made during the years ended December 31, 2003 and 2002 were consummated in order to expand market share. The weighted average amortization period for acquired intangibles subject to amortization was 30 months and 31 months for acquisitions made during the years ended December 31, 2003 and 2002, respectively.

        The unaudited pro forma results of operations for the years ended December 31, 2003 and 2002, reflect operations as if MQA and the entities described above had been combined as of January 1, 2002. The unaudited pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of these entities, and are not necessarily indicative of the results which would have occurred if the business combinations had been in effect on the dates indicated, or which may result in the future.

	Unaudited pro forma Year ended December 31,
	2003	2002
Net revenues from services	$244,782	$205,848

Net income	$5,901	$1,357

5.    Property and Equipment

        Property and equipment, including assets held under capital leases, consisted of the following:

		December 31,
	Useful lives in years
		2003	2002
Technical equipment	5	$128,905	$113,593
Leasehold improvements	5 to 39	30,274	24,596
Office equipment and other	7	7,373	5,047
Computer equipment	3	7,373	4,855
Furniture and fixtures	7	4,089	3,639

		178,014	151,730
Less accumulated depreciation		95,907	68,075

		$82,107	$83,655

        Depreciation expense amounted to $27,829, $23,665 and $16,555 for the years ended December 31, 2003, 2002 and 2001, respectively.

6.    Goodwill and Intangible Assets

        Information related to intangibles subject to amortization and intangibles not subject to amortization is as follows:

	December 31,
Intangibles subject to amortization
	2003	2002
Non-compete agreements:
Gross carrying amount	$2,157	$2,042
Accumulated amortization	(1,602)	(1,145)

	$555	$897

	December 31,
Intangibles not subject to amortization	2003	2002
Certificates of need:
Gross carrying amount	$10,167	$6,371

        The changes in the carrying amount of goodwill are as follows:

	Years ended December 31,
	2003	2002
Beginning balance, net	$32,662	$26,387
Acquired	717	5,798
Impairment losses	—	—
Adjustments	476	477

Ending balance, net	$33,855	$32,662

        The results for the year ended December 31, 2001 on a historical basis do not reflect the provisions of SFAS 142. If the Company had adopted SFAS 142 on January 1, 2001, the historical amounts would have been changed to the adjusted amounts as follows:

Year ended December 31, 2001
Net loss, as reported	$(4,094)
Add: Goodwill amortization, net of tax	423

Net loss, as adjusted	$(3,671)

        Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five years is as follows:

Year ending December 31,	Estimated amortization expense
2004	$266
2005	144
2006	82
2007	51
2008	12

        Amortization expense amounted to $457, $293 and $933 for the years ended December 31, 2003, 2002 and 2001, respectively.

7.    Other Accrued Expenses

        Other accrued expenses consisted of the following:

	December 31,
	2003	2002
Accrued interest payable	$7,278	$7,632
Accrued radiologist fees and bonuses	3,359	3,324
Other	3,090	1,368
Accrued operating costs	1,231	1,307

	$14,958	$13,631

8.    Obligations under Capital Lease

        The Company leases technical equipment under capital lease agreements that expire in December 2006. The Company records the asset and related liability at the net present value of the lease payments using an imputed interest rate of 5% at December 31, 2003.

        Future minimum capital lease payments are as follows:

Year
2004	$1,698
2005	1,654
2006	1,038

Total minimum lease payments	4,390
Less interest portion	289

Present value of minimum lease payments, including current portion of $1,584	$4,101

        Property and equipment held under capital lease obligations was $3,880 and $3,468, net of accumulated depreciation of $2,371 and $867 at December 31, 2003 and 2002, respectively.

9.    Long-Term Debt

        Long-term debt consisted of the following:

	December 31,
	2003	2002
Revolving credit facility, due August 2007	$8,000	$56,000
Tranche B term facility, due through September 2009	59,700	—
11 7/8% senior subordinated notes, net of discount of $3,538 and $3,687, due August 2012	176,462	176,313

	244,162	232,313
Fair value adjustment related to 11 7/8% senior subordinated notes	1,404	2,900
Less current portion of long-term debt	600	—

	$244,966	$235,213

Senior credit facility

        In September 2003, the Company amended its senior credit facility to allow for borrowings not to exceed $60,000 under a Tranche B term facility. Concurrent with the amendment of the senior credit facility, the Company also borrowed $60,000 under the Tranche B term facility and applied the net proceeds against the borrowings outstanding under the senior credit facility.

        The senior credit facility, as amended, ("Senior Credit Facility") provides for a revolving credit facility not to exceed $80,000 and a Tranche B term facility of $60,000. The Senior Credit Facility is guaranteed by MQ Associates, Inc. and each of MedQuest's existing and future domestic subsidiaries and certain foreign subsidiaries. MedQuest's obligations under the Senior Credit Facility and the guarantors' obligations under the guarantees are collateralized by substantially all of the assets of MedQuest and the guarantors.

        The Senior Credit Facility has certain financial covenants related to the maintenance of minimum/maximum levels of consolidated leverage, senior leverage and fixed charge coverage ratios. The Company was in compliance with all covenants under the Senior Credit Facility at December 31, 2003.

Revolving credit facility

        Borrowings under the revolving credit facility accrue interest at the option of MedQuest, at either: (a) the greater of the prime rate or the Federal funds effective rate (subject to certain adjustments) plus an applicable margin of 1.75% per annum, or (b) the Eurodollar rate, plus an applicable margin of 2.75% per annum. Borrowings at December 31, 2003 are based upon the prime rate (4.00% at December 31, 2003). The revolving credit facility also provides for a commitment fee equal to 1/2 of 1% per annum. The margins related to the prime rate and Eurodollar rate borrowings and commitment fee are subject to adjustment based upon the Company's consolidated leverage ratio, as defined. Borrowings available under the revolving credit facility, net of $1,118 in letters of credit, amount to $70,882 at December 31, 2003.

Tranche B term facility

        Borrowings under the Tranche B term facility accrue interest at the option of MedQuest, at either: (a) the greater of the prime rate or the Federal funds effective rate (subject to certain adjustments) plus an applicable margin of 2.75% per annum, or (b) the Eurodollar rate, plus an applicable margin of 3.75% per annum. Borrowings are based upon the Eurodollar rate (1.16% at December 31, 2003) and amounted to $59,700 at December 31, 2003.

        Commencing with the fiscal year ending December 31, 2004, and annually thereafter, not more than 75% of excess cash flows, as defined, must be applied against certain outstanding borrowings under the Senior Credit Facility. Management does not anticipate excess cash flows, as defined, for the year ending December 31, 2004.

Senior subordinated notes

        The 11 7/8% senior subordinated notes ("Notes"), due in August of 2012, were issued in the aggregate principal amount of $180,000, net of a discount of $3,832, which is being amortized as interest expense over the life of the Notes. The Notes also provide for an optional early redemption by MedQuest upon a change in control, as defined, prior to August 15, 2007 at 100% of the principal amount, or on or after August 15, 2007 at the redemption prices expressed as a percentage of the principal amount, plus accrued and unpaid interest as follows:

Twelve months beginning August 15,	Optional Redemption Percentage
2007	105.938%
2008	103.958%
2009	101.979%
2010 and thereafter	100.000%

        Prior to August 15, 2005, MedQuest may also redeem up to 35% of the Notes with the net cash proceeds of one or more equity offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest, provided that at least 65% of the original principal amount of the Notes remains outstanding after such redemptions and the redemptions occur within 120 days of the closing of the equity offerings.

        The Notes are fully and unconditionally, jointly and severally guaranteed by MQ Associates, Inc. and each of MedQuest's domestic subsidiaries. The Notes contain certain covenants, including covenants limiting the Company's ability to incur additional indebtedness and make restricted payments.

        Debt issuance costs amounting to $19,169, with respect to the Senior Credit Facility, and Notes, were capitalized and are being amortized into interest expense over the lives of the related debt instruments.

        Future maturities of long-term debt, including the effects of the bond discount, are as follows:

Year ending December 31,	Amount
2004	$600
2005	600
2006	600
2007	8,600
2008	28,800
2009	28,500
Thereafter	176,462

$244,162

10.    Preferred Stock

Series A and Series B convertible and redeemable preferred stock

        The Series A Preferred Stock is convertible, at the option of the holder, (i) immediately prior to a liquidation or sale of MQA, into a total of 35,000,000 shares of Class A Common Stock or (ii) immediately prior to the consummation of an underwritten public offering ("UPO"), into the number of shares resulting from dividing $35,000 by the UPO price per share. In the event of a liquidation or sale of MQA, the Series A Preferred Stock is entitled to an amount equal to the greater of $1.00 per share or the amount to be paid, per share, as if the Series A Preferred Stock had been converted into Class A Common Stock immediately prior to the liquidation.

        The Series B Preferred Stock is convertible, at the option of the holder, immediately prior to a liquidation or sale of MQA, into 17,295,000 shares of Common Stock and immediately prior to the consummation of a UPO, will be deemed automatically converted into the number of shares resulting from dividing $15,000 by the UPO price per share, plus 2,295,000 shares of Common Stock. In the event of a liquidation or sale of MQA, the Series B Preferred Stock is entitled to an amount equal to the greater of $1.00 per share or the amount to be paid, per share, as if the Series B Preferred Stock had been converted into Common Stock immediately prior to the liquidation.

        The Series A Preferred Stock and Series B Preferred Stock may be redeemed at the option of the holder upon the consummation of a UPO at a redemption price of $35,000 for all of the Series A Preferred Stock and $15,000 for all of the Series B Preferred Stock. Additionally, in the case of such redemption, the holders of Series B Preferred Stock will receive 2,295,000 shares of Common Stock. In the event that (i) MQA and its underwriters determine that the redemption of the Series B Preferred Stock would adversely affect the planned UPO or (ii) the holders of shares of Series B Preferred Stock elect not to redeem shares of Series B Preferred Stock, MQA may convert all shares of Series B Preferred Stock into 17,295,000 shares of Common Stock. The Company has not accreted to the fair value of the additional shares of Common Stock to be issued upon redemption of the Series B Preferred Stock because the Company does not believe that the redemption trigger is probable as of December 31, 2003.

        The conversion provisions related to the Series A Preferred Stock and Series B Preferred Stock are subject to adjustments for certain events. Upon the consummation of any liquidation or sale of MQA, after payment of the preference to the holders of Series A Preferred Stock, the holders of Class A Common Stock will be entitled to receive out of the proceeds of such liquidation or sale, before any payment will be made to the holders of any capital stock ranking junior to the Class A Common Stock, an amount per share of Class A Common Stock equal to the original cost of such share. After payment has been made to the holders of Class A Common Stock of the full amount set forth in the preceding sentence, the holders of Common Stock will be entitled to receive out of the proceeds of such liquidation or sale an amount per share of Common Stock equal to the original cost of each such share of Common Stock pari passu with the payment of the preference to the holders of Series B Preferred Stock. After payment of the amounts set forth above, the holders of Common Stock and the holders of Class A Common Stock will share ratably in the remaining proceeds, if any, of such liquidation or sale.

Convertible preferred stock

        The Company had four classes of convertible preferred stock prior to the recapitalization transaction as follows:

  (a)
  The Series A Convertible had one vote per share on all matters and carried a liquidation preference of $5.70 per share plus any declared and unpaid dividends ("Series A Liquidation") ($18,800 at December 31, 2001). At the option of the holder, all or none of the Series A Convertible was redeemable, on or after October 31, 2004 or upon a qualified public offering as defined in the articles of incorporation, at the greater of the Series A Liquidation or fair market value ($79,321 at December 31, 2001). All or none of the Series A Convertible was convertible, at the option of the holder on or after October 31, 2001, into Series B convertible redeemable preferred stock ("Series B Convertible") on a one for one basis, plus 1,276,000 shares of Series A redeemable preferred stock ("Series A Redeemable"). The Series A Convertible ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock in liquidation.

        As a result of the recapitalization transaction, the Series A Convertible and Series C Convertible were converted into shares of old series of Common Stock, old series of Series A redeemable preferred stock and old series of Series B redeemable preferred stock, and then ultimately redeemed (see Note 3).

  (b)
  The Series B Convertible had one vote per share on all matters if there were no shares of Series A Convertible issued and outstanding. The Series B Convertible was non-cumulative, par value $.01 per share, and carried a liquidation preference of $1.83 per share plus any declared and unpaid dividends ("Series B Liquidation") ($6,040 if issued and outstanding at December 31, 2001). At the option of the holders, on or after October 8, 2004 or upon a qualified public offering as defined in the articles of incorporation, all or none of the Series B Convertible was redeemable for the greater of the Series B Liquidation or fair market value. All or none of the Series B Convertible was convertible at any time, at the option of the holder, on a one for one basis into shares of the old series of Common Stock. At December 31, 2001, there were 3,300,000 shares of Series B Convertible authorized and no shares issued and outstanding. The Series B Convertible ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock in liquidation.

        There were no authorized, issued or outstanding shares of Series B Convertible after the effective date of the recapitalization transaction.

  (c)
  In March 2001, an unaffiliated investment firm contributed $9,719, net of transaction costs of $281, to the Company in return for 805,532 shares of non-cumulative Series C convertible redeemable preferred stock (the "Series C Convertible"). In March 2001, the Company recorded a $6,704 beneficial conversion feature related to the issuance of these shares. The Series C Convertible had one vote per share on all matters and carried a liquidation preference of $12.41 per share plus any declared and unpaid dividends ("Series C Liquidation") ($10,000 at December 31, 2001). At the option of the holder, on or after October 31, 2004 or upon a qualified public offering as defined in the articles of incorporation, all or none of the Series C Convertible was redeemable at the greater of the Series C Liquidation or fair market value ($25,692 at December 31, 2001). All or none of the Series C Convertible was convertible, at the option of the holder on or after October 31, 2001, into Series D convertible redeemable preferred stock ("Series D Convertible") on a one for one basis, plus 680,000 shares of Series B redeemable preferred stock ("Series B Redeemable"). In the event of liquidation, the Series C Convertible ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock.

        As a result of the recapitalization transaction, the Series A Convertible and Series C Convertible were converted into shares of old series of Common Stock, old series of Series A redeemable preferred stock and old series of Series B redeemable preferred stock, and then ultimately redeemed (see Note 3).

  (d)
  The Series D convertible preferred stock ("Series D Convertible") had one vote per share on all matters if there were no shares of Series C Convertible issued and outstanding. The Series D Convertible was non-cumulative, par value $.01 per share, and carried a liquidation preference of $3.98 per share plus any declared and unpaid dividends ("Series D Liquidation")($3,206 if issued and outstanding at December 31, 2001). At the option of the holder, on or after October 8, 2004 or upon a qualified public offering as defined in the articles of incorporation, all or none of the Series D Convertible were redeemable for the greater of the Series D Liquidation or fair market value. All or none of the Series D Convertible was convertible at any time, at the option of the holder, on a one for one basis into the old series of Common Stock. At December 31, 2001 and 2000, there were 805,532 shares of Series D Convertible authorized and no shares issued and outstanding. The Series D Convertible ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock in liquidation.

        There were no authorized, issued or outstanding shares of Series D Convertible after the effective date of the recapitalization transaction.

Old series of redeemable preferred stock

        The Company had the following classes of old series of redeemable preferred stock prior to the recapitalization transaction:

        The old series of Series A Redeemable ("Series A") carried a liquidation preference of $10 per share plus any accumulated dividends ("Series A Redeemable Liquidation") ($12,760 if issued and outstanding at December 31, 2001) and was redeemable (all or none) at the Series A Redeemable Liquidation plus interest, if applicable, on or after October 8, 2004 or upon a qualified public offering as defined in the articles of incorporation. Holders of the Series A were entitled to receive annual cumulative dividends equal to 3% of the Series A Redeemable Liquidation whether or not they have been declared and whether or not there were profits, surplus or other funds of the Company legally available for the payment of such dividends. The Series A ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock in liquidation. At December 31, 2001, there were 1,276,000 shares of Series A Redeemable authorized and no shares issued and outstanding.

        The Company issued 1,276,000 shares of Series A immediately prior to the recapitalization transaction and redeemed these shares as a result of the recapitalization transaction (see Note 3). There were no authorized, issued or outstanding shares of Series A after the effective date of the recapitalization transaction.

        The old series of Series B Redeemable ("Series B") carried a liquidation preference of $10 per share plus any accumulated dividends ("Series B Redeemable Liquidation") ($6,800 if issued and outstanding at December 31, 2001) and was redeemable (all or none) at the Series B Redeemable Liquidation plus interest, if applicable, on or after October 8, 2004 or upon a qualified public offering as defined in the articles of incorporation. Holders of the Series B were entitled to receive annual cumulative dividends equal to 3% of the Series B Redeemable Liquidation whether or not they have been declared and whether or not there were profits, surplus or other funds of the Company legally available for the payment of such dividends. The Series B ranked equal to all other issuances of redeemable preferred stock and senior to all issuances of common stock in liquidation. At December 31, 2001, there were 680,000 shares of Series B Redeemable authorized and no shares issued and outstanding.

        The Company issued 680,000 shares of Series B immediately prior to the recapitalization transaction and redeemed these shares as a result of the recapitalization transaction (see Note 3). There were no authorized, issued or outstanding shares of Series B after the effective date of the recapitalization transaction.

11.    Capital Structure

        As a condition of the recapitalization, MQA amended its articles of incorporation to effect a change in its capital structure. The amended articles of incorporation authorize 385,000,000 shares of capital stock consisting of (i) 195,000,000 shares of Common Stock, par value $.001, (ii) 115,000,000 shares of Class A common stock, $.001 par value, and (iii) 75,000,000 shares of Preferred Stock, par value $.001, of which (a) 35,000,000 shares are designated as Series A Convertible Redeemable

Preferred Stock, (b) 15,000,000 shares are designated as Series B Convertible Redeemable Preferred Stock, and (c) 25,000,000 shares are not designated at December 31, 2003.

        The Class A common stock is convertible, on a one-for-one basis, into Common Stock at the option of the holder or upon the occurrence of an underwritten public offering, as defined. The Class A common stock and Common Stock have identical rights, except that the Class A common stock ranks senior to the Common Stock in the event of a liquidation or sale of MQA.

12.    Common Stock Transactions

  (a)
  In March 2001, certain executives of the Company (the "Executives") executed a Stock Purchase and Voting Agreement ("Stock Purchase Agreement") and issued promissory notes payable to the principal stockholders totaling $5,400 for the purchase of 583,800 shares of the old series of Common Stock from the principal stockholders of the Company. Compensation expense related to the Stock Purchase Agreement of $9,388 for the year ended December 31, 2001 is reflected as marketing, general and administrative expenses in the accompanying consolidated statement of operations.

        During the year ended December 31, 2001, the Company repurchased and retired 894,001 shares of the old series of Common Stock from the principal stockholders for $18,550. There were no authorized, issued or outstanding shares of the old series of Common Stock after the effective date of the recapitalization transaction.

  (b)
  In December 1999, the Executives executed a Restricted Stock Agreement ("Agreement") and issued promissory notes payable to the Company totaling $1,365 ("Notes Receivable, Stockholders") for the purchase of 750,000 shares of Class B Common Stock. Under the Agreement, the shares began vesting December 15, 2000, and were to vest ratably over a sixty month period. There were 220,588 vested shares of Class B Common Stock at December 31, 2001.

        The Class B Common Stock was convertible, upon a qualified public offering as defined in the Agreement, into an equal amount of old series of Common Stock. Under the provisions of the Agreement, the Company had the option to repurchase all or any portion of the Class B Common Stock held by the Executives upon their termination of employment with the Company at $1.83 per share. Upon the bankruptcy of the Executives, the Company had the option to repurchase all or any portion of the Class B Common Stock held by the Executives at a price equal to their fair market value ($20.47 per share at December 31, 2001). With respect to the vested shares of Class B Common Stock, the Company's repurchase option applied only to a termination of employment or bankruptcy of the Executives prior to a Liquidity Event. There were no authorized, issued or outstanding shares of Class B Common Stock after the effective date of the recapitalization transaction.

        In 2001, the Notes Receivable, Stockholders are reflected in the accompanying consolidated balance sheets in equity as a reduction of stockholders' equity. The notes were to mature on December 15, 2005 and interest was payable to the Company at a rate of 6.08% per year. The principal balance, which was $1,365 at December 31, 2001, was payable upon maturity. Accrued interest on these notes amounted to $166 at December 31, 2001. The Notes Receivable, Stockholders were satisfied in full, as a result of the recapitalization transaction completed in August 2002.

13.    Derivative Financial Instrument

        In August 2002, MedQuest entered into an interest rate swap agreement related to the fixed interest obligations on the 11 7/8% senior subordinated notes. The agreement requires MedQuest to pay interest at a variable rate based on six-month LIBOR plus 6.525% on a notional amount of $47,500 for a term of ten years. This derivative instrument has been accounted for as a fair value hedge of the fair market value of the Notes and was 100% effective for the year ended December 31, 2003. As a result, the change in fair market value related to this derivative instrument has been entirely offset by the change in fair market value of the Notes. The fair market value of this derivative instrument in the amount of $1,404 and $2,900 has been presented as a component of Other Assets in the consolidated balance sheet at December 31, 2003 and 2002.

14.    Commitments and Contingencies

  (a)
  The Company leases office space and radiology equipment under non-cancelable operating lease agreements and has certain other maintenance agreements for its various centers. The leases and maintenance agreements expire at various dates through 2017. Certain of the leases for office space are with related parties (see Note 15).

        The future minimum payments under lease agreements are as follows:

Year	Related Party	Non-related Party	Total
2004	$3,732	$8,833	$12,565
2005	3,732	7,835	11,567
2006	3,732	6,436	10,168
2007	3,732	5,580	9,312
2008	3,732	3,662	7,394
Thereafter	—	7,556	7,556

	$18,660	$39,902	$58,562

        Rent expense for non-related party leases, which includes short-term equipment rentals, was $9,830, $9,252, and $6,581 for the years ended December 31, 2003, 2002 and 2001, respectively. The Company's maintenance expense related to the non-cancelable maintenance agreements was $8,481, $5,787 and $4,509 for the years ended December 31, 2003, 2002 and 2001, respectively. Rent expense for related party leases was $3,676, $3,725 and $2,687 for the years ended December 31, 2003, 2002 and 2001, respectively.

  (b)
  The Company has employment agreements with the its executive officers that provide for the payment of a base salary plus a bonus, and include non-compete provisions for up to two years following the executive officer's termination of employment. The employment agreements have terms that expire in August 2007 and provide that if the executive officer is terminated without cause, such executive officer is entitled to receive payments equal to the base salary amount for a specified period time, which could extend up to 24 months, depending upon the executive officer. The base salaries provided for during the entire term of the employment agreements amounts to $1,780 per year.

  (c)
  In February 2003, the Company received a request for documents from the United States Department of Justice regarding the Company's billing and other practices. While management believes that it is in material compliance with applicable governmental laws and regulations, in the event that the United States government believes that any wrongdoing has occurred, the Company could be subject to fines and penalties and could be excluded from government reimbursement programs. Any such result could have a material adverse affect on the Company's financial position and results of operations.

  (d)
  In February 2003, a class action lawsuit was filed in the State Court of Fulton County in the State of Georgia against the Company, its subsidiaries, officers and directors, as well as various physician groups that conduct business with the Company ("Class Action"). The Class Action raises questions concerning the legality of the purchase service agreements. In October 2003, the original assigned judge recused herself due to a conflict of interest and a new judge was assigned. Due to the continuing preliminary state of the Class Action and the fact that the complaint does not allege damages with any specificity, management is unable at this time to assess the probable outcome of the Class Action or the materiality of the risk of loss. However, management believes that these agreements neither violate the Georgia Act nor are improper under Georgia law and will vigorously defend the Class Action. However, management can give no assurances of the ultimate impact on the Company's financial position or results of operations.

  (e)
  From time to time, MQA or its subsidiaries are defendants in legal actions involving claims arising in the normal course of business. The Company believes that, as a result of its legal defenses and insurance arrangements, it is remote that the ultimate resolution of these actions will have a material effect on the financial condition, results of operations or cash flows of the Company taken as a whole.

        Management believes that it has adequately reserved for those liabilities related to the aforementioned legal contingencies.

15.    Related Party Transactions

        The Company rents office space for 19 of its centers and its headquarters through rental agreements with Image Properties, L.L.C. ("Image"), a company owned by two of the Company's shareholders who also are the Chief Executive Officer and President. The rental agreements provide for rental payments in amounts ranging from $6 to $77 monthly. The rental agreements typically are for ten-year terms with five-year renewal options. The leases expire at various dates through 2008 (see Note 14).

        The Company makes advances to Image for building and leasehold improvements made on behalf of the Company. The Company also regularly rents properties from Image. MQA had related party receivables of $782 and $1,000 at December 31, 2003 and 2002, for costs incurred on behalf of Image. The Company earns interest income on the balance at a rate of approximately 6% per annum of the outstanding receivable balance.

        The Company incurred expenses related to certain aviation services during the year ended December 31, 2003, including expenses of $510, related to services provided by Image Aviation, LLC, a company owned by two of the Company's stockholders who also are the Chief Executive Officer and President.

        In connection with the recapitalization, the Company paid "success fees" to certain executive officers, other employees and a consultant in the aggregate amount of $2.9 million. The Chief Executive Officer and President both received success fees of approximately $1.0 million. An executive officer also received success fees of approximately $0.3 million. The total amount of the success fees and the specific amounts paid were determined by the significant stockholders of MQA.

16.    Income Taxes

        The provision for federal and state income taxes is as follows:

	Year ended December 31,
	2003	2002	2001
Current tax expense
Federal	$—	$(2,515)	$1,867
State	512	610	504

	512	(1,905)	2,371

Deferred tax expense
Federal	2,903	3,329	1,401
State	193	(636)	248

	3,096	2,693	1,649

	$3,608	$788	$4,020

        Deferred income taxes are primarily the result of reporting depreciation and amortization, and the accrual of certain expenses differently for income tax and financial reporting purposes and the benefit from unused operating loss carryforwards. The net operating loss carryforwards, which expire during the years 2006 to 2023, are approximately $15,695 and $40,341 for federal and state income tax purposes. Management has recorded a valuation allowance for a portion of these carryforwards based on expected utilization.

        The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

	December 31,
	2003	2002
Deferred tax assets
Loss carryforwards	$7,881	$1,887
Other accrued expenses	594	498

	8,475	2,385
Valuation allowance	(124)	(124)

Total deferred tax assets	8,351	2,261

Deferred tax liabilities
Depreciation and amortization	$(15,931)	$(8,021)

Total deferred tax liabilities	$(15,931)	$(8,021)

        The tax provision differs from the amount that would be calculated by applying the federal statutory rate of 34% to income before income taxes as follows:

	Year ended December 31,
	2003	2002	2001
Federal statutory rate	$2,981	$683	$12
State income taxes	531	105	525
Valuation allowance	—	45	79
Minority interest in net income of consolidated subsidiaries	—	(13)	(37)
Nondeductible stock compensation expense	—	—	3,191
Other, net	96	(32)	250

Provision for income taxes	$3,608	$788	$4,020

17.    Retirement Plan

        The Company maintains a defined contribution plan (the "Plan") for all eligible employees. Under the Plan, employees who have completed nine months of service and have met certain other eligibility requirements may make voluntary contributions to the retirement program in the form of salary reductions. The Company, at the discretion of the Board of Directors, may make contributions to the Plan equal to a percentage of each employee's wages. Employer contributions for the years ended December 31, 2003, 2002 and 2001 amounted to $182, $161 and $110, respectively.

18.    Stock Option Plan

        In April 2003, the Company adopted an employee stock option plan ("2003 Stock Option Plan") that provides for the issuance of incentive stock options and non-qualified stock options for the purchase of 16,999,999 shares of the Company's common stock. The 2003 Stock Option Plan was adopted with an effective date of January 1, 2003 and terminates ten years from the effective date, unless terminated sooner. Options vest ratably over either four or five year periods on successive grant date anniversaries and may be issued at a grant price of no less than fair market value on the date of grant.

        The following table summarizes information about stock options issued during the year ended December 31, 2003:

	Options	Exercise Price	Weighted Average Exercise Price
Outstanding, January 1, 2003	—	—	—
Granted	3,016,000	$1.00	$1.00
Forfeited	55,000	1.00	1.00
Cancelled	—	—	—

Outstanding, December 31, 2003	2,961,000	$1.00	$1.00

Exercisable, December 31, 2003	—

Shares available for future grants	14,038,999

        The Company uses the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not currently recognize compensation expense for its stock-based awards to employees.

        The following table reflects pro forma net income as if the Company had elected to adopt the fair value approach of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation":

Year ended December 31, 2003
Net income:
As reported	$5,160
Fair value based compensation cost, net of taxes	51

Pro forma	$5,109

        The pro forma amounts may not be representative of future disclosures since the estimated fair value of the stock options is amortized to expense over the vesting period and additional options my be granted in future years.

        The weighted average fair value of options at their grant date, where the exercise price equaled the market price, amounted to $445 for the year ended December 31, 2003. The estimated fair value of stock options granted was calculated using the Black-Scholes option-pricing model. The weighted average assumptions were as follows:

Risk-free interest rate	3.26%
Expected dividend yield	0.0%
Expected lives (in years)	5

        The Company used the minimum value method in determining the expected volatility of the common stock underlying the stock options.

        In January 2004, the Company issued 5,201,384 stock options under the 2003 Stock Option Plan. Of these issuances, 4,863,884 stock options, in the aggregate, were issued to certain executive officers of the Company. These options were issued as incentive stock options with exercise prices ranging from $1.50 to $3.00 and a four year vesting period. The remaining 337,500 stock options were issued as non-qualified stock options with an exercise price of $1.05 and a five year vesting period.

19.    Results of Quarterly Operations (unaudited)

        The following table presents certain unaudited quarterly consolidated statements of operations data for each of the eight quarters beginning January 1, 2002 and ending December 31, 2003. Such information, in the opinion of management, includes all adjustments necessary for a fair presentation of that information. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future quarter.

	First Quarter	Second Quarter	Third Quarter, as restated	Fourth Quarter	Total
2003
Net revenues from service	$55,747	$59,613	$63,803	$63,749	$242,912
Operating expenses	24,579	25,815	27,305	27,363	105,062
MG&A expenses	17,697	18,922	19,416	20,418	76,453
Depreciation and amortization	6,881	7,301	6,739	7,365	28,286

Income from operations	6,590	7,575	10,343	8,603	33,111
Interest expense, net	5,810	6,057	6,174	6,324	24,365
Equity in earnings of unconsolidated joint venture	—	—	—	(22)	(22)
Provision for income taxes	312	608	1,677	1,011	3,608

Net Income	$468	$910	$2,492	$1,290	$5,160

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2002
Net revenues from service	$46,143	$50,289	$52,689	$54,290	$203,411
Operating expenses	19,293	22,226	23,255	24,584	89,358
MG&A expenses	13,958	15,503	15,572	16,441	61,474
Depreciation and amortization	5,358	5,613	6,002	6,977	23,950

Income from operations	7,534	6,947	7,860	6,288	28,629
Interest expense, net	3,106	2,982	14,450	6,082	26,620
Provision for income taxes	1,755	1,586	(2,636)	83	788
Minority interest in net income of consolidated subsidiaries	40	—	—	—	40

Net Income	$2,633	$2,379	$(3,954)	$123	$1,181

        The Company's interim consolidated financial statements for the three months and nine months ended September 30, 2003 have been restated from amounts previously reported to correct the accounting for income tax treatment of certain costs incurred in relation to the recapitalization transaction. The tax effects were previously recorded as a reduction of income tax expense and were overstated in part. The revised tax effects have now been reflected as an increase in additional paid-in capital.

        The following table reflects those amounts that have been restated in the Company's consolidated balance sheet and statement of operations:

	Three Months Ended September 30, 2003			Nine Months Ended September 30, 2003
	As reported	Restatement	As restated	As reported	Restatement	As restated
Income Taxes	$(177)	$1,854	$1,677	$743	$1,854	$2,597

Net Income	4,346	(1,854)	2,492	5,725	(1,854)	3,871

Deferred Income Tax Liabilities	6,258	578	6,836	6,258	578	6,836

Additional paid-in capital	62,113	1,276	63,389	62,113	1,276	63,389

Accumulated Deficit	$(174,709)	$(1,854)	$(176,563)	$(174,709)	$(1,854)	$(176,563)

20.    Consolidating Financial Statements

        The following tables present consolidating financial information as required for the years ended December 31, 2001, 2002 and 2003 for: 1) MQA (parent); 2) MedQuest, Inc. (issuer); 3) the guarantors (on a combined basis) of MedQuest, Inc.'s notes (which represent all of MedQuest, Inc.'s subsidiaries) and 4) all eliminating adjustments. The consolidating financial statements presented reflect the legal entity compositions at the respective dates. Separate financial statements of MedQuest, Inc., as issuer of the notes, and the subsidiary guarantors are not presented because: 1) each subsidiary guarantor is 100% owned by MQA, 2) all guarantees are full and unconditional, and 3) all guarantees are joint and several.

        The senior credit facility and the indenture governing the notes impose certain restrictions on the Company, including restrictions on the Company's ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. In addition, the senior credit facility requires the Company to maintain certain financial ratios. The Company's indebtedness under the senior credit facility is secured by substantially all of the Company's assets, including inventory, accounts receivable, real and personal property, intellectual property and other intangibles, and is guaranteed by MQA and all of MedQuest, Inc.'s domestic subsidiaries.

	December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—	794	2,436		$3,230
Patient receivables, net of allowance for doubtful accounts			46,157		46,157
Related party receivables			1,000		1,000
Income tax receivable			2,676		2,676
Other receivables			965		965
Prepaid expenses and other			2,854		2,854
Deferred income taxes			498		498

Total current assets		794	56,586		57,380

Property and equipment, net			83,655		83,655
Goodwill			32,662		32,662
Intangible assets, net			7,268		7,268
Investment in subsidiary	2,980	12,843		(15,823)
Debt issue costs		12,182			12,182
Other		2,901	2,378		5,279

Total assets	2,980	28,720	182,549	(15,823)	198,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable			4,292		4,292
Accrued payroll and related taxes			3,528		3,528
Other accrued expenses		7,632	5,999		13,631
Current portion of obligations under capital leases			922		922

Total current liabilities		7,632	14,741		22,373

Intercompany payable	71,200	(217,105)	145,905		—
Long-term debt		235,213			235,213
Obligations under capital leases			2,729		2,729
Other long-term liabilities			73		73
Deferred income taxes			6,258		6,258

Total liabilities	$71,200	25,740	169,706	—	$266,646

	December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Commitments and contingencies
Redeemable preferred stock
Series A redeemable, $.001 par value; nonvoting; 35,000,000 shares authorized, issued and outstanding	$35,000				$35,000
Series B redeemable, $.001 par value; nonvoting; 15,000,000 shares authorized, issued and outstanding	15,000				15,000

	50,000				50,000

Stockholders' deficit
Class A Common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 shares issued and outstanding	72				72
Common stock; $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 issued and outstanding	29				29
Additional paid-in capital	62,113				62,113
Accumulated deficit	(180,434)	2,980	12,843	(15,823)	(180,434)

Total stockholders' deficit	(118,220)	2,980	12,843	(15,823)	(118,220)

Total liabilities and stockholders' deficit	$2,980	28,720	182,549	(15,823)	$198,426

	December 31, 2003
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—		6,731		$6,731
Patient receivables, net of allowance for doubtful accounts			61,490		61,490
Related party receivables			782		782
Refundable income taxes			—		—
Other receivables			2,049		2,049
Prepaid expenses and other			2,619		2,619
Deferred income taxes			594		594

Total current assets			74,265		74,265

Property and equipment, net			82,107		82,107
Goodwill			33,855		33,855
Intangible assets, net			10,722		10,722
Investment in subsidiary	11,138	42,130		(53,268)
Debt issue costs		13,384			13,384
Other		1,404	7,744		9,148

Total assets	11,138	56,918	208,693	(53,268)	223,481

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable			6,596		6,596
Accrued payroll and related taxes			5,371		5,371
Other accrued expenses		7,278	7,680		14,958
Equipment line of credit
Current portion of long-term debt		600			600
Current portion of obligations under capital leases			1,584		1,584

Total current liabilities		7,878	21,231		29,109

Intercompany payable	72,922	(207,064)	134,142		—
Long-term debt		244,966			244,966
Obligations under capital leases			2,517		2,517
Other long-term liabilities			499		499
Deferred income taxes			8,174		8,174

Total liabilities	$72,922	45,780	166,563	—	$285,265

	December 31, 2003
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Commitments and contingencies
Redeemable preferred stock
Series A redeemable, $.001 par value; nonvoting; 35,000,000 shares authorized, issued and outstanding	$35,000				$35,000
Series C redeemable, $.001 par value; nonvoting; 15,000,000 shares authorized, issued and outstanding	15,000				15,000

	50,000				50,000

Stockholders' deficit
Class A Common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 shares issued and outstanding	72				72
Common stock; $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 issued and outstanding	29				29
Additional paid-in capital	63,389				63,389
Accumulated deficit	(175,274)	11,138	42,130	(53,268)	(175,274)

Total stockholders' deficit	(111,784)	11,138	42,130	(53,268)	(111,784)

Total liabilities and stockholders' Deficit	$11,138	56,918	208,693	(53,268)	$223,481

	Year Ended December 31, 2001
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		142,322		$142,322
Costs and expenses
Operating expenses, excluding depreciation			61,014		61,014
Marketing, general and administrative expenses			55,554		55,554
Depreciation and amortization			17,488		17,488

Income from operations			8,266		8,266
Interest expense	443		8,117		8,560
Interest income			(330)		(330)

Income (loss) before provision for income taxes	(443)		479		36
Provision (benefit) for income taxes			4,020		4,020
Minority interest in net income of consolidated subsidiaries			110		110
Equity in earnings of consolidated subsidiaries	(3,651)			3,651

Net income (loss)	$(4,094)	—	(3,651)	3,651	$(4,094)

	Year Ended December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		203,411		$203,411
Costs and expenses
Operating expenses, excluding depreciation			89,358		89,358
Marketing, general and administrative expenses			61,474		61,474
Depreciation and amortization			23,950		23,950

Income from operations			28,629		28,629
Interest expense	1,799	8,215	16,707		26,721
Interest income			(101)		(101)

Income (loss) before provision for income taxes	(1,799)	(8,215)	12,023		2,009
Provision (benefit) for income taxes			788		788
Minority interest in net income of consolidated subsidiaries			40		40
Equity in earnings	2,980	11,195		(14,175)	—

Net income (loss)	$1,181	2,980	11,195	(14,175)	$1,181

	Year Ended December 31, 2003
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		242,912		$242,912
Costs and expenses
Operating expenses, excluding depreciation			105,062		105,062
Marketing, general and administrative expenses			76,453		76,453
Depreciation and amortization			28,286		28,286

Income from operations			33,111		33,111
Interest expense	2,998	21,129	256		24,383
Interest income			(18)		(18)
Equity in earnings of unconsolidated joint venture			(22)		(22)

Income (loss) before provision for income taxes	(2,998)	(21,129)	32,895		8,768
Provision (benefit) for income taxes			3,608		3,608
Equity in earnings	8,158	29,287		(37,445)	—

Net income (loss)	$5,160	8,158	29,287	(37,445)	$5,160

	Year Ended December 31, 2001
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$(4,094)	—	(3,651)	3,651	$(4,094)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation and amortization			17,488		17,488
Stock compensation expense			9,388		9,388
Bad debt expense			4,866		4,866
Deferred income taxes			1,649		1,649
Minority interest in income of consolidated subsidiaries			110		110
Equity in earnings of consolidated subsidiaries	3,651			(3,651)	—
Accrued interest on notes receivable, stockholder			(83)		(83)
Changes in operating assets and liabilities
Patient receivables			(17,038)		(17,038)
Intercompany payable	443			(443)	—
Intercompany receivable			(443)	443	—
Related party and other receivables			(357)		(357)
Prepaid expenses and other current assets			(146)		(146)
Other assets			(36)		(36)
Accounts payable			2,274		2,274
Accrued payroll and related taxes			1,419		1,419
Other accrued expenses			4,902		4,902

Net cash and cash equivalents provided by operating Activities			20,342		20,342

Cash flows from investing activities:
Purchases of property and equipment			(25,900)		(25,900)
Acquisitions of businesses, net of cash acquired			(34,232)		(34,232)

Net cash and cash equivalents used in investing Activities			(60,132)		(60,132)

	Year Ended December 31, 2001
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Proceeds from notes payable	$4,460		58,410		$62,870
Proceeds from (payments on) line of credit	6,000				6,000
Payments on notes payable	(1,305)		(12,116)		(13,421)
Payments on capital leases	—		(3,853)		(3,853)
Intercompany payable	19,855		20,179	(40,034)	—
Intercompany receivable	(20,179)		(19,855)	40,034	—
Proceeds from issuance of convertible preferred stock, net of transaction costs	9,719				9,719
Purchase of common stock from stockholders	(18,550)				(18,550)
Capital contribution			100		100

Net cash and cash equivalents provided by financing activities			42,865		42,865

Net (decrease) increase in cash and cash equivalents			3,075		3,075
Cash and cash equivalents, beginning of period			2,316		2,316

Cash and cash equivalents, end of period			5,391		5,391

Supplemental disclosure of cash flow information
Cash paid for interest			9,648		9,648

Cash paid for taxes			3,017		3,017

Acquisition of businesses
Fair value of assets acquired			34,842		34,842
Less liabilities assumed			(610)		(610)

			34,232		34,232

Equipment acquired through capital leases	$—		5,303		$5,303

	Year Ended December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$1,181	2,980	11,195	(14,175)	$1,181
Adjustments to reconcile net income (loss) to net cash and cash equivalents
Used in operating activities
Depreciation and amortization			23,950		23,950
Interest amortization of bond discount		145			145
Interest amortization of debt issuance costs		574			574
Bad debt expense			7,295		7,295
Minority interest in income of consolidated subsidiaries			40		40
Gain on disposal of property and equipment			(73)		(73)
Equity earnings of consolidated subsidiaries	(2,980)	(11,195)		14,175	—
Deferred income taxes			2,693		2,693
Changes in operating assets and liabilities
Patient receivables			(21,433)		(21,433)
Related party and other receivables			(2,087)		(2,087)
Intercompany receivable			(1,799)	1,799	—
Intercompany payable	1,799			(1,799)	—
Prepaid expenses and other current assets			(661)		(661)
Other assets			6		6
Accounts payable			(1,229)		(1,229)
Accrued payroll and related taxes			1,198		1,198
Other accrued expenses		7,632	(3,040)		4,592

Net cash and cash equivalents provided by operating activities		136	16,055		16,191

Cash flows from investing activities
Purchases of property and equipment			(32,889)		(32,889)
Acquisitions of businesses, net of cash acquired			(17,385)		(17,385)
Proceeds from loan repayments			103		103
Proceeds from stockholder loan repayments	1,531				1,531
Intercompany receivable			1,531	(1,531)	—
Intercompany payable	(1,531)			1,531	—
Other	—		(2,000)		(2,000)

Net cash and cash equivalents used in investing activities	$—	—	(50,640)	—	$(50,640)

	Year Ended December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Proceeds from notes payable	$1,835		17,074		$18,909
Proceeds from (payments on) line of credit	(2,350)				(2,350)
Payments on notes payable	(953)		(11,364)		(12,317)
Payments on capital leases			(3,770)		(3,770)
Intercompany receivable	(108,935)	(325,853)	(181,546)	616,334	—
Intercompany payable	191,462	107,100	317,772	(616,334)	—
Sale of preferred stock	35,000				35,000
Sale of common stock	72,100				72,100
Payment of debt issuance costs		(12,756)			(12,756)
Proceeds from senior credit facility		56,000			56,000
Proceeds from senior subordinated debt, net of bond discount		176,167			176,167
Repayment of notes and leases	(10,242)		(106,536)		(116,778)
Redemption of preferred and common stock	(168,001)				(168,001)
Payment of stock issuance fees	(9,916)				(9,916)

Net cash and cash equivalents provided by financing activities		658	31,630		32,288

Net (decrease) increase in cash and cash equivalents		794	(2,955)		(2,161)
Cash and cash equivalents, beginning of period			5,391		5,391

Cash and cash equivalents, end of period		794	2,436		3,230

Supplemental disclosure of cash flow information
Cash paid for interest			18,853		18,853

Cash paid for taxes			1,918		$1,918

Acquisition of businesses
Fair value of assets acquired			17,395		$17,395
Less liabilities assumed			(10)		(10)

			17,385		17,385

Equipment acquired through capital leases	$—		4,335		$4,335

	Year Ended December 31, 2003
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$5,160	8,158	29,287	(37,445)	$5,160
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities
Depreciation and amortization			28,286		28,286
Interest amortization of bond discount		148			148
Interest amortization of debt issuance costs		1,713			1,713
Bad debt expense			9,593		9,593
Loss on disposal of property and equipment			96		96
Equity in earnings of unconsolidated joint venture			(22)		(22)
Equity earnings of consolidated subsidiaries	(8,158)	(29,287)		37,445	—
Deferred income taxes			3,096		3,096
Changes in operating assets and liabilities
Patient receivables			(24,708)		(24,708)
Related party and other receivables			2,628		2,628
Intercompany receivable		(3,798)	(24,127)	27,925	—
Intercompany payable	2,998	21,129	3,798	(27,925)	—
Prepaid expenses and other current assets			232		232
Other assets		1,497	(2,950)		(1,453)
Accounts payable			2,304		2,304
Accrued payroll and related taxes			1,843		1,843
Other accrued expenses		(354)	2,110		1,756

Net cash and cash equivalents provided by operating activities		(794)	31,466		30,672

Cash flows from investing activities
Purchases of property and equipment			(22,999)		(22,999)
Acquisitions of businesses			(6,922)		(6,922)
Proceeds from loan repayments			133		133
Investment in unconsolidated joint venture			(809)		(809)
Proceeds from sale of property and equipment			138		138
Other	—		(4,030)		(4,030)

Net cash and cash equivalents used for investing activities	$—	—	(34,489)	—	$(34,489)

	Year Ended December 31, 2002
	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Payments on capital leases	$—		(1,467)		$(1,467)
Intercompany receivable		(97,188)	(88,403)	185,591	—
Intercompany payable		88,403	97,188	(185,591)	—
Payment of debt issuance costs		(2,915)			(2,915)
Proceeds from senior credit facility		37,188			37,188
Payment on senior credit facility		(85,188)			(85,188)
Proceeds from long-term debt		60,000			60,000
Payment on long-term debt		(300)			(300)

Net cash and cash equivalents provided by financing activities			7,318		7,318

Net (decrease) increase in cash and cash equivalents		(794)	4,295		3,501
Cash and cash equivalents, beginning of year		794	2,436		3,230

Cash and cash equivalents, end of year			6,731		6,731

Supplemental disclosure of cash flow information
Cash paid for interest			22,875		22,875

Cash paid for taxes			141		141

Acquisition of businesses
Fair value of assets acquired			6,922		6,922
Equipment acquired through capital leases	$—		1,917		$1,917

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2004	December 31, 2003
	(unaudited)	(derived from audited financial statements)
ASSETS
Current assets
Cash and cash equivalents	$2,418	$6,731
Patient receivables, net of allowance for doubtful accounts of $1,974 and $1,685	67,342	61,490
Related party receivables	1,299	782
Other receivables	1,766	2,049
Prepaid expenses and other	4,006	2,619
Deferred income taxes	594	594

Total current assets	77,425	74,265

Property and equipment, net	87,527	82,107
Goodwill	34,415	33,855
Intangible assets, net	14,158	10,722
Debt issuance costs, net	12,302	13,384
Other	6,788	9,148

Total assets	$232,615	$223,481

The accompanying notes are an integral part of the consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2004	December 31, 2003
	(unaudited)	(derived from audited financial statements)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$2,833	$6,596
Accrued payroll and related taxes	6,273	5,371
Accrued interest	7,334	7,278
Accrued radiologist fees	4,014	3,359
Other accrued expenses	6,265	4,321
Current portion of long-term debt	600	600
Current portion of obligations under capital leases	1,917	1,584

Total current liabilities	29,236	29,109
Long-term debt	248,542	244,966
Obligations under capital leases	2,678	2,517
Deferred income taxes	9,713	8,174
Other long-term liabilities	1,507	499

Total liabilities	291,676	285,265

Commitments and contingencies
Redeemable preferred stock
Series A Convertible, $.001 par value; nonvoting; 35,000,000 shares authorized, issued and outstanding	35,000	35,000
Series B Convertible, $.001 par value; nonvoting; 15,000,000 shares authorized, issued and outstanding	15,000	15,000

	50,000	50,000

Stockholders' deficit
Class A common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 issued and outstanding	72	72
Common stock, $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 issued and outstanding	29	29
Additional paid-in capital	63,389	63,389
Accumulated deficit	(172,551)	(175,274)

Total stockholders' deficit	(109,061)	(111,784)

Total liabilities and stockholders' deficit	$232,615	$223,481

The accompanying notes are an integral part of the consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues from services	$71,012	$59,613	$138,032	$115,360
Costs and expenses
Operating expenses, excluding depreciation	29,580	25,815	57,635	50,394
Marketing, general and administrative expenses	25,765	18,922	47,499	36,619
Depreciation and amortization	7,921	7,301	15,619	14,182

Income from operations	7,746	7,575	17,279	14,165
Interest expense	6,396	6,061	12,853	11,875
Interest income	9	(4)	(4)	(8)
Equity in earnings of unconsolidated joint venture	(35)	—	(108)	—

Income before provision for income taxes	1,376	1,518	4,538	2,298
Provision for income taxes	550	608	1,815	920

Net income	$826	$910	$2,723	$1,378

The accompanying notes are an integral part of the consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities
Net income	$2,723	$1,378
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities
Depreciation and amortization	15,619	14,182
Amortization of bond discount	120	36
Amoritzation of debt issue costs	974	792
Bad debt expense	6,185	4,816
Equity in earnings of unconsolidated joint venture	(108)	—
Changes in operating assets and liabilities
Patient receivables	(12,037)	(9,963)
Related party and other receivables	(280)	207
Prepaid expenses and other current assets	(1,387)	(423)
Other assets	(371)	(360)
Accounts payable	(3,763)	(990)
Accrued payroll and related taxes	902	1,068
Other accrued expenses	4,253	2,743

Net cash and cash equivalents provided by operating activities	12,830	13,486

Cash flows from investing activities
Purchases of property and equipment	(15,827)	(9,539)
Acquisitions of businesses, net of cash acquired	(5,485)	(3,441)
Proceeds from loan repayments	69	55

Net cash and cash equivalents used in investing activities	(21,243)	(12,925)

Cash flows from financing activities
Payments on capital leases	(708)	(661)
Payment of debt issuance costs	(29)	(520)
Other	137	—
Proceeds from senior credit facility	23,500	13,688
Payments on senior credit facility	(18,500)	(13,532)

Net cash and cash equivalents provided by (used in) financing activities	4,100	(1,025)
Net decrease in cash and cash equivalents	$(4,313)	$(464)
Cash and cash equivalents, beginning of period	$6,731	$3,230

Cash and cash equivalents, end of period	$2,418	$2,766

Supplemental disclosure of cash flow information
Cash paid for interest	$11,705	$11,322

Cash paid for taxes	$862	$304

Supplemental schedule of non-cash investing and financing activities
Acquisition of businesses
Fair value of assets acquired	$5,485	$5,441
Less deposit paid in prior year	—	(2,000)

	$5,485	$3,441

Equipment acquired through capital leases	$1,203	$1,917

The accompanying notes are an integral part of the consolidated financial statements.

MQ ASSOCIATES, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)
(in thousands, except share data)

1.    Basis of Presentation, Principles of Consolidation, Use of Estimates and Reclassifications

Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared by MQ Associates, Inc. and its subsidiaries (collectively, the "Company") in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, the consolidated financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. The accompanying consolidated financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2004, are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2004.

Principles of Consolidation

        MedQuest, Inc. ("MedQuest") is a wholly-owned subsidiary of MQ Associates, Inc. MQ Associates, Inc. has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest. The consolidated financial statements of the Company include the assets, liabilities, revenue and expenses of all majority owned subsidiaries over which the company exercises direct or indirect control. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain reclassifications have been made to the consolidated balance sheet at December 31, 2003 to conform to the presentation at June 30, 2004.

2.    Long-Term Debt

        Long-term debt consists of the following:

	June 30, 2004	December 31, 2003
Revolving credit facility, due August 2007	$13,000	$8,000
Tranche B term facility, due through September 2009	59,400	59,700
11 7/8% senior subordinated notes, net of discount of $3,418 and $3,538, due August 2012	176,581	176,462

	248,981	244,162
Fair value adjustment related to 11 7/8% senior subordinated notes	161	1,404
Less current portion	600	600

	$248,542	$244,966

        Future maturities of long-term debt, including the effects of the bond discount, are as follows:

Year ending December 31,	Amount
2004	$300
2005	600
2006	600
2007	13,600
2008	28,800
Thereafter	205,081

$248,981

Senior credit facility

        In September 2003, the Company amended its senior credit facility to allow for borrowings not to exceed $60,000 under a Tranche B term facility (as amended, the "Senior Credit Facility"). Concurrent with the amendment of the Senior Credit Facility, the Company also borrowed $60,000 under the Tranche B term facility and applied the net proceeds against the borrowings outstanding under the Senior Credit Facility.

        The Senior Credit Facility provides for a revolving credit facility not to exceed $80,000 and a Tranche B term facility of $60,000. The Senior Credit Facility is guaranteed by MQ Associates, Inc. and each of MQ Associates' and MedQuest's existing and future domestic subsidiaries and certain foreign subsidiaries. MedQuest's obligations under the Senior Credit Facility and the guarantors' obligations under the guarantees are collateralized by substantially all of the assets of MedQuest and the guarantors.

        The Senior Credit Facility has certain financial covenants related to the maintenance of minimum/maximum levels of consolidated leverage, senior leverage and fixed charge coverage ratios. The Company was in compliance with all covenants under the Senior Credit Facility at June 30, 2004.

Revolving credit facility

        Borrowings under the revolving credit facility accrue interest at the option of MedQuest, at either: (a) the greater of (i) the prime rate or (ii) the Federal funds effective rate (subject to certain adjustments) plus 1/2 of 1.0%, in either case plus an applicable margin of 1.50% per annum, or (b) the Eurodollar rate, plus an applicable margin of 2.50% per annum. Borrowings at June 30, 2004 are based upon the Eurodollar rate (i.e. 1.94% at June 30, 2004) and amounted to $13,000 at June 30, 2004. The revolving credit facility also provides for a commitment fee equal to 1/2 of 1% per annum. The margins related to the prime rate and Eurodollar rate borrowings and commitment fee are subject to adjustment based upon the Company's consolidated leverage ratio, as defined. Borrowings available under the revolving credit facility, net of $618 in letters of credit, amount to $66,382 at June 30, 2004.

Tranche B term facility

        Borrowings under the Tranche B term facility accrue interest at the option of MedQuest, at either: (a) the greater of (i) the prime rate or (ii) the Federal funds effective rate (subject to certain adjustments) plus 1/2 of 1.0%, in either case plus an applicable margin of 2.75% per annum, or (b) the Eurodollar rate, plus an applicable margin of 3.75% per annum. Borrowings were based upon the Eurodollar rate (i.e. 1.94% at June 30, 2004) and amounted to $59,400 at June 30, 2004.

        Commencing with the fiscal year ending December 31, 2004, and annually thereafter, not more than 75% of excess cash flows, as defined, must be applied against certain outstanding borrowings under the Senior Credit Facility. We do not anticipate excess cash flows, as defined, for the year ending December 31, 2004.

Senior subordinated notes

        The 11 7/8% senior subordinated notes ("Notes"), due in August of 2012, were issued in the aggregate principal amount of $180,000, net of a discount of $3,832, which is being amortized as interest expense over the life of the Notes. The Notes also provide for an optional early redemption by MedQuest upon a change in control, as defined, prior to August 15, 2007 at 100% of the principal amount, or on or after August 15, 2007 at the redemption prices expressed as a percentage of the principal amount, plus accrued and unpaid interest as follows:

Twelve months beginning August 15,	Optional Redemption Percentage
2007	105.938%
2008	103.958%
2009	101.979%
2010 and thereafter	100.000%

        Prior to August 15, 2005, MedQuest may also redeem up to 35% of the Notes with the net cash proceeds of one or more equity offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest, provided that at least 65% of the original principal amount of the Notes remains outstanding after such redemptions and the redemptions occur within 120 days of the closing of the equity offerings.

        The Notes are fully and unconditionally, jointly and severally guaranteed by MQ Associates, Inc. and each of MedQuest's domestic subsidiaries (See Note 5). The Notes contain certain covenants, including covenants limiting the Company's ability to incur additional indebtedness and make restricted payments. The Company was in compliance with all covenants under the Notes at June 30, 2004.

        Debt issuance costs amounting to $19,090, with respect to the Senior Credit Facility and Notes, were capitalized and are being amortized using the straight line method into interest expense over the lives of the related debt instruments.

3.    Related Party Transactions

        The Company had the following related party transactions:

          (a)   The Company incurred expenses related to certain aviation services in the amount of $188 and $66 during the three months ended June 30, 2004 and 2003, respectively and in the amount of $260 and $160 for the six months ended June 30, 2004 and 2003, respectively, related to services provided by Image Aviation, LLC, a company owned by two of the Company's stockholders who also are the Chief Executive Officer and President.

          (b)   The Company rents office space for 19 of its centers and its headquarters through rental agreements with Image Properties, L.L.C. ("Image"), a company owned by two of the Company's shareholders who also are the Chief Executive Officer and President. The rental agreements provide for rental payments in amounts ranging from $6 to $77 monthly. The rental agreements typically are for ten-year terms, with five-year renewal options, and expire at various dates through 2008. Rent expense for related party leases was $933 and $886 for the three months ended June 30, 2004 and 2003, respectively, and was $1,866 and $1,768 for the six months ended June 30, 2004 and 2003, respectively.

          (c)   The Company makes advances to Image for building and leasehold improvements made on behalf of the Company. The Company had related party receivables of $1,299 and $782 at June 30, 2004 and December 31, 2003, for costs incurred on behalf of Image. The Company earns interest income on the balance at a rate of approximately 6% per annum of the outstanding receivable balance.

4.    Commitments and Contingencies

        The Company was engaged from time to time in the defense of lawsuits and administrative proceedings arising in the ordinary course and conduct of its business and has insurance policies covering potential insurable losses where this coverage is cost-effective.

        In February 2003, the Company received a request for documents from the United States Department of Justice regarding the Company's billing and other practices. While the Company believes it is in material compliance with applicable governmental laws and regulations, in the event that the United States government believes that any wrongdoing has occurred, the Company could be subject to fines and penalties and could be excluded from government reimbursement programs. However, substantive negotiations have progressed towards conclusion on this matter and management believes that this anticipated settlement will not have a material adverse affect on the Company's financial position and results of operations.

        In February 2003, a purported class action lawsuit was filed in the State Court of Fulton County in the State of Georgia against the Company and its officers and directors, as well as various physician groups that conduct business with the Company. This lawsuit raised questions concerning the legality of the purchase service agreements under the Georgia Patient Self-Referral Act of 1993. This lawsuit was dismissed, without prejudice, in conjunction with a settlement, in May 2004.

        Legal expenses related to the above-referenced matters amounted to $2.4 million and $2.7 million for the three and six months ended June 30, 2004, respectively.

5.    Consolidating Financial Statements

        The following tables present consolidating financial information for the three months and six months ended June 30, 2004 and 2003 for: 1) MQ Associates, Inc. (parent); 2) MedQuest, Inc. (issuer); 3) the guarantors (on a combined basis) of MedQuest, Inc.'s notes (which represent all of MedQuest's subsidiaries) and 4) all eliminating adjustments. The consolidating financial statements presented reflect the legal entity compositions at the respective dates. Separate financial statements of MedQuest, Inc., as issuer of the Notes, and the subsidiary guarantors are not presented because: 1) each subsidiary guarantor is 100% owned by MQ Associates, Inc., 2) all guarantees are full and unconditional, and 3) all guarantees are joint and several.

        The Senior Credit Facility and the indenture governing the Notes impose certain restrictions on the Company, including restrictions on the ability to incur indebtedness, pay dividends, make investments, grant liens, sell assets and engage in certain other activities. In addition, the Senior Credit Facility requires the Company to maintain certain financial ratios. The Company's indebtedness under the Senior Credit Facility is secured by substantially all of the Company's assets, including inventory, accounts receivable, real and personal property, intellectual property and other intangibles, and is guaranteed by MQA and all of MedQuest's domestic subsidiaries.

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—		2,418		$2,418
Patient receivables, net of allowance for doubtful accounts			67,342		67,342
Related party receivables			1,299		1,299
Other receivables			1,766		1,766
Prepaid expenses and other			4,006		4,006
Deferred income taxes			594		594

Total current assets			77,425		77,425

Property and equipment, net			87,527		87,527
Goodwill			34,415		34,415
Intangible assets, net			14,158		14,158

Intercompany receivable	15,775	57,605		(73,380)

Debt issuance costs, net		12,302			12,302
Other		161	6,627		6,788

Total assets	15,775	70,068	220,152	(73,380)	232,615

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable			2,833		2,833
Accrued payroll and related taxes			6,273		6,273
Accrued interest		7,334			7,334
Accrued radiologist fees			4,014		4,014
Income taxes payable
Other accrued expenses		161	6,104		6,265
Current portion of long-term debt		600			600
Current portion of obligations under capital leases			1,917		1,917

Total current liabilities		8,095	21,141		29,236

Intercompany payable	74,836	(202,344)	127,508
Long-term debt		248,542			248,542
Obligations under capital leases			2,678		2,678
Other long-term liabilities			1,507		1,507
Deferred income taxes			9,713		9,713

Total liabilities	$74,836	54,293	162,547		$291,676

(continued on next page)

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Commitments and contingencies
Redeemable preferred stock
Series A Convertible, $.001 par value; nonvoting; 35,000,000 shares authorized, issued and outstanding	$35,000				$35,000
Series B Convertible, $.001 par value; nonvoting; 15,000,000 shares authorized, issued and outstanding	15,000				15,000

	50,000				50,000

Stockholders' deficit
Class A common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 issued and outstanding	72				72
Common stock, $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 issued and outstanding	29				29
Additional paid-in capital	63,389				63,389
Accumulated deficit	(172,551)	15,775	57,605	(73,380)	(172,551)

Total stockholders' deficit	(109,061)	15,775	57,605	(73,380)	(109,061)

Total liabilities and stockholders' deficit	$15,775	70,068	220,152	(73,380)	$232,615

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$—		6,731		$6,731
Patient receivables, net of allowance for doubtful accounts			61,490		61,490
Related party receivables			782		782
Income taxes receivable
Other receivables			2,049		2,049
Prepaid expenses and other			2,619		2,619
Deferred income taxes			594		594

Total current assets			74,265		74,265

Property and equipment, net			82,107		82,107
Goodwill			33,855		33,855
Intangible assets, net			10,722		10,722
Investment in subsidiary	11,138	42,130		(53,268)
Debt issue costs, net		13,384			13,384
Other		1,404	7,744		9,148

Total assets	$11,138	56,918	208,693	(53,268)	$223,481

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable			6,596		6,596
Accrued payroll and related taxes			5,371		5,371
Other accrued expenses		7,278	7,680		14,958
Current portion of long-term debt		600			600
Current portion of obligations under capital leases			1,584		1,584

Total current liabilities		7,878	21,231		29,109

Intercompany payable	72,922	(207,064)	134,142
Long-term debt		244,966			244,966
Obligations under capital leases			2,517		2,517
Other long-term liabilities			499		499
Deferred income taxes			8,174		8,174

Total liabilities	$72,922	45,780	166,563		$285,265

(continued on next page)

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Commitments and contingencies
Redeemable preferred stock
Series A Convertible, $.001 par value; nonvoting; 35,000,000 shares authorized, issued and outstanding	$35,000				$35,000
Series B Convertible, $.001 par value; nonvoting; 15,000,000 shares authorizized, issued and outstanding	15,000				15,000

	50,000				50,000

Stockholders' deficit
Class A common stock, $.001 par value; voting; 115,000,000 shares authorized; 72,100,000 issued and outstanding	72				72
Common stock, $.001 par value; voting; 195,000,000 shares authorized; 28,605,000 issued and outstanding	29				29
Additional paid-in capital	63,389				63,389
Accumulated deficit	(175,274)	11,138	42,130	(53,268)	(175,274)

Total stockholders' deficit	(111,784)	11,138	42,130	(53,268)	(111,784)

Total liabilities and stockholders' deficit	$11,138	56,918	208,693	(53,268)	$223,481

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		71,012		$71,012
Costs and expenses
Operating expenses, excluding depreciation			29,580		29,580
Marketing, general and administrative			25,765		25,765
expenses			7,921		7,921

Depreciation and amortization
Income from operations			7,746		7,746
Interest expense	956	5,389	51		6,396
Interest income			9		9
Equity in earnings of unconsolidated joint venture			(35)		(35)

Income (loss) before provision for income taxes	(956)	(5,389)	7,721		1,376
Provision for income taxes			550		550
Equity in earnings of consolidated subsidiaries	1,782	7,171		(8,953)

Net income (loss)	$826	1,782	7,171	(8,953)	$826

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		59,613		$59,613
Costs and expenses
Operating expenses, excluding depreciation			25,815		25,815
Marketing, general and administrative expenses			18,922		18,922
Depreciation and amortization			7,301		7,301

Income from operations			7,575		7,575
Interest expense	653	5,313	95		6,061
Interest income			(4)		(4)

Income (loss) before provision for
income taxes	(653)	(5,313)	7,484		1,518
Provision for income taxes			608		608
Equity in earnings of consolidated subsidiaries	1,563	6,876		(8,439)

Net income (loss)	$910	1,563	6,876	(8,439)	$910

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		138,032		$138,032
Costs and expenses
Operating expenses, excluding depreciation			57,635		57,635
Marketing, general and administrative expenses			47,499		47,499
Depreciation and amortization			15,619		15,619

Income from operations			17,279		17,279
Interest expense	1,914	10,838	101		12,853
Interest income			(4)		(4)
Equity in earnings of unconsolidated joint venture			(108)		(108)

Income (loss) before provision for income taxes (benefit)	(1,914)	(10,838)	17,290		4,538
Provision for income taxes (benefit)			1,815		1,815
Equity in earnings of consolidated subsidiaries	4,637	15,475		(20,112)

Net income (loss)	$2,723	4,637	15,475	(20,112)	$2,723

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues from services	$—		$115,360		$115,360
Costs and expenses
Operating expenses, excluding depreciation			50,394		50,394
Marketing, general and administrative expenses			36,619		36,619
Depreciation and amortization			14,182		14,182

Income from operations			14,165		14,165
Interest expense	1,337	10,407	131		11,875
Interest income			(8)		(8)

Income (loss) before provision for income taxes	(1,337)	(10,407)	14,042		2,298
Provision for income taxes			920		920
Equity in earnings of consolidated subsidiaries	2,715	13,122		(15,837)

Net income (loss)	$1,378	2,715	13,122	(15,837)	$1,378

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$2,723	4,637	15,475	(20,112)	$2,723
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities
Depreciation and amortization			15,619		15,619
Amortization of bond discount		120			120
Amortization of debt issuance costs		974			974
Bad debt expense			6,185		6,185
Equity in earnings of unconsolidated joint venture			(108)		(108)
Equity in earnings of consolidated subsidiaries	(4,637)	(15,475)		20,112
Changes in operating assets and liabilities
Patient receivables			(12,037)		(12,037)
Related party and other receivables			(280)		(280)
Intercompany receivable		(1,255)	(12,752)	14,007
Intercompany payable	1,914	10,838	1,255	(14,007)
Prepaid expenses and other current assets			(1,387)		(1,387)
Other assets			(371)		(371)
Accounts payable			(3,763)		(3,763)
Accrued payroll and related taxes			902		902
Other accrued expenses		161	4,092		4,253

Net cash and cash equivalents provided by (used in) operating activities			12,830		12,830

Cash flows from investing activities
Purchases of property and equipment			(15,827)		(15,827)
Acquisitions of businesses, net of cash acquired			(5,485)		(5,485)
Proceeds from loan repayments			69		69

Net cash and cash equivalents used in investing activities			(21,243)		(21,243)

Cash flows from financing activities
Payments on capital leases			(708)		(708)
Intercompany receivable	$—	(23,500)	(18,692)	42,192	$—

(continued on next page)

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Intercompany payable	$—	18,692	23,500	(42,192)	$—
Payment of debt issuance costs		137			137
Other		(29)			(29)
Proceeds from senior credit facility		23,500			23,500
Payments on senior credit facility		(300)			(300)
Payment on long-term debt		(18,500)			(18,500)

Net cash and cash equivalents provided by (used in) financing activities			4,100		4,100

Net (decrease) increase in cash and cash equivalents			(4,313)		(4,313)
Cash and cash equivalents, beginning of period			6,731		6,731

Cash and cash equivalents, end of period			2,418		2,418

Supplemental disclosure of cash flow information
Cash paid for interest			11,705		11,705

Cash paid for taxes			862		862

Supplemental schedule of non-cash investing and financing activities
Acquisition of businesses
Fair value of assets acquired			5,485		5,485
Less deposit paid in prior year

			5,485		5,485

Equipment acquired through capital leases	$—		1,203		$1,203

	MQ Associates, Inc.	MedQuest, Inc.	Guarantor subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net income (loss)	$1,378	2,715	13,122	(15,837)	$1,378
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities
Depreciation and amortization			14,182		14,182
Amortization of bond discount		36			36
Amortization of debt issuance costs		792			792
Bad debt expense			4,816		4,816
Equity in earnings of consolidated subsidiaries	(2,715)	(13,122)		15,837
Changes in operating assets and liabilities
Patient receivables			(9,963)		(9,963)
Related party and other receivables			207		207
Intercompany receivable			(1,337)	1,337
Intercompany payable	1,337			(1,337)
Prepaid expenses and other current assets			(423)		(423)
Other assets			(360)		(360)
Accounts payable			(990)		(990)
Accrued payroll and related taxes			1,068		1,068
Other accrued expenses		7,350	(4,607)		2,743

Net cash and cash equivalents provided by (used in) operating activities		(2,229)	15,715		13,486

Cash flows from investing activities
Purchases of property and equipment			(9,539)		(9,539)
Acquisitions of businesses, net of cash acquired			(3,441)		(3,441)
Proceeds from loan repayments			55		55

Net cash and cash equivalents used in investing activities	$—		(12,925)		$(12,925)

(continued on next page)

	MQ Associates, Inc.		MedQuest, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities
Payments on capital leases	$			(661)		$(661)
Intercompany receivable		—	(13,688)	(14,052)	27,740

Intercompany payable			14,052	13,688	(27,740)
Payment of debt issuance costs			(520)			(520)
Proceeds from senior credit facility			13,688			13,688
Payments on senior credit facility			(13,532)			(13,532)

Net cash and cash equivalents provided by (used in) financing activities				(1,025)		(1,025)

Net (decrease) increase in cash and cash equivalents			(2,229)	1,765		(464)
Cash and cash equivalents, beginning of period				3,230		3,230

Cash and cash equivalents, end of period			(2,229)	4,995		2,766

Supplemental disclosure of cash flow information
Cash paid for interest				11,322		11,322

Cash paid for taxes				304		304

Supplemental schedule of noncash investing and financing activities
Acquisition of businesses
Fair value of assets acquired				5,441		5,441
Less deposit paid in prior year				(2,000)		(2,000)

				3,441		3,441

Equipment acquired through capital leases	$			1,917		$1,917

Alternative cover for market-making prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 15, 2004

Prospectus

MQ Associates, Inc.

$136,000,000
12 1/4% Senior Discount Notes due 2012
Interest payable February 15 and August 15

        Upon completion of this exchange offer, which we expect to complete in            2004, we will issue up to $136,000,000 aggregate principal amount at maturity of 12 1/4% Senior Discount Notes, Series B, due 2012, which have been registered under the Securities Act of 1933, as amended, in exchange for our 12 1/4% Senior Discount Notes, Series A, due 2012.

        The notes were issued at a significant discount to their principal amount and will mature on August 15, 2012. Interest will accrue on the notes in the form of an increase in the accreted value of such notes prior to August 15, 2008. Thereafter, cash interest on the notes will accrue and be payable semiannually on February 15 and August 15 of each year, commencing on February 15, 2009, at a rate of 12 1/4% per annum. The notes had an initial accreted value of $623.37 per $1,000 principal amount at maturity of the notes. The accreted value of each note will increase from the date of issuance until August 15, 2008, at a rate of 12 1/4% per annum, such that the accreted value will equal the principal amount at maturity on August 15, 2008.

        We may redeem some or all of the notes at any time on or after August 15, 2008. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before August 15, 2007. In addition, we may at any time on or after August 15, 2005 and prior to August 15, 2008, redeem the notes if we experience specific kinds of changes of control. The redemption prices are described on pages     and    . If we sell certain of our assets or experience specific kinds of changes of control, we must offer to purchase the notes.

        The notes rank equally in right of payment to all of our existing and future senior debt and senior to all of our existing and future subordinated debt. The notes are effectively subordinated in right of payment to all of our existing and future secured debt, including our guarantee of debt under the senior credit facility, to the extent of the value of the assets securing such debt. In addition, the notes are structurally subordinated to all existing and future debt of our existing and future subsidiaries, including MedQuest, Inc.

        We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

        See "Risk factors" beginning on page    for a discussion of certain risks that you should consider before making an investment decision in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     , 2004

Alternative section for market-making prospectus

        You cannot be sure that an active trading market will develop for the exchange notes.

        Your cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the exchange notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the exchange notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the exchange notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the exchange notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, depend on our ability to maintain a current market-making prospectus.

        In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Alternative section for market-making prospectus

Use of proceeds

This prospectus is delivered in connection with the sale of the exchange notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

Alternative section for market-making prospectus

Legal matters

The validity of the notes have been passed upon for us by O'Melveny & Myers LLP, New York, New York.

Alternative section for market-making prospectus

Plan of distribution

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the exchange notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

        As of August 1, 2004, MQ Investment Holdings LLC, an affiliate of J.P. Morgan Securities Inc., beneficially owned approximately 70.0% of our parent's outstanding capital stock (on a fully diluted basis) and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. See "Management," "Security ownership of certain beneficial owners and management" and "Certain relationships and related transactions—Senior credit facility and interim financing commitment" for a summary of certain relationships between us and affiliates of J.P. Morgan Securities Inc.

        We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the exchange notes following completion of the exchange offer. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors—You cannot be sure that an active trading market will develop for the exchange notes."

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

        The Fourth Amended and Restated Certificate of Incorporation of MQ Associates, Inc. provides that its directors shall not be liable to MQ Associates, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Second Amended and Restated By-laws of MQ Associates, Inc. further provide that MQ Associates, Inc. shall indemnify its directors to the fullest extent permitted by the DGCL. The certificate of Incorporation of MQ Associates, Inc. provides that if the DGCL is amended after the date of filing of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of MQ Associates, Inc. shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

        The directors and officers of MQ Associates, Inc. are covered under directors' and officers' liability insurance policies maintained by the MQ Associates, Inc.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits:

EXHIBIT NUMBER	EXHIBITS
2.1(1)
Recapitalization Agreement by and among MQ Investment Holdings, LLC, MQ Associates, Inc., the Stockholders of MQ Associates, Inc. and David Lang and Gene Venesky, as Stockholders' Representatives dated as of July 16, 2002.
2.2(1)
Amendment No. 1, dated as of August 8, 2002, to Recapitalization Agreement by and among MQ Investment Holdings, LLC, MQ Associates, Inc., the Stockholders of MQ Associates, Inc. and David Lang and Gene Venesky, as Stockholders' Representatives dated as of July 16, 2002.
3.1(1)	Certificate of Incorporation of MedQuest, Inc.
3.2(1)	By-laws of MedQuest, Inc.
3.3(1)	Fourth Amended and Restated Certificate of Incorporation of MQ Associates, Inc.
3.4(1)	Second Amended and Restated By-laws of MQ Associates, Inc.
4.1(1)	Indenture by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors parties thereto, and Wachovia Bank, National Association, as Trustee dated as of August 15, 2002.
4.2(1)	Form of Senior Subordinated Note, Series B, due 2012 (included as exhibit B to the Indenture filed as Exhibit 4.4).
4.3(1)	Registration Rights Agreement by and among MedQuest, Inc., the guarantors listed therein, J.P. Morgan Securities Inc., UBS Warburg LLC and Wachovia Securities, Inc. dated as of August 15, 2002.
4.4(1)
First Supplemental Indenture, dated as of November 13, 2002, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, Town & Country Open MRI, LLC, Clayton Open MRI, LLC, Wisconsin Diagnostic Imaging, Inc., Vienna Diagnostic Imaging, Inc., and Wachovia Bank, National Association, as Trustee.
4.5(2)
Second Supplemental Indenture, dated as of December 20, 2002, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, as supplemented, Brunswick Diagnostic Imaging, LLC, and Wachovia Bank, National Association, as Trustee.
4.6(3)
Third Supplemental Indenture, dated as of June 19, 2003, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, Illinois Diagnostic Imaging, Inc. and Wachovia Bank, National Association, as Trustee.
4.7(5)
Fourth Supplemental Indenture, dated as of December 17, 2003, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, Medical Scheduling of Missouri, LLC and Wachovia Bank, National Association, as Trustee.
4.8(5)
Fifth Supplemental Indenture, dated as of January 14, 2004, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, William S. Witt, Inc. and Wachovia Bank, National Association, as Trustee.
4.9(6)
Sixth Supplemental Indenture, dated as of May 10, 2004, by and among MedQuest, Inc., MQ Associates, Inc., as guarantor, the subsidiary guarantors party to the Indenture, Cape Fear Mobile Imaging, LLC and Wachovia Bank, National Association, as Trustee.

4.10	Indenture by and among MQ Associates, Inc., and Wachovia Bank, National Association, as Trustee dated as of August 24, 2004.
4.11	Form of Senior Discount Note, Series B, due 2012 (included as exhibit B to the Indenture filed as Exhibit 4.10).
4.12	Registration Rights Agreement by and among MQ Associates, Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, dated as of August 24, 2004.
5.1*	Opinion of O'Melveny & Myers LLP.
10.1(1)
Credit Agreement by and among MQ Associates, Inc., MedQuest, Inc., as Borrower, the Several Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent dated as of August 15, 2002.
10.2(1)
Guarantee and Collateral Agreement by and among MQ Investment Holdings, LLC, MedQuest, Inc., as Borrower and certain of its subsidiaries in favor of Wachovia Bank, National Association, as Administrative Agent dated as of August 15, 2002.
10.3(1)	Registration Rights Agreement by and among MQ Associates, Inc. and each of its stockholders dated August 15, 2002.
10.4(1)	Amended and Restated Employment Agreement by and between J. Kenneth Luke and MedQuest, Inc. dated as of August 15, 2002.
10.5(1)	Amended and Restated Employment Agreement by and between Gene Venesky and MedQuest, Inc. dated as of August 15, 2002.
10.6(1)	Amended and Restated Employment Agreement by and between Thomas C. Gentry and MedQuest, Inc. dated as of August 15, 2002.
10.7(1)	Amended and Restated Employment Agreement by and between Michael Villa and MedQuest, Inc. dated as of August 15, 2002.
10.8(1)	Amended and Restated Employment Agreement by and between Daniel J. Schaefer and MedQuest, Inc. dated as of August 15, 2002.
10.9(1)	Employment Agreement by and between Bruce W. Elder and MedQuest, Inc. dated as of August 15, 2002.
10.10(1)	Stockholders' Agreement by and among MQ Associates and each of the stockholders named on Schedule I thereto dated August 15, 2002.
10.11(1)
Land and Building Lease by and between Image Properties, LLC and Palmetto Imaging, Inc. dated as of February 17, 1995 including Schedule I, which identifies substantially similar documents omitted and material differences in omitted documents from the agreement filed as Exhibit 10.11.
10.12(1)
Personal Guaranty by and between Image Properties, LLC and Palmetto Imaging, Inc. dated as of February 17, 1995 including Schedule I, which identifies substantially similar documents omitted and material differences in omitted documents form the agreement filed as Exhibit 10.12.
10.13(2)	Retainer Agreement by and between MQ Associates and William T. Carlson, Jr., dated as of July 1, 2001.
10.14(2)	Consulting Agreement by and between MQ Associates and William T. Carlson, Jr., dated as of July 16, 2002.

10.15(2)
Multi-Vendor Program Agreement by and between MedQuest Associates, Inc. and Philips Medical Systems North America, dated as of January 24, 2003. (A request for confidential treatment of certain omitted provisions of this exhibit has been submitted pursuant to Rule 406 of the Securities Act of 1933. The entire agreement has been filed separately with the Securities and Exchange Commission.)
10.16(2)	Service Maintenance Agreement by and between MQ Associates and Hitachi Medical Systems America, Inc., dated as of January 1, 2001.
10.17(4)	2003 Stock Option Plan.
10.18(5)	Corporate Compliance Plan.
10.19(7)
Amended and Restated Credit Agreement among MQ Associates, MedQuest, Inc., as Borrower, the Several Lenders from time to time parties hereto, JPMorgan Chase Bank, as Syndication Agent and Wachovia Bank, National Association, as Documentation Agent and Administrative Agent dated as of September 3, 2003.
10.20
First Amendment to Amended and Restated Credit Agreement by and among MQ Associates, Inc., Medquest, Inc. as Borrower, the Several Lenders from time to time parties thereto and Wachovia Bank, National Association, as Administrative Agent, dated as of August 16, 2004.
12.1	Statement re: computation of ratios of earning to fixed charges.
21.1	List of subsidiaries of MQ Associates, Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of O'Melveny & Myers LLP (included in exhibit 5.1).
24.1	Powers of attorney (included on signature pages hereto).
25.1	Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wachovia Bank, National Association, as Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4	Form of Letter to Clients.

(1)
Incorporated by reference to the exhibit of the same exhibit number as filed as an exhibit to Form S-4 as filed with the Commission on November 22, 2002 (Commission file number 333-101399).

(2)
Incorporated by reference to the exhibit of the same exhibit number as filed as an exhibit to Amendment No. 1 to Form S-4 as filed with the Commission on December 31, 2002 (Commission file number 333-101399).

(3)
Incorporated by reference to Exhibit 4.1 as filed as an exhibit to MQ Associates, Inc.'s Form 10-Q for the quarter ended June 30, 2003.

(4)
Incorporated by reference to Exhibit 10.1 as filed as an exhibit to MQ Associates, Inc.'s Form 10-Q for the quarter ended June 30, 2003.

(5)
Incorporated by reference to the exhibit of the same exhibit number as filed as an exhibit to MQ Associates, Inc.'s Form 10-K for the year ended December 31, 2003.

(6)
Incorporated by reference to Exhibit 4.9 as filed as an exhibit to MedQuest, Inc., Amendment No. 1 to Form S-1 as filed with the Commission on May 13, 2004 (Commission file number 333-114962).

(7)
Incorporated by reference to Exhibit 10.1 as filed as an exhibit to MQ Associates, Inc.'s Form 10-Q for the quarter ended September 30, 2003.

*
To be filed by amendment.

(b)
Financial Statement Schedules:

All schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

Item 22. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned Registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 15th day of September, 2004.

MQ ASSOCIATES, INC.
By:	/s/ GENE VENESKY Gene Venesky Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints GENE VENESKY, THOMAS C. GENTRY, BENJAMIN B. EDMANDS and EVAN P. BAKST, or each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ GENE VENESKY Gene Venesky	Chief Executive Officer, Secretary, Treasurer and Director (Principal Executive Officer)	September 15, 2004
/s/ JOHN K. LUKE John K. Luke	President and Director	September 15, 2004
/s/ THOMAS C. GENTRY Thomas C. Gentry	Chief Financial Officer, Assistant Secretary and Assistant Treasurer (Principal Financial and Accounting Officer)	September 15, 2004
/s/ EVAN P. BAKST Evan P. Bakst	Director	September 15, 2004
/s/ MITCHELL J. BLUTT, M.D. Mitchell J. Blutt, M.D.	Director	September 15, 2004

/s/ NANCY-ANN DEPARLE Nancy-Ann DeParle	Director	September 15, 2004
/s/ BENJAMIN B. EDMANDS Benjamin B. Edmands	Director	September 15, 2004
/s/ DONALD C. TOMASSO Donald C. Tomasso	Director	September 15, 2004

QuickLinks

Explanatory Note
Table of contents
Disclosure regarding forward-looking statements
Summary
Summary of the terms of the exchange offer
Summary of the terms of the exchange notes
Summary consolidated financial information
Risk factors
Risks related to the notes
The exchange offer
Use of proceeds
Capitalization
Selected historical financial data
Management's discussion and analysis of financial condition and results of operations
Industry
Business
Management
The Transactions
Security ownership of certain beneficial owners and management
Certain relationships and related transactions
Description of other indebtedness
Description of notes
Registration rights
Description of capital stock of MQ Associates, Inc.
Book-entry settlement and clearance
Certain United States federal income tax consequences
Certain ERISA considerations
Plan of distribution
Legal matters
Experts
Where you can find more information
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002 (in thousands, except share data)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002 (in thousands, except share data)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Year Ended December 31, 2003, 2002 and 2001 (in thousands)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2003, 2002 and 2001 (in thousands)
MQ ASSOCIATES, INC. & SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except share data)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands)
MQ ASSOCIATES, INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)
MQ ASSOCIATES, INC. & SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (in thousands, except share data)
Use of proceeds
Legal matters
Plan of distribution
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY